    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             COMERICA INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      6021
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   38-1998421
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                        COMERICA TOWER AT DETROIT CENTER
                          500 WOODWARD AVENUE, MC 3391
                            DETROIT, MICHIGAN 48226
                                  800-521-1190
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            GEORGE W. MADISON, ESQ.
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                             COMERICA INCORPORATED
                          500 WOODWARD AVENUE, MC 3391
                            DETROIT, MICHIGAN 48226
                                  800-521-1190
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                             RICHARD M. BAKER, ESQ.
                                IMPERIAL BANCORP
                        9920 SOUTH LA CIENEGA BOULEVARD
                          INGLEWOOD, CALIFORNIA 90301
                            STANLEY F. FARRAR, ESQ.
                              SULLIVAN & CROMWELL
                             1888 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                            EDWARD D. HERLIHY, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019

                            ------------------------

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the merger of Imperial Bancorp with and into Comerica Holdings Incorporated have been satisfied or waived as described in the enclosed proxy statement-prospectus.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)         PER SHARE(2)      OFFERING PRICE(3)   REGISTRATION FEE(4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value (and
  associated Preferred Stock Purchase
  Rights)..................................      20,080,000            $46.2637          $1,021,502,496          $269,677
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Comerica Incorporated ("Comerica") common stock that could be issued in connection with the merger described herein based on the exchange ratio for the merger (0.46 of a share of Comerica common stock for each share of Imperial Bancorp ("Imperial") common stock) and the maximum number of shares of Imperial common stock that could be exchanged for shares of Comerica common stock in connection with the merger (48,000,000).
(2) Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the aggregate market value on November 27, 2000 of the shares of Imperial common stock expected to be cancelled in connection with the merger described herein and computed by dividing (1) the product of (A) the average of the high and low sales prices of Imperial common stock as reported on the New York Stock Exchange on November 27, 2000 ($21.2813) and
    (B) the maximum number of shares of Imperial common stock that could be exchanged for shares of Comerica common stock in connection with the merger (48,000,000) by (2) the maximum number of shares of Comerica common stock that could be issued to Imperial stockholders in exchange for such maximum number of shares of Imperial common stock (20,080,000).
(3) The proposed maximum aggregate offering price was calculated by multiplying
    (1) the number of shares of Comerica common stock to be registered by (2) the proposed maximum offering price per share.
(4) The registration fee of $269,677 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000264 multiplied by the proposed maximum aggregate offering price.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Preliminary Copy -- Subject to Completion -- Dated December 1, 2000

                            [IMPERIAL BANCORP LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Comerica Incorporated and Imperial Bancorp have approved a merger of Imperial with and into a wholly owned subsidiary of Comerica. As a result of the merger, Imperial Bancorp will cease to exist and you will become a stockholder of Comerica. Your board of directors believes that the opportunity to join forces with Comerica will provide significant value to you, as well as to our customers, our employees and the members of the communities we serve. Before we can complete the merger, the majority of Imperial's outstanding common stock must vote in favor of the principal terms of the merger agreement. We are sending this proxy statement-prospectus to you to ask you to vote in favor of those terms at the special shareholders meeting on
[               ], 2001.

     If the merger is completed, you will have the right to receive 0.46 of a share of Comerica common stock for each share of Imperial common stock that you own, except that instead of receiving fractional shares, you will be paid the value of any fractional shares in cash. Comerica common stock and Imperial common stock trade on the New York Stock Exchange under the symbols "CMA" and
"IMP", respectively. On [               ], 2000, Comerica's common stock closed
at $[     ] per share and Imperial common stock closed at $[     ] per share.
The value of the consideration you will receive in the merger will fluctuate as the price of Comerica common stock changes. You may obtain a current stock price quotation from a newspaper, on the Internet or by calling your broker.

     YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the special meeting of Imperial shareholders being held to vote on the merger, please take the time to vote. You can vote by telephone, the Internet or mail. To vote by telephone or the Internet, dial the number or access the web site listed on the card enclosed with this proxy statement-prospectus and follow the instructions that you will then be given. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the enclosed envelope. If you properly return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

     THE IMPERIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

     This proxy statement-prospectus gives you detailed information about the proposed transactions and includes the merger agreement providing for the merger as Appendix A. We encourage you to read this document carefully and in its entirety.

                                      /s/ GEORGE L. GRAZIADIO, JR.
                                      ------------------------------------------
                                      George L. Graziadio, Jr.
                                      Chairman, Chief Executive Officer and
                                      President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OF COMERICA BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     This Proxy Statement-Prospectus is dated [               ], 2000 and is
first being mailed to Imperial shareholders on or about [               ], 2000.

                            [IMPERIAL BANCORP LOGO]

                                IMPERIAL BANCORP
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    TO BE HELD ON [                  ], 2001

To the Shareholders of
Imperial Bancorp:

We will hold a special meeting of shareholders of Imperial Bancorp, a California
corporation, on [               ], [               ], 2001, at 10:00 a.m., local
time, Imperial Bank Building, 9920 S. La Cienega Boulevard, Room 308-310, Inglewood, CA 90301, for the following purposes:

     - To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of October 31, 2000, by and among Imperial, Comerica Incorporated, a Delaware corporation, and Comerica Holdings Incorporated, a Delaware corporation and a wholly-owned subsidiary of Comerica Incorporated. The merger agreement provides the terms and conditions under which Imperial will merge with and into Comerica Holdings and you will become a stockholder of Comerica Incorporated. This proposal is more fully described in the enclosed proxy statement-prospectus.

     - To consider and vote upon any other matters that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We have fixed the close of business on [               ], 2000 as the record
date for determining those shareholders entitled to vote at the Imperial special meeting and any adjournments or postponements of the Imperial special meeting. Only shareholders of record on that date are entitled to notice of, and to vote at, the Imperial special meeting and any adjournments or postponements of the Imperial special meeting.

THE BOARD OF DIRECTORS OF IMPERIAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

An affirmative vote of a majority of the shares entitled to vote is required to approve the merger agreement. Whether or not you plan to attend the Imperial special meeting in person, please vote your shares by telephone, the Internet or mail.

                                          By Order of the Board of Directors

                                          /s/ Richard M. Baker
                                          --------------------------------------
                                          Richard M. Baker
                                          Senior Vice President, General Counsel
                                          and Secretary

Inglewood, California
[               ], 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    3
UNAUDITED COMPARATIVE AND PRO FORMA
  PER SHARE DATA......................    9
SELECTED FINANCIAL DATA...............   11
UNAUDITED PRO FORMA CONDENSED COMBINED
  SELECTED FINANCIAL DATA OF COMERICA
  AND IMPERIAL........................   14
IMPERIAL SPECIAL MEETING..............   16
  General.............................   16
  Matters to be Considered............   16
  How to Vote Your Shares.............   16
  Solicitation of Proxies.............   17
  Record Date and Voting Rights.......   17
  Recommendation of the Imperial Board
     of Directors.....................   18
  ESOP and 401(k) Plan Shares.........   18
THE MERGER............................   20
  General.............................   20
  Background of the Merger............   20
  Reasons for the Merger and
     Recommendation of the Imperial
     Board of Directors...............   21
  Opinion of Imperial's Financial
     Advisor..........................   23
  Changing the Structure of Effecting
     the Combination..................   28
  Effective Time......................   28
  Conversion of Stock.................   29
  Treatment of Options................   29
  Exchange of Certificates; Fractional
     Shares...........................   30
  Representations and Warranties......   31
  Conduct of Business of Imperial
     Pending the Merger...............   32
  Conduct of Business of Comerica
     Pending the Merger...............   36
  Additional Agreements...............   36
  Conditions to Consummation of the
     Merger...........................   38
  Regulatory Approvals Required for
     the Merger.......................   40
  Material Federal Income Tax
     Consequences.....................   42
  Accounting Treatment................   44

                                        PAGE
                                        ----
  Termination of the Merger
     Agreement........................   44
  Extension, Waiver and Amendment of
     the Merger Agreement.............   45
  Stock Exchange Listing..............   45
  Expenses............................   45
  Interests of Certain Persons in the
     Merger...........................   46
  Imperial Stock Option Agreement.....   50
  Restrictions on Resales by
     Affiliates.......................   54
MANAGEMENT AND OPERATIONS AFTER THE
  MERGER..............................   56
  Management..........................   56
  Operations..........................   56
PRICE RANGE OF COMMON STOCK AND
  DIVIDENDS...........................   57
  Comerica............................   57
  Imperial............................   57
INFORMATION ABOUT COMERICA............   58
INFORMATION ABOUT IMPERIAL............   59
  General.............................   59
  Management and Additional
     Information......................   60
REGULATION AND SUPERVISION............   60
  Introduction........................   60
  Regulatory Agencies.................   61
  Financial and Bank Holding Company
     Activities.......................   62
  Liability for Bank Subsidiaries.....   63
  Capital Requirements................   64
  Dividend Restrictions...............   66
  Deposit Insurance Assessments.......   66
  Depositor Preference Statute........   67
  Brokered Deposits...................   67
  Privacy Provisions of Gramm-Leach-
     Bliley Act.......................   67
  Future Legislation..................   67
DESCRIPTION OF COMERICA CAPITAL
  STOCK...............................   68
  General.............................   68
  Comerica Common Stock...............   68
  Transfer Agent and Registrar........   69
  Restrictions on Ownership...........   69
  Preferred Stock Purchase Rights.....   69
  Preferred Stock.....................   70

                                        PAGE
                                        ----
SELECTED PROVISIONS IN THE CERTIFICATE
  OF INCORPORATION OF COMERICA........   72
  Business Combinations with Related
     Persons..........................   72
  Directors...........................   73
COMPARISON OF STOCKHOLDERS' RIGHTS....   74
  General.............................   74
  Amendment of Charter................   74
  Amendment of Bylaws and
     Regulations......................   75
  Classified Board of Directors.......   75
  Removal of Directors................   76
  Vacancies on the Board..............   76
  Cumulative Voting...................   77
  Special Meetings of Stockholders....   77
  Stockholder Action Without a
     Meeting..........................   78
  Stockholder Nominations and
     Proposals........................   78
  Inspection of Stockholder Lists.....   79
  Class Voting........................   79
  Shareholder Vote for Mergers and
     Acquisitions.....................   80

                                        PAGE
                                        ----
  State Anti-Takeover Statutes........   81
  Stockholder Rights Plans............   82
  Rights of Dissenting Stockholders...   82
  Dividends...........................   83
  Preemptive Rights...................   83
  Director Liability and
     Indemnification..................   84
RIGHTS OF DISSENTING SHAREHOLDERS.....   87
LEGAL MATTERS.........................   89
EXPERTS...............................   89
STOCKHOLDER PROPOSALS.................   89
OTHER MATTERS.........................   90
WHERE YOU CAN FIND MORE INFORMATION...   90
FORWARD-LOOKING STATEMENTS............   92
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION...............   94
NOTES TO UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION......  100

                                                              PAGE
                                                              ----
Appendix A  Agreement and Plan of Merger....................  A-1
Appendix B  Imperial Stock Option Agreement.................  B-1
Appendix C  Opinion of Donaldson, Lufkin & Jenrette
            Securities Corporation..........................  C-1*
Appendix D  Chapter 13 of the General Corporation Law of the
            State of California pertaining to dissenters'
            rights..........................................  D-1

------------------------
* To be provided by amendment.

                                    SUMMARY

     This brief summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information." Each item in this summary contains a page reference directing you to a more complete description of that item. References to "we," "our" and "us" in this document mean Comerica and Imperial together.

THE MERGER (PAGE [  ])

     We propose a merger in which Imperial Bancorp will merge with and into a wholly-owned subsidiary of Comerica Incorporated. As a result of the merger, Imperial Bancorp will cease to exist as a separate corporation and you will become a stockholder of Comerica Incorporated. We expect to complete the merger in the first quarter of 2001. When we complete the merger, you will have the right to receive 0.46 of a share of Comerica common stock for each share of Imperial common stock that you own at the effective time of the merger.

     You will have to surrender your Imperial common stock certificates to receive new stock certificates representing Comerica common stock, but you should not send us any certificates now. We will send you written instructions on how to surrender your Imperial stock certificates for new Comerica stock certificates after we complete the merger.

THE COMPANIES (PAGE [  ])

Comerica Incorporated
Comerica Tower at Detroit Center
500 Woodward Avenue, MC 3391
Detroit, Michigan 48226
(800) 521-1190

     Comerica Incorporated is a registered bank holding company headquartered in Detroit, with banking subsidiaries in Michigan, California and Texas, banking operations in Florida, and businesses in several other states. Comerica also operates banking subsidiaries in Canada and Mexico. Comerica is focused on three major lines of business:

- The Business Bank -- includes middle market lending, asset-based lending, large corporate banking, treasury management and international financial services;

- The Individual Bank -- includes consumer lending, consumer deposit gathering, mortgage loan origination, small business banking and private banking; and

- The Investment Bank -- includes sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products. This line of business also offers institutional trust products, retirement services and provides investment management and advisory services, investment banking and discount securities brokerage services.

     In addition to the three major lines of business, the Finance Division is significant. This division manages Comerica's funding, liquidity and capital needs.

     At September 30, 2000, Comerica's total assets on a consolidated basis were $40.9 billion, its consolidated total deposits were $25.5 billion and its consolidated total stockholders' equity was $3.8 billion. Based on total assets at September 30, 2000, Comerica was the 23rd largest bank holding company in the United States.

Imperial Bancorp.
9920 South La Cienega Boulevard
Inglewood, California 90301
(310) 417-5600

     Imperial is a financial holding company primarily engaged, through its subsidiary Imperial Bank, in providing general commercial banking services to mid-sized businesses throughout California, and in Arizona, Colorado and Washington. In addition, Imperial has small-business lending offices across the country and emerging growth loan offices serving technology centers nationwide.

     Imperial also offers retail banking services to individual customers, primarily as an accommodation to its business customers within the geographic areas it serves.

     At September 30, 2000, Imperial's total assets on a consolidated basis were $7.4 billion, its consolidated total deposits were $6.5 billion and its consolidated total shareholders' equity was $0.5 billion. Based on total assets at September 30, 2000, Imperial was the fifth largest bank holding company headquartered in California and one of the 100 largest bank holding companies in the United States.

TRANSACTION GENERALLY TAX-FREE FOR IMPERIAL SHAREHOLDERS (PAGE [  ])

     We expect that your exchange of shares of Imperial common stock for shares of Comerica common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. However, you will have to recognize income or gain in connection with any cash received instead of fractional shares.

     Our obligation to complete the merger is conditioned on our receipt of legal opinions about the federal income tax treatment of the merger to our companies and our stockholders. These opinions will not bind the Internal Revenue Service, which could take a different view.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL IMPERIAL SHAREHOLDERS, INCLUDING THOSE SHAREHOLDERS WHO DISSENT FROM THE MERGER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE [  ])

     Comerica common stock and Imperial common stock trade on the New York Stock Exchange under the symbols "CMA" and "IMP," respectively. The following table sets out historical closing prices for Comerica and Imperial common stock and the equivalent pro forma market value of Imperial common stock on

     - October 31, 2000, the last trading day before the public announcement of the merger, and

     - [               ], 2000, the most recent trading day before the mailing
       of this proxy statement-prospectus.

     The equivalent pro forma market value of Imperial stock is determined by multiplying the Comerica stock price by the exchange ratio, which is 0.46. This is the market value of the consideration that Imperial shareholders would receive for each share of Imperial common stock.

                            HISTORICAL MARKET PRICE

                                                 IMPERIAL
                                                EQUIVALENT
                                                 PRO FORMA
                       COMERICA    IMPERIAL    MARKET VALUE
                       ---------   ---------   -------------
October 31, 2000.....   $60.31      $24.31        $27.74
[    ], 2000.........        []          []            []

     Because the number of shares of Comerica common stock that you will receive in the merger is fixed, the value of the shares of Comerica common stock you will receive in the merger will fluctuate as the price of Comerica common stock changes. Comerica cannot assure you that its common stock will continue to trade at or above the prices shown in the table. You should obtain current stock price quotations for Comerica common stock from a newspaper, on the Internet or by calling your broker.

THE SPECIAL MEETING OF SHAREHOLDERS
(PAGE [  ])

     The special meeting of Imperial shareholders will be held on [       ],
[       ], 2001, at 10:00 a.m., local time, Imperial Bank Building, 9920 S. La
Cienega Boulevard, Room 308-310, Inglewood, CA 90301. At the Imperial special meeting, you will be asked to approve the principal terms of the merger agreement between Imperial, Comerica and Comerica Holdings.

RECORD DATE; VOTE REQUIRED (PAGE [  ])

     You can vote at the Imperial special meeting if you owned Imperial common
stock at the close of business on [       ], 2000. On that date, there were
[             ] shares of Imperial common stock outstanding and entitled to vote. You can cast one vote for each share of Imperial common stock you owned on that date.

     Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Imperial common stock entitled to vote at the special meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

     At close of business [             ], 2000, Imperial's directors and
executive officers beneficially owned approximately [             ] shares of
Imperial common stock allowing them to exercise approximately [     ]% of the
voting power of the Imperial common stock entitled to vote at the Imperial special meeting. As of the same date, Comerica and its subsidiaries did not beneficially own any shares of Imperial common stock.

OPINION OF IMPERIAL'S FINANCIAL ADVISOR (PAGE [  ])

     Among other factors considered in deciding to approve the merger, the Imperial board of directors received the oral opinion on October 31, 2000, subsequently confirmed in writing, of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation (which we refer to as "DLJ"), that, as of that date and based on and subject to the assumptions, limitations and qualification set forth in its opinion, the exchange ratio was fair to the holders of Imperial common stock from a financial point of view. This opinion was subsequently confirmed in writing as of October 31, 2000 and re-confirmed as of the date of this proxy statement-prospectus. The opinion of DLJ dated as of the date of this document is attached as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by DLJ in providing its opinion. Imperial has agreed to pay a transaction fee to DLJ of $8.5 million, $8.0 of which is contingent upon the completion of the merger.

THE IMPERIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE MERGER (PAGE
[  ])

     Based on Imperial's reasons for the merger described in this document, including DLJ's fairness opinion, the Imperial board of directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger agreement.

CONDITIONS OF COMPLETION OF THE MERGER (PAGE [  ])

     The completion of the merger depends on a number of conditions being met, including:

     - approval of the merger agreement by Imperial shareholders;

     - receipt of required regulatory approvals, including approval by the Board of Governors of the Federal Reserve System and applicable state banking authorities;

     - there being no injunction or regulatory prohibition to completion of the merger;

     - the receipt of letters from our respective independent auditors stating that the merger will qualify as a "pooling of interests" for accounting and financial reporting purposes;

     - the receipt of opinions from our respective tax counsel that the merger will qualify as a tax-free reorganization;

     - the respective representations and warranties of each of the parties to the merger agreement being true and correct, subject to exceptions that would not have a material adverse effect on Imperial or Comerica; and

     - compliance by Imperial and Comerica in all material respects with the respective covenants in the merger agreement.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

WE MAY DECIDE NOT TO COMPLETE THE MERGER (PAGE [  ])

     Imperial and Comerica can agree at any time not to complete the merger, even if you have voted to approve the merger agreement. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

     - the final denial of a required regulatory approval,

     - failure of the Imperial shareholders to approve the merger agreement,

     - failure to complete the merger by July 31, 2001, or

     - breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured within 45 days of notice of the breach or cannot, by virtue of its nature or timing, be cured prior to the intended completion date of the merger.

STOCK OPTION AGREEMENT (PAGE [  ])

     Imperial has issued to Comerica an option to purchase up to 19.9% of its outstanding shares of common stock. The exercise price of the option is $24.81 per share, subject to certain adjustments. The option will become exercisable only if certain triggering events occur relating to, among other things, Imperial entering into a transaction with a party other than Comerica or Imperial's board of directors withdrawing its recommendation of the merger. Under certain circumstances involving a competing acquisition transaction, the holder of the option may require Imperial to repurchase the option and any shares purchased under the option agreement for a price not to exceed $61 million, based on a formula specified in the stock option agreement. Under the same circumstances, the holder of the option may instead surrender the option and any option and any options shares to Imperial for a cash fee equal to $43 million, subject to certain adjustments.

     The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate Comerica if the merger is not completed. The existence of the Imperial stock option could significantly increase the cost to a potential acquiror of acquiring Imperial. Consequently, the option agreement may discourage persons who otherwise might be interested in making a competing proposal to acquire Imperial, even if those persons were prepared to pay consideration with a higher current market price than the shares of Comerica common stock to be received under the merger agreement.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE SOME CONDITIONS (PAGE [  ])

     Comerica and Imperial may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval.

WE EXPECT "POOLING OF INTERESTS" ACCOUNTING TREATMENT (PAGE [  ])

     We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. Comerica can decide not to complete the merger if we do not receive letters from our respective independent auditors telling us that the merger will qualify as a pooling of interests, unless Comerica or one of its subsidiaries has taken the action that prevents the merger from so qualifying.

OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS (PAGE [ ])

     Some of our directors and executive officers have interests in the merger that are in addition to their interests as shareholders in our companies.

     Two of Imperial's current executive officers, George L. Graziadio, Jr., Chairman, President and Chief Executive Officer, and Norman P. Creighton, Vice Chairman and Chief Executive Officer of Imperial's main banking subsidiary, have entered into employment agreements with Comerica that will become effective upon the completion of the merger. Mr. Graziadio will serve as nonexecutive Chairman of the board of directors of Comerica Bank -- California, a wholly owned subsidiary of Comerica, and Mr. Creighton will serve as Vice Chairman of that bank and as a member of its board of directors.

     In addition, some of Imperial's directors and executive officers hold stock options that will vest fully upon completion of the merger. Imperial's executive officers also have severance rights providing for benefits that may become payable if the employment of any of those officers is terminated following completion of the merger. Also, Comerica has agreed that after the merger it will indemnify, and provide directors' and officers' insurance for, the officers and directors of Imperial for events occurring before the merger, including events that are related to the merger. The additional interests of some of Imperial's directors and executive officers in the merger are described in greater detail under "The Merger -- Interests of Certain Persons in the Merger."

     The members of Imperial's board of directors knew about these additional interests, and considered them, when they approved the merger.

IMPERIAL SHAREHOLDERS MAY HAVE APPRAISAL RIGHTS (PAGE [  ])

     Under California law, you may have the right to dissent from the merger and to have the appraised fair market value of your shares of Imperial common stock paid to you in cash. You have the right to seek appraisal of the value of your Imperial shares and be paid the appraised value if all of the following conditions exist:

     - You deliver to Imperial, before the vote is taken at the special meeting, a written demand for payment of your shares of Imperial common stock;

     - The holders of at least 5% of the total number of shares of Imperial common stock (including you) make the required written demand;

     - You vote against the merger; and

     - You otherwise comply with the provisions governing dissenters' rights under California law.

     If you dissent from the merger and the conditions outlined above are met, your shares of Imperial common stock will not be exchanged for shares of Comerica common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your dissenter's rights. A vote "AGAINST" the merger does not dispense with the requirement to deliver a written demand for payment.

     The appraised value MAY BE LESS than the consideration you would receive under the terms of the merger agreement.

     For more detailed information about your rights under California law, see "Rights Of Dissenting Shareholders."

               UNAUDITED COMPARATIVE AND PRO FORMA PER SHARE DATA

     The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods.

     We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as "pooling of interests accounting." The information listed as equivalent pro forma was obtained by multiplying the pro forma amounts by the exchange ratio of
0.46. We present this information to reflect the fact that Imperial shareholders will receive less than one share of the combined company's common stock for each share of Imperial common stock exchanged in the merger.

     We expect that we will incur merger and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.

     The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page [ ].

                                          AS OF OR FOR THE       YEARS ENDED DECEMBER 31,
                                         NINE MONTHS ENDED     -----------------------------
                                         SEPTEMBER 30, 2000    1999        1998        1997
                                         ------------------    -----       -----       -----
COMERICA INCORPORATED
Basic earnings per common share:
  Historical.........................          $3.47           $4.20       $3.79       $3.24
  Pro forma..........................           3.42            4.20        3.58        3.17
Diluted earnings per common share:
  Historical.........................           3.43            4.14        3.72        3.19
  Pro forma..........................           3.37            4.13        3.51        3.11
Dividends declared on common stock:
  Historical.........................           1.20            1.44        1.28        1.15
  Pro forma..........................           1.20            1.44        1.28        1.15
Book value per common share:
  Historical.........................          22.95           20.60
  Pro forma..........................          22.60           20.87
IMPERIAL BANCORP
Basic earnings per common share:
  Historical.........................           1.41            1.93        0.95        1.22
  Equivalent pro forma...............           1.57            1.93        1.65        1.46
Diluted earnings per common share:
  Historical.........................           1.36            1.87        0.92        1.16
  Equivalent pro forma...............           1.55            1.90        1.61        1.43
Dividends declared on common stock:
  Historical.........................             --              --          --          --
  Equivalent pro forma...............           0.55            0.66        0.59        0.53
Book value per common share:
  Historical.........................          11.54           10.54
  Equivalent pro forma...............          10.40            9.60

The management of Comerica and Imperial may adjust the pro forma information included in this document as a result of their review of their classifications and accounting policies. The management of Comerica and Imperial do not expect these adjustments to be material.

                            SELECTED FINANCIAL DATA

     The following tables show selected historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.

     We expect that we will incur merger and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results.

     The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we
provide in this document, which you can find beginning at page [          ].
This historical financial information is also incorporated into this document by
reference. See "Where You Can Find More Information" on page [          ].

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMERICA
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                              -------------------------   -------------------------------------------------------------------
                                 2000          1999          1999          1998          1997          1996          1995
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
 Interest income............  $ 2,400,118   $ 1,942,872   $ 2,672,710   $ 2,616,774   $ 2,647,403   $ 2,562,780   $ 2,613,924
 Interest expense...........    1,163,875       804,006     1,125,569     1,155,503     1,204,627     1,150,502     1,314,041
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income....    1,236,243     1,138,866     1,547,141     1,461,271     1,442,776     1,412,278     1,299,883
 Noninterest income.........      622,851       522,020       716,888       603,148       527,952       506,954       498,725
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net revenue............    1,859,094     1,660,886     2,264,029     2,064,419     1,970,728     1,919,232     1,798,608
 Noninterest expenses.......      893,425       829,144     1,116,957     1,020,044     1,007,986     1,159,026     1,086,414
 Provision for credit
   losses...................      113,000        69,000       114,000       113,000       146,000       114,000        86,500
 Net income.................      555,108       496,908       672,589       607,076       530,476       417,161       413,366
 Net income applicable to
   common stock.............      542,283       484,083       655,489       589,976       513,376       408,136       413,366
PER COMMON SHARE
 Basic EPS..................  $      3.47   $      3.10   $      4.20   $      3.79   $      3.24   $      2.41   $      2.38
 Diluted EPS................         3.43          3.06          4.14          3.72          3.19          2.38          2.37
 Dividends declared.........         1.20          1.08          1.44          1.28          1.15          1.01          0.91
 Period-end market price....        58.44         50.63         46.69         68.19         60.17         34.92         26.67
AVERAGE BALANCES
 Loans......................  $34,104,637   $31,176,495   $31,559,641   $28,599,327   $27,208,768   $25,352,146   $23,560,962
 Investment securities
   available for sale.......    2,631,613     2,383,117     2,402,778     3,370,936     4,687,048     5,823,458     2,832,727
 Investment securities held
   to maturity..............           --            --            --            --            --            --     4,792,300
 Short-term investments.....      340,306       108,255       115,975       142,463       128,685       194,800       351,397
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Total earnings
       assets...............   37,076,556    33,667,867    34,078,394    32,112,726    32,024,501    31,370,404    31,537,386
 Cash and due from banks....    1,465,232     1,517,818     1,517,709     1,622,196     1,686,500     1,575,836     1,499,779
 Allowance for credit
   losses...................     (507,776)     (461,040)     (462,783)     (439,602)     (401,995)     (361,539)     (340,303)
 Other assets...............    1,943,461     1,819,259     1,826,373     1,692,133     1,559,838     1,610,076     1,431,754
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Total assets...........  $39,977,473   $36,543,904   $36,959,693   $34,987,453   $34,868,844   $34,194,777   $34,128,616
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========
 Noninterest-bearing
   deposits.................  $ 6,365,130   $ 6,236,543   $ 6,254,799   $ 6,151,417   $ 5,814,986   $ 5,588,707   $ 4,766,510
 Interest-bearing
   deposits.................   17,850,636    16,244,408    16,263,643    16,101,979    16,131,034    16,669,481    16,887,835
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Total deposits.........   24,215,766    22,480,951    22,518,442    22,253,396    21,946,020    22,258,188    21,654,345
 Short-term borrowings......    3,415,421     3,604,879     3,482,145     3,420,025     3,818,193     4,104,979     5,128,990
 Medium- and long-term
   debt.....................    8,193,924     6,869,037     7,288,919     6,032,193     5,979,537     4,744,143     4,509,926
 Capital securities of
   subsidiary trust.........           --            --            --            --            --            --            --
 Other liabilities..........      516,678       398,800       420,981       414,473       467,303       400,634       324,144
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Total liabilities......   36,341,789    33,353,667    33,710,487    32,120,087    32,211,053    31,507,944    31,617,405
 Preferred stock............      250,000       250,000       250,000       250,000       250,000       132,514            --
 Common shareholders'
   equity...................    3,385,684     2,940,237     2,999,206     2,617,366     2,407,791     2,554,319     2,511,211
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Total liabilities and
       shareholders'
       equity...............  $39,977,473   $36,543,904   $36,959,693   $34,987,453   $34,868,844   $34,194,777   $34,128,616
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========
RATIOS
 Return on average assets...         1.85%         1.81%         1.82%         1.74%         1.52%         1.22%         1.21%
 Return on average common
   equity...................        21.36         21.95         21.86         22.54         21.32         15.98         16.46
 Net interest margin........         4.46          4.53          4.55          4.57          4.53          4.54          4.19
 Noninterest expenses to net
   revenue..................        48.06         49.92         49.33         49.41         51.15         60.39         60.40
 Dividend payout ratio......           35            35            35            34            36            42            38
 Average common
   shareholders' equity to
   average total assets.....         8.47          8.05          8.11          7.48          6.91          7.47          7.36

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF IMPERIAL
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                   -----------------------   --------------------------------------------------------------
                                      2000         1999         1999         1998         1997         1996         1995
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
RESULTS OF OPERATIONS
 Interest income.................  $  373,458   $  278,117   $  388,445   $  361,182   $  283,916   $  208,486   $  181,940
 Interest expense................     119,556       81,373      118,710      102,485       82,156       67,384       67,315
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Net interest income...........     253,902      196,744      269,735      258,697      201,760      141,102      114,625
 Noninterest income..............     113,972       75,361      150,126       63,801       81,213       99,491       43,546
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Net revenue...................     367,874      272,105      419,861      322,498      282,973      240,593      158,171
 Noninterest expenses............     216,343      169,437      241,951      216,926      168,402      136,300      108,801
 Provision for credit losses.....      53,794       20,820       32,220       33,375       22,892        6,881       16,122
 Net income......................      63,031       48,886       86,826       43,748       55,177       54,134       23,177
 Net income applicable to common
   stock.........................      63,031       48,886       86,826       43,748       55,177       54,134       23,177
PER COMMON SHARE
 Basic EPS.......................  $     1.41   $     1.09   $     1.93   $     0.95   $     1.22   $     1.23   $     0.55
 Diluted EPS.....................        1.36         1.05         1.87         0.92         1.16         1.18         0.52
 Dividends declared..............          --           --           --           --           --           --           --
 Period-end market price.........       19.13        19.68        22.34        14.26        28.19        12.47         7.86
AVERAGE BALANCES
 Loans...........................  $4,222,856   $3,914,946   $3,930,041   $3,316,507   $2,400,392   $1,836,864   $1,540,940
 Investment securities available
   for sale......................     996,657      673,382      700,158      666,163      564,563      357,837      265,422
 Investment securities held to
   maturity......................       3,678        3,841        3,822        4,004        4,130        4,313        5,619
 Short-term investments..........     695,677      431,945      534,337      499,098      281,129      250,134      219,570
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total earnings assets.......   5,918,868    5,024,114    5,168,358    4,485,772    3,250,214    2,449,148    2,031,551

 Cash and due from banks.........     355,689      368,586      378,345      341,385      269,772      249,341      210,500
 Allowance for credit losses.....     (77,974)     (67,185)     (67,954)     (58,124)     (42,108)     (39,429)     (39,993)
 Other assets....................     253,345      234,174      223,721      212,905      174,585      126,029      124,250
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total assets................  $6,449,928   $5,559,689   $5,702,470   $4,981,938   $3,652,463   $2,785,089   $2,326,308
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Noninterest-bearing deposits....  $2,606,325   $2,411,452   $2,406,685   $2,294,271   $1,490,681   $1,019,157   $  842,937
 Interest-bearing deposits.......   2,933,071    2,412,226    2,553,419    2,056,954    1,645,508    1,392,993    1,163,800
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total deposits..............   5,539,396    4,823,678    4,960,104    4,351,225    3,136,189    2,412,150    2,006,737
 Short-term borrowings...........      72,614       85,211       79,540       97,350       76,303       61,361       72,077
 Medium- and long-term debt......     104,392       70,280       78,821        3,141        3,942        5,154        7,260
 Capital securities of subsidiary
   trust.........................      68,375       73,393       73,400       73,342       50,803           --           --
 Other liabilities...............     166,212      106,704      100,654       79,026       70,461       46,601       30,046
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total liabilities...........   5,950,989    5,159,266    5,292,519    4,604,084    3,337,698    2,525,266    2,116,120
 Preferred stock.................          --           --           --           --           --           --           --
 Common shareholders' equity.....     498,939      400,423      409,951      377,854      314,765      259,823      210,188
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total liabilities and
       shareholders' equity......  $6,449,928   $5,559,689   $5,702,470   $4,981,938   $3,652,463   $2,785,089   $2,326,308
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========
RATIOS
 Return on average assets........       1.30%        1.17%        1.52%        0.88%        1.51%        1.94%        1.00%
 Return on average common
   equity........................       16.84        16.28        21.18        11.58        17.53        20.83        11.03
 Net interest margin.............        5.74         5.23         5.21         5.76         6.21         5.76         5.64
 Noninterest expenses to net
   revenue.......................       58.81        62.27        57.63        67.26        59.51        56.65        68.79
 Dividend payout ratio...........          --           --           --           --           --           --           --
 Average common shareholders'
   equity to average total
   assets........................        7.74         7.20         7.19         7.58         8.62         9.33         9.04

 UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA OF COMERICA AND
                                    IMPERIAL

     The following unaudited pro forma condensed combined selected financial data combines Comerica's historical results with Imperial's historical results, in each case, as of or for the nine months ended September 30, 2000 and 1999 and the fiscal years ended December 31, 1999, 1998, 1997, 1996 and 1995 and, in each case, giving effect to the merger as if it had occurred on January 1, 1995.

     See "Where You Can Find More Information."

     The management of Comerica and Imperial may adjust the pro forma information included in this document as a result of their review of accounting classifications and underlying accounting policies. The management of Comerica and Imperial do not expect these adjustments to be material.

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                 OF COMERICA INCORPORATED AND IMPERIAL BANCORP
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                            -------------------------   -------------------------------------------------------------------
                               2000          1999          1999          1998          1997          1996          1995
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
 Interest income..........  $ 2,773,576   $ 2,220,989   $ 3,061,155   $ 2,977,956   $ 2,931,319   $ 2,771,266   $ 2,795,864
 Interest expense.........    1,283,431       885,379     1,244,279     1,257,988     1,286,783     1,217,886     1,381,356
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Net interest income....    1,490,145     1,335,610     1,816,876     1,719,968     1,644,536     1,553,380     1,414,508
 Noninterest income.......      736,823       597,381       867,014       666,949       609,165       606,445       542,271
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Net revenue............    2,226,968     1,932,991     2,683,890     2,386,917     2,253,701     2,159,825     1,956,779
 Noninterest expenses.....    1,109,768       998,581     1,358,908     1,236,970     1,176,388     1,295,326     1,195,215
 Provision for credit
   losses.................      166,794        89,820       146,220       146,375       168,892       120,881       102,622
 Net income...............      618,139       545,794       759,415       650,824       585,653       471,295       436,543
 Net income applicable to
   common stock...........      605,314       532,969       742,315       633,724       568,553       462,270       436,543
PER COMMON SHARE
 Basic EPS................  $      3.42   $      3.02   $      4.20   $      3.58   $      3.17   $      2.44   $      2.26
 Diluted EPS..............         3.37          2.96          4.13          3.51          3.11          2.40          2.24
AVERAGE BALANCES
 Loans....................  $38,327,493   $35,091,441   $35,489,682   $31,915,834   $29,609,160   $27,189,010   $25,101,902
 Investment securities
   available for sale.....    3,628,270     3,056,499     3,102,936     4,037,099     5,251,611     6,181,295     3,098,149
 Investment securities
   held to maturity.......        3,678         3,841         3,822         4,004         4,130         4,313     4,797,919
 Short-term investments...    1,035,983       540,200       650,312       641,561       409,814       444,934       570,967
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total earnings
     assets...............   42,995,424    38,691,981    39,246,752    36,598,498    35,274,715    33,819,552    33,568,937
 Cash and due from banks..    1,820,921     1,886,404     1,896,054     1,963,581     1,956,272     1,825,177     1,710,279
 Allowance for credit
   losses.................     (585,750)     (528,225)     (530,737)     (497,726)     (444,103)     (400,968)     (380,296)
 Other assets.............    2,196,806     2,053,433     2,050,094     1,905,038     1,734,423     1,736,105     1,556,004
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total assets...........  $46,427,401   $42,103,593   $42,662,163   $39,969,391   $38,521,307   $36,979,866   $36,454,924
                            ===========   ===========   ===========   ===========   ===========   ===========   ===========
 Noninterest-bearing
   deposits...............  $ 8,971,455   $ 8,647,995   $ 8,661,484   $ 8,445,688   $ 7,305,667   $ 6,607,864   $ 5,609,447
 Interest-bearing
   deposits...............   20,783,707    18,656,634    18,817,062    18,158,933    17,776,542    18,062,474    18,051,635
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total deposits.........   29,755,162    27,304,629    27,478,546    26,604,621    25,082,209    24,670,338    23,661,082

 Short-term borrowings....    3,488,035     3,690,090     3,561,685     3,517,375     3,894,496     4,166,340     5,201,067
 Medium-and long-term
   debt...................    8,298,316     6,939,317     7,367,740     6,035,334     5,983,479     4,749,297     4,517,186
 Capital securities of
   subsidiary trust.......       68,375        73,393        73,400        73,342        50,803             -             -
 Other liabilities........      682,890       505,504       521,635       493,499       537,764       447,235       354,190
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total liabilities......   42,292,778    38,512,933    39,003,006    36,724,171    35,548,751    34,033,210    33,733,525
 Preferred stock..........      250,000       250,000       250,000       250,000       250,000       132,514             -
 Common shareholders'
   equity.................    3,884,623     3,340,660     3,409,157     2,995,220     2,722,556     2,814,142     2,721,399
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total liabilities and
     shareholders'
     equity...............  $46,427,401   $42,103,593   $42,662,163   $39,969,391   $38,521,307   $36,979,866   $36,454,924
                            ===========   ===========   ===========   ===========   ===========   ===========   ===========
 RATIOS
 Return on average
   assets.................         1.78%         1.73%         1.78%         1.63%         1.52%         1.27%         1.20%
 Return on average common
   equity.................        20.78         21.27         21.77         21.16         20.88         16.43         16.04
 Net interest margin......         4.64          4.62          4.64          4.72          4.68          4.63          4.28
 Noninterest expenses to
   net revenue............        49.83         51.66         50.63         51.82         52.20         59.97         61.08
 Average common
   shareholders' equity to
   average total assets...         8.37          7.93          7.99          7.49          7.07          7.61          7.47

                            IMPERIAL SPECIAL MEETING

GENERAL

     This proxy statement-prospectus is first being mailed by Imperial to the
holders of Imperial common stock on or about [               ], 2000 and is
accompanied by the notice of the Imperial special meeting and a form of proxy that is solicited by the board of directors of Imperial for use at the Imperial
special meeting, to be held on [               ], [               ], 2001, at
10:00 a.m., local time, Imperial Bank Building, 9920 S. La Cienega Boulevard, Room 308-310, Inglewood, CA 90301, and at any adjournments or postponements of that meeting.

MATTERS TO BE CONSIDERED

     The purpose of the Imperial special meeting is to approve the merger agreement and any other matters that may be properly submitted to a vote at the Imperial special meeting. At this time, the Imperial board of directors is unaware of any matters other than approval of the merger agreement that may be presented for action at the special meeting. Imperial shareholders may also be asked to vote to adjourn or postpone the Imperial special meeting. Imperial could use any adjournment or postponement of the Imperial special meeting for the purpose of allowing additional time for soliciting additional votes to approve the merger agreement.

HOW TO VOTE YOUR SHARES

     Shareholders of record may vote by telephone, the Internet or mail. You can vote your shares by telephone by calling the toll-free telephone number on the card enclosed with this proxy statement-prospectus. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. You can also choose to vote via the Internet. The web site for Internet voting is on the card enclosed with this proxy statement-prospectus. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Each proxy submitted will be voted as directed; however, if you sign, date and return your proxy but do not specify how your shares are to be voted, your shares will be voted "FOR" the merger. You may revoke your proxy at any time before it is exercised by submitting to the Secretary of Imperial written notice of revocation or a properly executed proxy having a later date or by attending the Imperial special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Imperial proxies should be addressed to:
                                  Imperial Bancorp
                                  9920 South La Cienega Boulevard
                                  Inglewood, California 90301
                                  Attention: Corporate Secretary

     At this time, the Imperial board of directors is unaware of any matters other than approval of the merger agreement that may be presented for action at the special meeting. If other matters do properly come before the Imperial special meeting, however, the shares represented by proxies in the accompanying form will be voted, or not voted, in the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the Imperial special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     Imperial will bear the entire cost of soliciting proxies from Imperial shareholders, except that each of Comerica and Imperial has agreed to pay one-half of the printing costs of this proxy statement-prospectus and related proxy materials. In addition to the solicitation of proxies by mail and votes by telephone and Internet, Imperial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Imperial will reimburse those record holders for their reasonable expenses in so doing. Imperial may use its regular employees, who will not be specially compensated, to solicit proxies from Imperial shareholders, either personally or by mail, telephone, telegram, facsimile or other electronic methods.

RECORD DATE AND VOTING RIGHTS

     In accordance with the provisions of the California General Corporation Law (which we refer to in this document as the "CGCL"), the Imperial bylaws and the rules of the New York Stock Exchange (which we refer to in this document as the
"NYSE"), Imperial has fixed [               ], 2000, as the record date for
determining those Imperial shareholders entitled to notice of, and to vote at, the Imperial special meeting (which we refer to in this document as the "IMPERIAL RECORD DATE"). Accordingly, only Imperial shareholders of record at the close of business on the Imperial record date will be entitled to notice of and to vote at the Imperial special meeting. At the close of business on the
Imperial record date, there were [               ] shares of Imperial common
stock outstanding held by approximately [               ] holders of record.
Each share of Imperial common stock outstanding on the Imperial record date entitles its holder to one vote. An affirmative vote of a majority of the outstanding shares of Imperial common stock entitled to vote at the special meeting is required to approve the principal terms of the merger.

     Only those votes cast "FOR" the approval of the principal terms of the merger will count for such approval. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR"the approval of the principal terms of the merger. Abstentions from voting, either by proxy or in person, and "broker non-votes" will have the same effect as votes "AGAINST" the approval of the principal terms of the merger. "BROKER NON-VOTES" are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and over which the broker or nominee does not have discretionary voting power under the applicable NYSE rules.

     As of the Imperial record date, directors and executive officers of
Imperial owned approximately [               ] shares of Imperial common stock,
entitling them to exercise approximately [               ]% of the voting power
of the Imperial common
stock entitled to vote at the Imperial special meeting. We currently expect that each director and executive officer of Imperial will vote the shares of Imperial common stock owned by him or her for approval of the merger agreement and the transactions contemplated by the merger agreement. The following directors and executive officers of Imperial have entered into support agreements with Comerica in which they have agreed to vote their shares of Imperial common stock
(representing approximately [               ]% of the outstanding Imperial
common stock) in favor of the merger: John A. Andreini, Richard J. Casey, Harry
W. Chenoweth, Norman P. Creighton, G. Louis Graziadio, George L. Graziadio, Jr., William L. MacDonald, Daniel R. Mathis and Paul A. Novelly. In addition the Graziadio Family Trust has entered into a support agreement with Comerica in which it has agreed to vote its shares of Imperial common stock (representing
approximately [               ]% of the outstanding Imperial common stock) in
favor of the merger.

     As of the Imperial record date, directors and executive officers of
Comerica owned [approximately [               ]] shares of Imperial common
stock[, entitling them to exercise less than [               ]% of the voting
power of the Imperial common stock entitled to vote at the Imperial special meeting]. As of the Imperial record date, Comerica held a total of
[               ] shares of Imperial common stock[, representing less than
[               ]% of the shares entitled to vote of the Imperial special
meeting]. As of the Imperial record date, the banking and trust subsidiaries of Comerica, as fiduciaries, custodians or agents, held a total of
[               ] shares[, representing less than [               ]% of the
shares entitled to vote at the Imperial special meeting]. These entities
maintained sole or shared voting power with respect to [               ] of
these shares.

     More detailed information with respect to beneficial ownership of Imperial common stock by directors and executive officers of Imperial is incorporated by reference to the Schedule 14A Proxy Statement, dated April 7, 2000, and incorporated by reference in the Annual Report on Form 10-K of Imperial for the year ended December 31, 1999. See "Where You Can Find More Information."

RECOMMENDATION OF THE IMPERIAL BOARD OF DIRECTORS

     The Imperial board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Imperial's reasons for the merger described in this document, including DLJ's fairness opinion, the Imperial board of directors believes that the merger agreement is in the best interests of Imperial shareholders and recommends that the Imperial shareholders vote "FOR" approval of the merger agreement. See "The Merger - Recommendation of the Imperial Board of Directors and Reasons for the Merger."

ESOP AND 401(K) PLAN SHARES

     If you participate in the employee stock ownership portion of Imperial's combined profit-sharing and employee stock ownership plan (which we refer to as the "ESOP") or if you hold shares through Imperial's 401(k) plan, you will receive a separate card for use in providing voting instructions to the plans' trustees. Each participant in the ESOP [and 401(k) Plan] may direct the trustees as to the manner in which shares of Imperial common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to their exercise of their fiduciary duties.

                                   THE MERGER

     The following summary of the material terms and provisions of the merger agreement and the related stock option agreement is qualified in its entirety by reference to the merger agreement by and among Imperial Bancorp, Comerica Incorporated and Comerica Holdings Incorporated and the related stock option agreement between Imperial Bancorp and Comerica Incorporated, each of which is dated as of October 31, 2000. The merger agreement is attached as Appendix A to this proxy statement-prospectus. The stock option agreement is attached as Appendix B to this proxy statement-prospectus.

GENERAL

     The Comerica board of directors and the Imperial board of directors each have unanimously approved the merger agreement providing for the merger of Imperial into Comerica Holdings, a wholly-owned subsidiary of Comerica Incorporated. Comerica Holdings will be the surviving corporation in the merger. Upon completion of the merger, the separate corporate existence of Imperial will end. We expect to complete the merger in the first quarter of 2001. As a result of the merger, each share of Imperial common stock issued and outstanding at the effective time of the merger will generally be converted into the right to receive 0.46 of a share (which we refer to in this document as the "EXCHANGE RATIO") of Comerica common stock, together with the preferred stock purchase rights (which we refer to in this document as the "COMERICA RIGHTS") issued to Comerica's stockholders pursuant to the Comerica Rights Agreement, dated as of June 18, 1996, by and between Comerica Incorporated and Comerica Bank, as rights agent (which we refer to in this document as the "COMERICA RIGHTS AGREEMENT").

     This section of the proxy statement-prospectus describes the material terms of the merger agreement and the option agreement.

BACKGROUND OF THE MERGER

     The managements of Imperial and Comerica have been familiar with each other for several years. In 1997, at the suggestion of an investment banker, Mr. George L. Graziadio, Chairman, President and Chief Executive Officer, and Mr. Norman P. Creighton, Vice Chairman, of Imperial met with Mr. Eugene A. Miller, Chairman, President and Chief Executive Officer, and Mr. Ralph W. Babb, Jr., Vice Chairman and Chief Financial Officer, of Comerica to discuss the possibility of a strategic business combination. The parties held several meetings, but never reached agreement regarding the definitive terms of a potential transaction and eventually agreed to discontinue discussions.

     In early 2000, Mr. Graziadio was approached by the chairman of another bank holding company who proposed that they explore a potential merger between Imperial and that company. Imperial sought the financial advice of Donaldson, Lufkin & Jenrette Securities Corporation. The parties held preliminary discussions, but the discussions ended before the parties reached agreement regarding the definitive terms of a potential transaction due to adverse market conditions.

     Following those discussions and continuing through August 2000, Imperial's management had ongoing discussions with DLJ regarding possible candidates for a strategic combination. In late August 2000, Imperial formally retained the services of DLJ.

     In mid-August 2000, Mr. Graziadio and Mr. Creighton again had discussions with Mr. Miller and Mr. Babb of Comerica regarding the possibility of a merger between Comerica and Imperial. Also during this time, representatives of Imperial met with representatives of two other companies that had earlier been discussed with DLJ as potential merger candidates, but the discussions with those companies did not result in any agreement regarding the definitive terms of a potential transaction. In late September, DLJ reported that Comerica remained interested in a business combination with Imperial and had proposed an exchange ratio for the conversion of Imperial common shares into shares of Comerica common stock in a merger. Negotiations between representatives of Comerica and Imperial resulted in an agreed upon exchange ratio of 0.46, subject to completion by Comerica and Imperial of additional due diligence investigations and approval by their respective boards of directors.

     On October 19, 2000, Mr. Graziadio updated the Imperial board of directors at a regular meeting of the board of directors regarding the proposed transaction and the proposed exchange ratio. Between October 19 and October 31, 2000, each of Comerica and Imperial conducted due diligence investigations of the other. Also during that time, their senior management teams held discussions and negotiated the unresolved terms of the transaction and their legal advisors commenced drafting definitive documentation with respect to the proposed transaction.

     On October 30 and 31, 2000, the board of directors of Comerica (which had been periodically updated regarding the potential transaction with Imperial by Comerica's senior management) met and then approved the merger and the related agreements and the transactions contemplated by those agreements. Later in the day on October 31, at a special meeting of the board of directors of Imperial, Mr. Graziadio and other members of Imperial's senior management reviewed their discussions and negotiations with Comerica, as well as the results of their due diligence investigation of Comerica. DLJ then made a presentation concerning the proposed transaction and the fairness, from a financial point of view, to holders of Imperial common stock of the exchange ratio provided for in the merger agreement. Also at the meeting, Imperial's legal advisor reviewed the terms of the merger agreement, the Imperial stock option agreement and related documents and advised the members of the Imperial board of directors of the legal standards applicable to their consideration of these arrangements. After discussion and consideration of the factors discussed under "-- Reasons of Imperial for the Merger and Recommendation of the Imperial Board of Directors," the members of the Imperial board approved and authorized the execution of the merger agreement and the Imperial stock option agreement.

     The merger agreement and the Imperial stock option agreement were entered into on October 31, 2000, and the parties issued a joint press release on November 1, 2000, announcing the proposed merger.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE IMPERIAL BOARD OF DIRECTORS

     In determining to approve the merger agreement and to recommend approval of the merger proposal to the Imperial shareholders, the Imperial board of directors consulted with Imperial management, as well as its financial and legal advisors, and considered a number of factors, including the following:

     - The opinion of DLJ that the terms of the merger are fair, from a financial point of view, to Imperial shareholders; in this regard, the board of directors considered, among other things, the premium represented by the consideration offered to

       Imperial shareholders in relation to the book value per share of Imperial common stock;

     - The Imperial board of directors' review of the provisions of the merger agreement and related agreements and the transactions contemplated by those agreements with DLJ and with legal advisors and, as applicable, accounting advisors, to Imperial;

     - The expectation that the merger will generally be a tax-free transaction to Imperial and its shareholders, other than in respect of cash paid in lieu of fractional shares and cash paid upon exercise, if any, of dissenters' rights, and the anticipation that the combined company will account for the merger as a pooling of interests;

     - The market liquidity and dividend history of Comerica common stock;

     - The current financial condition and prospects of Comerica;

     - The current financial condition and prospects of Imperial;

     - The results of the due diligence investigations of Comerica conducted by Imperial and its financial advisor;

     - The proposed arrangements with members of management of Imperial, including the fact that Mr. Graziadio will serve as the nonexecutive Chairman of the board of directors of Comerica Bank -- California and Mr. Creighton will serve as Vice-Chairman of the board of directors of Comerica Bank -- California, and the fact that certain directors and executive officers of Imperial could be expected to receive benefits in the merger under existing severance and compensation arrangements with Imperial. See "-- Interests of Management and Directors in the Merger";

     - The current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as Imperial and Imperial Bank and the changing competitive environment for banking services;

     - The consolidation and increasing competition in the banking and related industries, and the expectation that the combined company would be, based on assets, the fourth largest banking company in California and the 19th largest bank holding company in the United States, potentially giving it greater access to financial, managerial and technological resources and making the combined company a more effective competitor in the banking and related industries;

     - The complementary nature of the businesses of Imperial and Comerica;

     - The belief of the Imperial board of directors that Comerica and Imperial share a common vision about the importance of delivering financial performance and enhancing shareholder value;

     - The likelihood that the merger will be approved by the appropriate regulatory authorities;

     - The probable impact of the merger on customers and employees and the communities served by Imperial; and

     - The effect of the proposed merger on each of the foregoing factors.

     The foregoing discussion of the information and factors considered by the Imperial board of directors is not intended to be exhaustive, but includes all material factors it considered. In view of the factors considered with its evaluation of the merger and related transactions, the Imperial board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination. In addition, individual members of the Imperial board of directors may have given different weights to different factors.

     BASED ON THE FOREGOING, THE IMPERIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IMPERIAL SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

OPINION OF IMPERIAL'S FINANCIAL ADVISOR

     Imperial asked DLJ, in its role as financial advisor to Imperial, to render an opinion to the Imperial board as to the fairness, from a financial point of view, to the holders of Imperial common shares of the exchange ratio in the merger agreement. On October 31, 2000, DLJ delivered to the Imperial board its written opinion to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio in the merger agreement was fair to the holders of Imperial common shares from a financial point of view.

     THE FULL TEXT OF DLJ'S OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/ PROSPECTUS. THE SUMMARY OF DLJ'S OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF DLJ'S OPINION. IMPERIAL SHAREHOLDERS ARE URGED TO READ DLJ'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH ITS OPINION.

     DLJ prepared its opinion for the Imperial board, and the opinion addresses only the fairness to the holders of Imperial common stock from a financial point of view, as of the date thereof, of the exchange ratio. DLJ expressed no opinion as to the price at which Comerica common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the Imperial board nor did it address the Imperial board's decision to proceed with the merger. DLJ's opinion does not constitute a recommendation to any Imperial shareholder as to how such shareholder should vote on the proposed transaction.

     Imperial and Comerica determined the exchange ratio in arm's length negotiations between Imperial and Comerica in which DLJ advised Imperial.

     Imperial selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the shareholders of Imperial or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Imperial did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ:

     - reviewed the draft dated as of October 30, 2000, of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis, which DLJ subsequently confirmed to be the case;

     - reviewed financial and other information that was publicly available regarding Imperial and Comerica, or furnished to it by Imperial, including information provided during discussions with its management. Included in the information provided during discussions with Imperial's management were certain financial projections of Imperial for the period beginning December 31, 2000, and ending December 31, 2001, prepared by the management of Imperial;

     - compared certain financial and securities data of Imperial and Comerica with various other companies whose securities are traded in public markets;

     - reviewed the historical prices and trading volumes of Imperial common shares and Comerica common stock;

     - reviewed prices and premiums paid in certain other business combinations; and

     - conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Imperial or its representatives, or that was otherwise reviewed by DLJ, and assumed that Imperial was not aware of any information prepared by it or its other advisors that might have been material to DLJ's opinion that was not made available to DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Imperial as to the future operating and financial performance of Imperial. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. With the permission of the board of directors of Imperial, DLJ used and relied upon publicly-available consensus estimates for certain financial analyses of both Imperial and Comerica. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information reviewed by DLJ. DLJ relied as to all legal matters on advice of counsel to Imperial, including that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

     DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the material financial analyses presented by DLJ to the Imperial board of directors on October 31, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to Imperial or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

     Trading History. DLJ examined the historical closing prices of Imperial common stock and Comerica common stock from October 27, 1999 to October 26, 2000. During this time period, Imperial common stock reached a high of $31.00 per share and a low of $14.00 per share, and Comerica common stock reached a high of $60.94 per share and a low of $33.81 per share.

     Comparable Publicly Traded Company Analysis. Using publicly available information, DLJ analyzed the market values and trading multiples of selected commercially-oriented regional banks that DLJ believed were reasonably comparable to Imperial. These comparable companies consisted of:

     - Silicon Valley Bancshares;

     - City National Corporation;

     - Provident Financial Group, Inc.;

     - Greater Bay Bancorp;

     - Southwest Bancorporation of Texas, Inc.;

     - UMB Financial Corporation;

     - GBC Bancorp; and

     - Mississippi Valley Bancshares, Inc.

     In examining these comparable companies, DLJ calculated the price per common share of each company as a multiple of its respective: (i) LTM EPS; (ii) NTM EPS; (iii) Book Value per share; and (iv) Tangible Book Value per share. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. EPS means earnings per share. LTM means the last twelve-month period for which financial data for the company at issue has been reported. NTM means the next twelve-month period for which financial data for the company at issue is being projected. Estimated financial data for the comparable companies and Imperial were derived from publicly available sources. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                                                 PRICE
                                               ------------------------------------------
                                                                                TANGIBLE
                                                LTM      NTM     BOOK VALUE    BOOK VALUE
                                                EPS      EPS     PER SHARE     PER SHARE
                                               -----    -----    ----------    ----------
High.......................................    29.9x    22.9x      4.72x         4.77x
Low........................................     9.1x     9.4x      1.12x         1.21x
Median.....................................    12.5x    11.0x      2.36x         2.81x

     Based on an analysis of this data, DLJ estimated implied exchange ratios ranging from 0.23 to 0.95, compared to the proposed exchange ratio of 0.46.

     Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected merger and acquisition transactions involving companies in the commercial banking industry with transaction values greater than $1.0 billion in size announced since January 1, 2000 that DLJ believed were reasonably comparable to the merger. These transactions consisted of:

     - Firstar Corporation's acquisition of U.S. Bancorp;

     - FleetBoston Financial Corporation's acquisition of Summit Bancorp;

     - M&T Bank Corporation's acquisition of Keystone Financial, Inc.;

     - Wells Fargo & Co.'s acquisition of First Security Corporation;

     - National Commerce Bancorporation's acquisition of CCB Financial Corporation; and

     - BB&T Corporation's acquisition of One Valley Bancorp, Inc.

     In examining these acquisitions, DLJ calculated the offer price per share of the acquired company implied by each of these transactions as a multiple of
(i) LTM EPS; (ii) NTM EPS; (iii) Book Value per share; and (iv) Tangible Book Value per share. Estimated financial data for the precedent transactions and Imperial were derived from publicly available sources. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                                                         OFFER PRICE PER SHARE
                                               ------------------------------------------
                                                                                TANGIBLE
                                                LTM      NTM     BOOK VALUE    BOOK VALUE
                                                EPS      EPS     PER SHARE     PER SHARE
                                               -----    -----    ----------    ----------
High.......................................    15.0x    14.0x      2.65x         4.43x
Low........................................    10.5x    11.3x      1.56x         1.97x
Median.....................................    13.8x    12.3x      2.23x         2.51x

     Based on an analysis of this data, DLJ estimated implied exchange ratios ranging from 0.29 to 0.89, compared to the proposed exchange ratio of 0.46.

     Contribution Analysis. DLJ analyzed the relative contributions of Imperial and Comerica to the pro forma combined company for certain years based on selected financial data. DLJ analyzed the respective contributions of each company's (i) LTM net income; (ii) 2000 expected net income; (iii) NTM net income; (iv) projected 2001 net income; (v) common equity; and (vi) total equity. Estimated financial data for Imperial and

Comerica was derived from publicly available sources. DLJ's analysis of the comparative contributions of the two companies yielded the following:

                                                              PRO FORMA CONTRIBUTION
                                                           ----------------------------
                                                             IMPERIAL        COMERICA
                                                           CONTRIBUTION    CONTRIBUTION
                                                           ------------    ------------
LTM Normalized
  Net Income...........................................        9.5%           90.5%
2000 Net Income........................................        9.6%           90.4%
  NTM Net
     Income............................................        9.8%           90.2%
2001 Net Income........................................        9.9%           90.1%
Common Equity..........................................       12.3%           87.7%
     Total Equity......................................       11.6%           88.4%

     Based on an analysis of this data, DLJ estimated implied exchange ratios ranging from 0.37 to 0.49, compared to the proposed exchange ratio of 0.46.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow, or DCF, analysis with and without synergies of the projected cash flows of Imperial for the fiscal years ending December 31, 2000 through December 31, 2005 using projections and assumptions obtained from publicly available information. Included in this analysis was the value of Imperial's ownership in Official Payments Corporation based on the closing price of Official Payments Corporation common stock as of October 27, 2000. Synergies assumed cost savings at 20% of Imperial's normalized non-interest expense. The DCFs without synergies for Imperial were estimated using discount rates ranging from 10.8% to 14.8%, based on estimates related to the weighted average costs of capital of Imperial, and terminal multiples ranging from 8.6x to 12.6x, based on Imperial's current trading NTM price to earnings multiple. The DCFs with synergies for Imperial and the DCFs for Comerica were estimated using discount rates ranging from 11.0% to 15.0%, based on estimates related to the weighted average costs of capital of Comerica, and terminal multiples ranging from 9.6x to 13.6x, based on Comerica's current trading NTM price to earnings multiple.

     Based on an analysis of this data, DLJ estimated implied exchange ratios ranging from 0.33 to 0.34 without synergies and 0.48 to 0.49 with synergies, compared to the proposed exchange ratio of 0.46.

     Pro Forma Financial Impact Analysis. Using publicly available information, DLJ analyzed the projected pro forma GAAP EPS and cash EPS of Comerica. GAAP means U.S. generally accepted accounting principles. This analysis showed that the merger would be accretive to Comerica's GAAP EPS and cash EPS starting in 2002.

     Historical Exchange Ratio Analysis. DLJ examined the historical stock price relationship of Imperial and Comerica from October 27, 1999 to October 26, 2000. During this time period, DLJ estimated relative trading price ratios ranging from 0.29 to 0.79 with a 1-year average of 0.45 and a 6-month average of 0.36, compared to the proposed exchange ratio of 0.46.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Imperial board on October 31, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Imperial that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Pursuant to the terms of an engagement agreement dated August 26, 2000, Imperial has agreed to pay a fee of $8.5 million, $8.0 million of which is contingent upon the completion of the merger. In addition, Imperial agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder, not to exceed $50,000 without Imperial's prior written consent, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Imperial negotiated the terms of the fee arrangement.

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Imperial and Comerica for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Imperial or Comerica securities. DLJ has performed investment banking and other services for Imperial in the past and has been compensated for such services.

CHANGING THE STRUCTURE OF EFFECTING THE COMBINATION

     Comerica may at any time change the structure of effecting the combination of Comerica and Imperial. However, no change may (1) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Imperial as provided for in the merger agreement, (2) adversely affect the tax treatment of Imperial shareholders as a result of receiving the merger consideration, or (3) materially impede or delay completion of the transactions contemplated by the merger agreement.

EFFECTIVE TIME

     The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware and in the agreement of merger that will be filed with the Secretary of State of the State of California on the closing date of the merger. The closing date will occur on a date to be specified by the parties. Subject to applicable law, this date will be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless extended by mutual agreement of the parties. Comerica and Imperial each anticipate that the merger will be completed in the first quarter of 2001. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See "--Regulatory Approvals Required for the Merger" and "--Conditions to Consummation of the Merger."

CONVERSION OF STOCK

     At the effective time of the merger, each share of Imperial common stock outstanding, other than shares held by persons properly dissenting from the merger and the shares described in the following sentence, will be converted into the right to receive 0.46 of a share of Comerica common stock. Shares of Imperial common stock held by Comerica or Imperial, or any subsidiary of either company, will be cancelled and will not be converted into the right to receive Comerica common stock, except for shares held, directly or indirectly, by such companies in trust accounts, managed accounts and other similar accounts, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or in respect of a debt previously contracted.

     BECAUSE THE EXCHANGE RATIO IS FIXED BUT THE MARKET PRICE OF COMERICA COMMON STOCK WILL FLUCTUATE, THE VALUE OF THE SHARES OF COMERICA COMMON STOCK THAT HOLDERS OF IMPERIAL COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

     If the outstanding shares of Imperial or Comerica are changed in number or kind prior to the effective time of the merger due to a change in capitalization such as a stock split, stock dividend, recapitalization or similar event, an appropriate and proportionate adjustment will be made to the exchange ratio.

TREATMENT OF OPTIONS

     At the effective time of the merger, each stock option granted by Imperial to purchase shares of Imperial common stock which is outstanding and unexercised immediately prior to the effective time will vest and will cease to represent a right to acquire shares of Imperial common stock and instead will be converted automatically into a stock option to purchase shares of Comerica common stock. Comerica will assume the Imperial stock option plan following the merger. In each case, the number of shares of Comerica common stock subject to the converted stock option will be equal to the product of the number of shares of Imperial common stock subject to the Imperial stock option and the exchange ratio, rounded to the nearest whole share. The exercise price per share of Comerica common stock subject to the new Comerica stock option will be equal to the exercise price per share of Imperial common stock under the Imperial stock option divided by the exchange ratio, rounded to the nearest whole cent. The duration and other terms of the converted stock options will be the same as the prior Imperial stock option. In any event, stock options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     At or prior to the effective time of the merger, Comerica will deposit, or cause to be deposited, with a subsidiary of Comerica, or another bank or trust company appointed by Comerica and not reasonably objected to by Imperial, certificates representing shares of Comerica common stock and cash in amounts sufficient to make all deliveries in exchange for outstanding shares of Imperial common stock that may be required under the merger agreement. That subsidiary or other bank or trust company will act as the exchange agent for the benefit of the holders of certificates of Imperial common stock. After six months, any shares of Comerica common stock or cash remaining in the possession of the exchange agent will be returned to Comerica. Any former holders of Imperial common stock who have not yet exchanged their certificates will then be entitled to look only to Comerica for the consideration to which they are entitled under the merger agreement.

     Promptly after the effective time, the exchange agent will mail to each holder of Imperial common stock a form of transmittal letter. This transmittal letter will contain instructions with respect to the surrender of certificates representing Imperial common stock.

     YOU SHOULD NOT RETURN YOUR IMPERIAL COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

     Holders of Imperial common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Comerica common stock into which their shares have been converted until they surrender their Imperial stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Imperial of shares of Imperial common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Imperial common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Comerica common stock.

     No fractional shares of Comerica common stock will be issued to any holder of Imperial common stock upon completion of the merger other than fractional shares issued in exchange for shares held in the ESOP. For each fractional share that would otherwise be issued, Comerica will pay cash in an amount equal to the fraction of a share of Comerica common stock to which the holder would otherwise be entitled to receive multiplied by the average of the closing-sale prices of Comerica common stock on the New York Stock Exchange as reported on the NYSE Composite Transactions reporting system for the ten trading days most recently preceding the date of the effective time. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares. Notwithstanding the foregoing, fractional shares of Comerica common stock that would be issued into the ESOP prior to the effective time shall be issued within such plan as a fractional share of Comerica common stock at the effective time.

     None of Comerica, Imperial, the exchange agent or any other person will be liable to any former holder of Imperial common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Imperial common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Comerica with respect to that lost certificate.

     For a description of Comerica common stock and a description of the differences between the rights of the holders of Imperial common stock, on the one hand, and the holders of Comerica common stock, on the other hand, see "Description of Comerica Capital Stock" and "Comparison of Stockholders' Rights."

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains reciprocal representations and warranties of Comerica and Imperial, as to, among other things,

     - corporate organization and existence;

     - capitalization and ownership of subsidiaries;

     - corporate power and authority;

     - compliance of the merger agreement with (1) articles of incorporation and by-laws, (2) applicable law and (3) certain material agreements;

     - governmental and third-party approvals required to complete the merger;

     - timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

     - accuracy of financial statements and compliance with GAAP;

     - brokers' fees;

     - absence of certain changes in their businesses, operations and financial condition since December 31, 1999;

     - absence of material legal proceedings and injunctions;

     - filing and accuracy of tax returns;

     - availability and accuracy of reports and filings with the SEC;

     - compliance with applicable law;

     - interest rate risk management instruments, such as swaps and options;

     - absence of undisclosed liabilities;

     - absence of environmental liabilities;

     - qualification of the merger (1) as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and (2) for pooling of interests accounting treatment; and

     - accuracy of information provided for inclusion in documents filed with regulatory agencies.

     In addition, the merger agreement contains further representations and warranties of Imperial, as to, among other things,

     - employee benefit plans and related matters;

     - validity of, and the absence of material defaults under, certain contracts;

     - title to real and personal property;

     - insurance coverage;

     - loan agreements;

     - intellectual property; and

     - receipt of a fairness opinion from its financial advisor.

CONDUCT OF BUSINESS OF IMPERIAL PENDING THE MERGER

     Prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, Imperial has agreed to, and to cause its subsidiaries to:

     - conduct its business in the ordinary course;

     - use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and

     - take no action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the merger agreement or option agreement, or to consummate the transactions contemplated by the merger agreement or option agreement.

     Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement, Imperial has agreed that, without the consent of Comerica, it and its subsidiaries will not, among other things:

Indebtedness

     - other than in the ordinary course of business (which includes, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements):

          -- incur any indebtedness for borrowed money in amounts aggregating more than $500,000, other than the refinancing of short-term indebtedness and inter-company indebtedness;

          -- assume, guarantee or otherwise become responsible for the obligations of any other individual or entity; or

          -- make any loan or advance;

Dividends and Stock Repurchases

     - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for dividends paid by any of its subsidiaries to Imperial or any of its wholly-owned subsidiaries;

Capital Stock

     - adjust, split, combine or reclassify any capital stock;

     - grant any stock appreciation rights or similar rights the value or payment of which is based upon the price of any shares or its capital stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

     - issue any additional shares of capital stock, except:

          -- pursuant to the exercise of stock options or warrants outstanding as of October 31, 2000; or

          -- pursuant to the stock option agreement;

Compensation

     - increase in any manner the compensation or fringe benefits of any of its employees or directors, except for normal increases for employees (other than directors or executive officers subject to the reporting requirements of Section 16 of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by agreements and plans in effect as of October 31, 2000;

     - pay any pension or retirement allowance not required by any existing plan or agreement;

     - become a party to, amend or commit itself to, any pension, retirement, profit-sharing, consulting, change of control, severance or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

     - accelerate the vesting of, or the lapsing of restrictions with respect to, any benefits, rights to payment, stock options or other stock-based compensation;

Dispositions and Acquisitions

     - sell, transfer, mortgage, encumber or otherwise dispose of any of its business or any of its properties or assets to any individual, corporation or other entity other than a subsidiary and other than any business, properties or assets that are not material to Imperial or the line of business in which the properties or assets are used;

     - cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts and agreements in effect as of October 31, 2000;

     - make any investment material to Imperial or its applicable line of business, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary, except for transactions in the ordinary course of business consistent with past practice, or pursuant to contracts and agreements in effect as of October 31, 2000;

Contracts

     - except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any specified material contract, or make any change in any instrument or agreement governing the terms of any of its securities or any material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

Acquisition Proposals

     - directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposals or offers regarding a merger, reorganization, share exchange, consolidation or similar transaction involving any third party or the purchase of all or substantially all of the assets, or more than 9.9% of the outstanding equity securities, of Imperial or any of its subsidiaries (we refer to these transactions as "ACQUISITION TRANSACTIONS"). This prohibition, however, will not prevent Imperial from complying with its disclosure obligations under state or federal law. In addition, this prohibition will not prevent Imperial from taking any of the following actions if the Imperial board of directors determines in good faith after consultation with outside legal counsel that it must take any of those actions in order to comply with its fiduciary duties under applicable law:

        -- providing information in response to a request for information by a person who has made an unsolicited bona fide written proposal or offer to engage in an acquisition transaction after the proposing person has entered into an appropriate confidentiality agreement with Imperial,

        -- engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written proposal or offer to engage in an acquisition transaction, or

        -- recommending a competing acquisition transaction to the Imperial shareholders;

Settling Claims

     - settle any material claim, action or proceeding involving money damages, except in the ordinary course of business, or involving any restriction on the conduct of its business;

Adverse Actions

     - knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue

Code (i.e., a transaction of a type that is generally tax-free for U.S. federal income tax purposes) or for treatment as a pooling of interests for accounting purposes;

     - except as may be required by applicable law, take any action that is intended or would reasonably be expected to result in:

        -- any of Imperial's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect,

        -- any of the conditions to the merger set forth in the merger agreement not being satisfied, or

        -- in a violation of any provision of the merger agreement;

Amendments to Governing Documents

     - amend its articles of incorporation or its bylaws;

Investment Portfolio

     - other than in prior consultation with Comerica, materially restructure or change its investment securities portfolio or its gap position through purchases, sales or otherwise;

     - other than in prior consultation with Comerica, materially change the manner in which the portfolio is classified or reported;

Accounting

     - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

Tax

     - file or amend any tax return other than in the ordinary course of business and consistent with past practice, settle or compromise any material tax liability, make or change any material tax election, or, change any method of accounting for tax purposes except as required by applicable law; or

Other Agreements

     - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

CONDUCT OF BUSINESS OF COMERICA PENDING THE MERGER

     Prior to the effective time, except as expressly contemplated or permitted by the merger agreement or the option agreement, Comerica has agreed that, without the consent of Imperial, it and its subsidiaries will not:

Amendments to Governing Documents

     - amend its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to Imperial shareholders;

Adverse Actions

     - knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (i.e., a transaction of a type that is generally tax-free for U.S. federal income tax purposes);

     - except as may be required by applicable law, take any action that is intended or would reasonably be expected to result in:

        -- any of Comerica's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect,

        -- any of the conditions to the merger set forth in the merger agreement not being satisfied, or

        -- in a violation of any provision of the merger agreement;

Approval

     - take any action that would materially affect or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

Other Agreements

     - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

ADDITIONAL AGREEMENTS

Employee Benefit Plans

     Comerica and Imperial have agreed that, commencing at the effective time, the benefit plans and programs provided to the employees of Imperial and its subsidiaries as of the effective time (which we refer to in this document as "COVERED EMPLOYEES") will be the benefit plans and programs which are provided to similarly situated employees of Comerica.

     A covered employee who is terminated during the period commencing on the effective time and ending on the 18-month anniversary of the effective time will be entitled to receive the greater of either (1) the severance benefits that employee would have received under the applicable Imperial severance plan as in effect on October 30, 2000 or (2) the severance benefits under any Comerica severance plan applicable to that employee in effect on the date of termination of the employee, in either case taking into consideration that employee's service with Imperial and Comerica.

     From and after the effective time, Comerica will:

     - recognize the prior service with Imperial or its subsidiaries of each employee of Imperial or any of its subsidiaries as of the effective time for the purposes of eligibility, vesting and levels of benefit (but not for purposes of benefit accruals under any defined benefit pension plan) in connection with all benefit plans in which such employees are eligible to participate;

     - cause any pre-existing conditions or limitations and eligibility waiting periods under group health plans of Comerica to be waived with respect to covered employees and their eligible dependents who become participants in these group health plans (to the extent such conditions, limitations or waiting periods have been satisfied under the applicable Imperial benefit plan); and

     - give each covered employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for eligible expense incurred under the applicable Imperial plan prior to the effective time.

     Comerica agrees to honor in accordance with their respective terms all benefits vested as of the effective time under the Imperial benefit plans, including change-of-control benefits relating to the merger, as required by plans and agreements as in effect on October 31, 2000.

     Comerica may amend, modify or terminate any Imperial benefit plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

Exemption from Liability under Section 16(b)

     Assuming that Imperial delivers to Comerica the Section 16 information described below in a timely fashion, Comerica has agreed also to adopt a resolution providing that the receipt by Imperial insiders of Comerica common stock in exchange for Imperial common stock, and of stock options on Comerica common stock upon conversion of stock options on Imperial common stock, is intended to be exempt from liability under Section 16(b) under the Securities and Exchange Act of 1934.

     "SECTION 16 INFORMATION" means accurate information regarding the Imperial insiders, the number of shares of Imperial common stock held by each Imperial insider and expected to be exchanged for Comerica common stock in the merger, and the number and description of the stock options on Imperial common stock held by each Imperial insider and expected to be converted into stock options on Comerica common stock in connection with the merger.

     "IMPERIAL INSIDERS" means those officers and directors of Imperial who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 information.

Additional Agreements

     In addition, Comerica and Imperial have agreed to:

     - use their reasonable best efforts to have the registration statement, of which this proxy statement-prospectus forms a part, declared effective as promptly as practicable under the Securities Act of 1933;

     - cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of permits, consents, approvals and authorizations of those governmental entities;

     - upon request, furnish each other with all information concerning themselves and their subsidiaries, directors, officers and shareholders and any other matters as may be reasonably necessary or advisable in connection with the merger;

     - advise each other promptly upon receiving any communication from any court, administrative agency or commission or any other governmental authority whose consent or approval is required that gives cause to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or will be materially delayed;

     - upon reasonable notice and subject to applicable laws, provide each other access to all of their properties, books, contracts, commitments and records and furnish information concerning their businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the merger agreement;

     - use their reasonable best efforts to take all necessary actions to comply promptly with all legal requirements that may be imposed on a party or its subsidiaries to consummate the merger, and to obtain any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger; and

     - hold all information furnished by or on behalf of the other party in confidence, as required by their confidentiality agreement.

     Comerica has also agreed that at or before the effective time it will take all action necessary to elect Mr. George L. Graziadio, Jr. as the nonexecutive chairman of the board of directors of Comerica Bank -- California and to elect Mr. Norman P. Creighton as a director of the board of directors of that bank.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

     - approval of the merger agreement by Imperial shareholders;

     - authorization for listing on the New York Stock Exchange of the shares of Comerica common stock that are to be issued to Imperial shareholders upon completion of the merger;

     - receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

     - effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act of 1933, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal completion of the merger;

     - receipt of all material consents, approvals, waivers and authorizations of third parties (this is a condition to Comerica's obligations only);

     - receipt by Comerica and Imperial of the opinions of their respective tax counsel, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell, in form and substance reasonably satisfactory to Comerica and Imperial, as the case may be, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

     - receipt by each of Comerica and Imperial of a letter from their respective independent auditors, Ernst & Young LLP and KPMG LLP, addressed to Comerica or Imperial, as the case may be, that the merger will qualify for pooling of interests accounting treatment (this is a condition to Comerica's obligations only, and will cease to be a condition to Comerica's obligations if Comerica has taken the action resulting in the failure of the condition);

     - the representations and warranties of the other party will be true and correct in all material respects as of October 31, 2000 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

     - each party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

     We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before July 31, 2001, either Comerica or Imperial may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Comerica and Imperial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System (which we refer to in this document as the "FEDERAL RESERVE BOARD") and various state regulatory authorities. The merger cannot proceed in the absence of those required regulatory approvals.

     Comerica and Imperial are not aware of any material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.

     We cannot assure you that we will obtain the required regulatory approvals, or, if we obtain them, when we will do so or whether there will be any litigation challenging those approvals. We likewise cannot assure you that the U.S. Department of Justice (which we refer to in this document as the "DOJ") or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.

     Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 of the Bank Holding Company Act of 1956 (which we refer to in this document as the "BHCA"), and Section 25(a) of the Federal Reserve Act (which we refer to in this document as the "FEDERAL RESERVE ACT"). Comerica and Imperial have filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not complete the merger until 30 days after that approval. During that time, the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no fewer than 15 days.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) results in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of these factors, the parties anticipate that the Federal Reserve Board will consider the regulatory status of Comerica and Imperial, current and projected economic conditions in the areas of the United States where Comerica and Imperial operate, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 (which we refer to in this document as "FDICIA") and the regulations promulgated under FDICIA.

     Under the Community Reinvestment Act of 1977 (which we refer to in this document as the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Comerica and Imperial in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company and its subsidiaries. Each of Comerica's and Imperial's subsidiary depository institutions has either an outstanding or satisfactory CRA rating with the appropriate federal regulator.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency (which we refer to in this document as the "OCC"). The OCC has 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC within that 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Comerica for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

     As noted above, the merger may not be completed until 30 days after Federal Reserve Board approval, during which time the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no fewer than 15 days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently from the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. Failure of the DOJ to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

     In addition, Comerica's right to exercise the Imperial stock option under the option agreement is also subject to the prior approval of the Federal Reserve Board to the extent that the exercise of the option would result in Comerica owning more than 5% of the outstanding shares of Imperial common stock. In considering whether to approve Comerica's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of Imperial common stock, the Federal Reserve Board would generally apply the same statutory criteria it will apply to its consideration of the merger.

     Hart-Scott-Rodino Antitrust Improvements Act. As a result of the acquisition of Imperial, Comerica will also acquire Imperial's nonbanking subsidiaries. If Comerica becomes a financial holding company prior to the merger, the acquisition of these entities will require prior notice to the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to in their document as the "HSR ACT"), and the rules of the FTC under the HSR Act, and the expiration of the 30-day statutory waiting period under the HSR Act. However, prior to the expiration of that period, the FTC could extend the period by requesting additional information or documentary material relevant to the merger. In addition, at any time prior to or after completion of the merger, the FTC or the DOJ could take action under the federal antitrust laws, including seeking to enjoin the merger or seeking conditions to the merger. Similarly, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger. Comerica and Imperial intend to make the required filing promptly after the date of this document.

     State Regulatory Authorities. The parties have been or will be filing applications or notifications with various state financial institution regulatory and insurance authorities in connection with acquisitions or changes in control of subsidiaries of Imperial that may be deemed to result from the completion of the merger. In addition, the state attorneys general in the various states in which Comerica and Imperial have bank subsidiaries may review the merger. These authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Imperial shareholders who hold Imperial common stock as a capital asset; that is, generally for investment. The summary is based on the Internal Revenue Code (which we refer to in this document as the "CODE"), Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to Imperial shareholders subject to special treatment under U.S. federal income tax law, including, for example:

     - foreign persons,

     - financial institutions,

     - dealers in securities,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - insurance companies,

     - tax-exempt entities,

     - dissenting holders, if any,

     - holders who acquired their shares of Imperial common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and

     - holders who hold Imperial common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction."

In addition, no information is provided in this document with respect to the tax consequences of the merger under applicable foreign, state or local laws.

     IMPERIAL SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U. S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     General. In connection with the filing of the registration statement of which this proxy statement-prospectus forms a part, Wachtell, Lipton, Rosen & Katz and

Sullivan & Cromwell have delivered to Comerica and Imperial, respectively, opinions, dated the date of this proxy statement-prospectus, addressing the U.S. federal income tax consequences of the merger described below. Those opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinions. In rendering these opinions, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell required and relied upon representations contained in certificates of officers of Comerica and Imperial. These opinions are to the effect that, for U.S. federal income tax purposes:

     - the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

     - Comerica, Comerica Holdings and Imperial will each be a party to the reorganization within the meaning of Section 368(a) of the Code;

     - neither Comerica nor Comerica Holdings nor Imperial will recognize any gain or loss as a result of the merger other than mark-to-market gains and losses recognized upon the close of Imperial's taxable year;

     - Imperial shareholders who exchange all of their Imperial common stock solely for Comerica common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received instead of a fractional share interest in Comerica common stock.

     We will not be obligated to complete the merger unless Comerica receives a further opinion of Wachtell, Lipton, Rosen & Katz and Imperial receives a further opinion of Sullivan & Cromwell, in form and substance reasonably satisfactory to Comerica and Imperial, respectively, dated the closing date of the merger, on the basis of facts, representations and assumptions set forth in each opinion that are consistent with the state of facts existing at the effective time of the merger, substantially to the foregoing effect.

     None of the tax opinions to be delivered to the parties in connection with the merger as described in this document is binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

     Cash received by an Imperial shareholder instead of a fractional share interest in Comerica common stock will be treated as received in redemption of that fractional share interest, and an Imperial shareholder generally will recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the tax basis of the share of Imperial common stock allocable to that fractional share. Such capital gain or loss will be a long-term capital gain or loss if the holding period for that share of Imperial common stock is greater than one year at the effective time of the merger

     Information Reporting and Backup Withholding. Payments related to Imperial common stock may be subject to information reporting to the Internal Revenue Service and to 31% backup withholding. Backup withholding will not apply, however, to a payment to you or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to Imperial and the exchange agent that you or the payee is exempt from backup withholding.

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

ACCOUNTING TREATMENT

     Comerica and Imperial anticipate that the merger will be accounted for as a pooling of interests under GAAP. Under this method of accounting, Comerica stockholders and Imperial shareholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of Imperial common stock for shares of Comerica common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Comerica and Imperial, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income, rather than adjustments to the combined company balance sheet.

     It is a condition to completion of the merger that each of Comerica and Imperial receive an opinion from its respective independent auditors, Ernst & Young LLP and KPMG LLP, that the merger will be accounted for as a pooling of interests. See "-- Conditions to Consummation of the Merger."

     The parties have prepared the unaudited pro forma financial information contained in this proxy statement-prospectus using the pooling of interests accounting method to account for the merger. See "Summary -- Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

TERMINATION OF THE MERGER AGREEMENT

     The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of Imperial common stock:

     - by written agreement of Comerica and Imperial, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

     - by the board of directors of either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement;

     - by the board of directors of either party, if the merger is not completed on or before July 31, 2001, unless the failure of the closing to occur by this date is due to the default of the party seeking to terminate the merger agreement;

     - by the board of directors of either party (so long as the terminating party is not then in material breach of the merger agreement), if

        -- there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the nonterminating party;

        -- which breach, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "-- Conditions to Consummation of the Merger"; and

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

        -- which breach is not cured within 45 days following written notice to the party committing the breach or which by its nature or timing cannot be cured prior to the closing date.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Extension and Waiver. At any time prior to the effective time, Comerica and Imperial, by action taken or authorized by their respective boards of directors, may, if legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the holders of a majority of the outstanding shares of Imperial common stock entitled to vote, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the Imperial shareholders under the merger agreement, other than as contemplated by the merger agreement.

     Any agreement by a party to any extension or waiver must be set forth in a written instrument signed on behalf of such party and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Amendment. Subject to compliance with applicable law and the ability of the parties to change the structure of effecting the combination of Comerica and Imperial, Comerica and Imperial may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by Imperial shareholders. However, after any approval of the merger agreement by Imperial shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Imperial shareholders, other than as contemplated by the merger agreement.

STOCK EXCHANGE LISTING

     Comerica has agreed to cause the shares of Comerica common stock to be issued in the merger to be approved for listing on the New York Stock Exchange. It is a condition to the completion of the merger that the New York Stock Exchange authorize those shares for listing, subject to official notice of issuance.

EXPENSES

     The merger agreement provides that each of Comerica and Imperial will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. However, Comerica and Imperial will divide equally the costs and expenses of printing and mailing this proxy statement-prospectus, and all filing and other fees paid to the SEC in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Imperial's directors and executive officers have interests in the merger that are in addition to their interests as Imperial shareholders generally. These interests arise as a result of:

     - existing compensation agreements and severance arrangements with Imperial;

     - employment agreements entered into with Comerica that will become effective upon completion of the merger;

     - Imperial's 1986 Stock Option Plan and awards made under that plan; and

     - Comerica's agreement to continue Imperial's existing director and officer indemnification and insurance arrangements.

     The Imperial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

     Employment Agreements with Comerica. Each of Mr. George L. Graziadio, Jr., the Chairman, President and Chief Executive Officer of Imperial, and Mr. Norman
P. Creighton, a director of Imperial and the Vice Chairman and Chief Executive Officer of Imperial Bank, have entered into agreements relating to their employment with Comerica after the effective time. The employment agreements for these executives will supersede the existing agreements in effect between Imperial and each of those executives.

     Pursuant to the employment agreement between Mr. Graziadio and Comerica, beginning at the effective time and ending on December 31, 2001 (which we refer to as the "EMPLOYMENT PERIOD"), Mr. Graziadio will serve as nonexecutive Chairman of the board of directors of Comerica Bank -- California, reporting directly to the President and Chief Executive Officer of Comerica
Bank -- California. Mr. Graziadio will remain as a member of the board of directors until the third anniversary of the effective date of the merger.

     As soon as practicable after the effective date of the merger, Comerica will pay Mr. Graziadio a special compensation payment equal to the amount he is entitled to receive under his special compensation agreement with Imperial, dated as of May 19, 2000, as a result of the merger. This amount will be
approximately $[       ] and will be in full satisfaction of all of Mr.
Graziadio's rights under the special compensation agreement and any other employment, severance or change of control arrangements with Imperial.

     During the employment period, unless sooner terminated, Mr. Graziadio will be entitled to receive an annual base salary of not less than $500,000, his base salary as of October 31, 2000. In addition, he will be eligible for an annual cash bonus, with a target bonus opportunity of up to 125% of his base salary. The actual amount of the bonus will be determined based on his achievement of pre-established performance goals. These goals will be no less favorable than the goals established under Comerica Holding's annual bonus program as in effect on October 31, 2000. During the employment period, Mr. Graziadio will be provided with perquisites and will be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs of Comerica (other than equity and cash incentive plans and programs) generally applicable to similarly situated executives of Comerica. In addition, Comerica is obligated to continue the agreement between Mr. Graziadio and Imperial dated December 23, 1986 (which we refer to as the "1986 AGREEMENT") as it relates to death and disability benefits payable to Mr. Graziadio and Comerica will continue any split-dollar insurance in force in accordance with that agreement's terms. Comerica will also make available to Mr. Graziadio and his spouse, for each of their respective lives, medical benefits on the same basis as those benefits were provided to them on October 31, 2000. During the employment period, Mr. Graziadio will also be entitled to receive prompt reimbursement for all reasonable business expenses in accordance with Comerica's policies. During the employment period, and for as long as Mr. Graziadio serves as a member of the board of Comerica Bank -- California, he will be entitled to office space and secretarial assistance as provided generally to similarly situated Comerica executives.

     Mr. Graziadio's employment agreement provides that if, during the employment period, Comerica terminates his employment other than for "cause" or as a result of his death or "disability," or if Mr. Graziadio terminates his employment for "good reason," as those terms are each defined in his employment agreement, he will be entitled to:

     - any unpaid portion of his base salary through the end of the employment period;

     - a pro rata target bonus of 125% of base salary, based on the number of days from the effective date of the merger until December 31, 2001; and

     - to the extent they are unpaid, any other amounts or benefits required to be paid or provided to him under any plan, program, policy or practice of, or any contract or agreement with, Comerica or its affiliates through the date of termination.

     If, during the employment period, Comerica terminates Mr. Graziadio's employment for "cause," or if Mr. Graziadio terminates his employment without "good reason," the employment agreement will terminate and Comerica's only obligation to Mr. Graziadio will be to pay him any unpaid base salary and any unpaid benefits through the date of termination. If Mr. Graziadio's employment is terminated by reason of his death or "disability," the employment agreement will terminate and Comerica's only obligation to Mr. Graziadio or his legal representatives will be the payment of any unpaid base salary through the date of termination and the timely payment or provision of other benefits. The other benefits to be provided in case of death or disability will be the death or disability benefits as in effect on the date of termination generally with respect to similarly situated Comerica executives or, if applicable, the benefits under the 1986 agreement. Comerica will have the right, however, to offset any payments under the terms of the 1986 agreement in repayment of any loan outstanding between Imperial or Comerica and Mr. Graziadio.

     If any payments received under his employment agreement with Comerica are subjected to the excise tax imposed under Section 4999 of the Code, Mr. Graziadio will be entitled to an additional payment to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed. However, if the payments under his employment agreement (exclusive of any additional payment resulting from the additional payment made to restore his after-tax position) are not more than 110% of the greatest amount that could be paid to him without giving rise to a Section 4999 tax, then the amounts payable to him under the employment agreement will be reduced to the maximum amount that could be paid to him without giving rise to the excise tax imposed under Section 4999 of the Code.

     Pursuant to the employment agreement between Mr. Creighton and Comerica, beginning at the effective time and ending on the second anniversary of the effective time, Mr. Creighton will serve as Vice Chairman of Comerica
Bank -- California and as a member of the board of directors of Comerica
Bank -- California. As soon as practicable after the effective date of the merger, Comerica will pay Mr. Creighton a special compensation payment equal to the amount he is entitled to receive under his special compensation agreement with Imperial, dated as of May 19, 2000, as a result of the merger. This amount
will be approximately $[               ] and will be in full satisfaction of all
of Mr. Creighton's rights under the special compensation agreement and any other employment, severance or change of control arrangements with Imperial.

     During his employment term, Mr. Creighton will be entitled to receive an annual base salary of $525,000. In addition, he will be eligible for a target annual cash bonus of up to 125% of his base salary based on his achievement of pre-established performance goals. During his employment term, Mr. Creighton will be provided with perquisites and entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs of Comerica (other than equity and cash incentive plans and programs) generally applicable to similarly situated executives of Comerica as in effect from time to time.

     Mr. Creighton's employment agreement provides that if, during the employment period, Comerica terminates his employment other than for "cause" or as a result of his death or "disability," or if Mr. Creighton terminates his employment for "good reason," as those terms are each defined in his employment agreement, he will be entitled to:

     - the sum of any unpaid portion of his annual base salary through the date of termination and a prorated target annual bonus based on the number of days in the fiscal year through the date of termination (we will refer to this amount in sum as the "ACCRUED OBLIGATIONS");

     - the annual base salary and the target annual bonus that he would have received during the period from the date of termination through the second anniversary of the effective date of the merger, if he had not been terminated; and

     - to the extent they are unpaid, any other amounts or benefits required to be paid or provided to him under any plan, program, policy or practice of, or any contract or agreement with, Comerica or its affiliates through the date of termination (which we will refer as the "OTHER BENEFITS").

     If Mr. Creighton's employment is terminated during his employment period as a result of his death or disability, he or his estate or beneficiary, as the case may be, will be entitled to payment for the accrued obligations and for the other benefits, which will include the disability or death benefits generally in effect with respect to similarly situated Comerica executives. In the event Comerica terminates Mr. Creighton's employment for cause during the employment period, or if Mr. Creighton terminates his employment without good reason, he will be entitled to payment for accrued obligations and other benefits.

     If any payments received under his employment agreement with Comerica are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Creighton will be entitled to an additional payment to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed. However, if the payments under this employment agreement (exclusive of any additional payment resulting from the additional payment made to restore his after-tax position) are not more than 110% of the greatest amount that could be paid to him without giving rise to a Section 4999 tax, then the amounts payable to him under the employment agreement will be reduced to the maximum amount that could be paid to him without giving rise to the excise tax imposed under Section 4999 of the Internal Revenue Code.

     Severance Arrangements. Imperial has an Acquisition Compensation Continuation Plan in effect for its officers, including its executive officers. The merger agreement provides that Imperial employees, including its executive officers, who are terminated during the eighteen-month period following a change of control of Imperial, will be entitled to receive severance benefits under the better of either (1) the severance benefits the employee would have received under the applicable Imperial severance plan as in effect on October 30 or (2) the severance benefits under any Comerica severance plan applicable to that employee as in effect on the date of termination of that employee. With respect to the executive officers of Imperial, subject to the execution of a mutual release of all claims other than claims for indemnity as an officer and employee, the Imperial plan provides that:

     - executive officers who are members of both the Imperial Bank management committee and the Imperial Bank board of directors will receive

        -- 3 years salary continuation paid in a lump sum at termination or as a continuation,

        -- 3 years current target bonus paid in a lump sum at termination,

        -- outplacement services at a company selected by Imperial,

        -- full employee benefits through the 3-year period, and

        -- if any excise tax is imposed under Section 4999 of the Internal
           Revenue Code, payment of an amount necessary to restore the executive to the same after tax position that he or she would have been in if the excise tax had not been imposed;

     - executive officers who are only members of the Imperial Bank management committee will receive

        -- 2 years salary continuation paid in a lump sum at termination or as a continuation,

        -- 2 years current target bonus paid in a lump sum at termination,

        -- outplacement services at a company selected by Imperial,

        -- full employee benefits through the 2-year period, and

        -- if any excise tax is imposed under Section 4999 of the Internal
           Revenue Code, payment of an amount necessary to restore the executive to the same after tax position that he or she would have been in if the excise tax had not been imposed; and

     - executive officers who hold the title of Senior Vice President, Regional Vice President or Division Vice President will receive

        -- two months salary continuation for each complete year of employment with a minimum of 12 months continuation and a maximum of 18 months continuation,

        -- one-time bonus payment equal to the average of the last 2 years' paid bonus,

        -- outplacement services at a company selected by Imperial, and

        -- full employee benefits through the applicable severance period.

IMPERIAL STOCK OPTION AGREEMENT

     General. Simultaneously with the execution of the merger agreement, Imperial and Comerica entered into a stock option agreement pursuant to which Imperial granted Comerica an irrevocable option to purchase from Imperial up to 19.9% of the issued and outstanding Imperial common stock, without giving effect to the shares subject to or issued pursuant to the option, subject to certain adjustments. The exercise price of the Imperial option is $24.81 per share, subject to certain adjustments.

     The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate Comerica if the merger is not completed. The existence of the Imperial stock option could significantly increase the cost to a potential acquiror of acquiring Imperial. In addition, the exercise or repurchase of the Imperial stock option is likely to prohibit another acquiror from accounting for an acquisition of Imperial using the "pooling of interests" accounting method for a period of two years following the exercise or repurchase. Consequently, aspects of the option agreement may discourage persons who might be interested in acquiring all of or a significant interest in Imperial from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration with a higher current market price than the shares of Comerica common stock to be received under the merger agreement.

     Some rights and obligations of Comerica and Imperial under the stock option agreement are subject to receipt of required regulatory approvals. Comerica must obtain the approval of the Federal Reserve Board to acquire more than 5% of the outstanding shares of Imperial's common stock. Accordingly, Comerica [has included] in its applications with the Federal Reserve Board a request for approval of the right of Comerica to exercise its rights under stock option agreement, including its right to purchase more than 5% of the outstanding shares of Imperial common stock. Acquisitions of 5% or less may be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which if it applied would require Comerica to wait for a specified period before completing the acquisition.

     The option will become exercisable, subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. Those events are as defined below:

an "INITIAL TRIGGERING EVENT" means the occurrence of any of the following:

     - Imperial or any of its subsidiaries, without Comerica's prior written consent, enters into an agreement to engage in, or the Imperial board of directors will have recommended that the Imperial shareholders approve or accept, (1) a merger or consolidation, or any similar transaction involving Imperial or any of its significant subsidiaries, (2) a purchase or other acquisition of beneficial ownership of all or a substantial portion of the assets or deposits of Imperial or any of its significant subsidiaries, (3) a purchase or other acquisition of beneficial ownership of securities representing 10% or more of the voting power of Imperial, or (4) any substantially similar transaction (we refer to these transactions in this document as "ACQUISITION TRANSACTIONS");

     - (1) Imperial or any of its significant subsidiaries, without Comerica's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction, (2) the Imperial board of directors fails to recommend that its shareholders approve the merger agreement with Imperial in anticipation of an acquisition transaction, or (3) the Imperial board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to Comerica, its recommendation that its shareholders approve the merger agreement in anticipation of engaging in an acquisition transaction;

     - a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Imperial common stock;

     - a third party makes a bona fide proposal to Imperial or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an acquisition transaction;

     - Imperial breaches and does not cure within a specified time period any covenant or obligation in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following that breach Comerica would be entitled to terminate the merger agreement; or

     - any third party, other than in connection with a transaction to which Comerica has given its prior written consent, files an application or notice with the Federal Reserve Board, or another U.S. federal or state bank regulatory authority, which has been accepted for processing, for approval to engage in an acquisition transaction.

a "SUBSEQUENT TRIGGERING EVENT" means the occurrence of any of the following events:

     - any person acquires beneficial ownership of 20% or more of the then-outstanding shares of Imperial common stock; or

     - the occurrence of an initial triggering event described above in the first bullet point of the definition of Initial Triggering Event, except that the percentage referred to in the definition of "acquisition transaction" is 20%.

an "EXERCISE TERMINATION EVENT" means the occurrence of any of the following events:

     - the effective time of the merger;

     - termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by Comerica as a result of an uncured, volitional and material breach by Imperial of any of its representations, warranties, covenants or agreements; or

     - the date that is 12 months after the termination of the merger agreement, if the termination occurs after the occurrence of an initial triggering event or is a termination by Comerica as a result of an uncured, volitional and material breach by Imperial of any of its representations, warranties, covenants or agreements. However, if an initial triggering event continues or occurs beyond such termination of the merger agreement and before the expiration of the 12-month period, then the exercise termination event will be the date that is 12 months from such continuing or subsequent initial triggering event, but in no event more than 18 months after the termination of the merger agreement.

     As of the date of this proxy statement-prospectus, to the knowledge of Comerica and Imperial, no initial triggering event or subsequent triggering event has occurred.

     Repurchase of the Option. The option agreement permits Comerica to require Imperial to repurchase the option, and any shares purchased under the option, if a "repurchase event" occurs at a time after a subsequent triggering event has occurred, but prior to the occurrence of an exercise termination event. A "REPURCHASE EVENT" occurs (1) upon the completion of an acquisition transaction or (2) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding shares of Imperial common stock.

     From and after the occurrence of a repurchase event, following a request of the holder of the option, delivered prior to an exercise termination event, Imperial, or any successor to Imperial, will repurchase (1) the option from the holder at a price (which we refer to in this document as the "OPTION REPURCHASE PRICE") equal to the amount by which the market/offer price exceeds the exercise price, multiplied by the number of shares for which the option may then be exercised and (2) at the request of the owner of shares purchased under the option (which we refer to in this document as "OPTION SHARES"), delivered within 90 days of the occurrence of a repurchase event (or such later period as permitted under the stock option agreement), Imperial will repurchase the number of the option shares from the owner of those shares as the owner designates at a price (which we refer to in this document as the "OPTION SHARE REPURCHASE PRICE") equal to the market/ offer price multiplied by the number of option shares so designated.

     The term "MARKET/OFFER PRICE" means the highest of:

     - the price per share of Imperial common stock at which a tender offer or exchange offer for the Imperial common stock has been made;

     - the price per share of Imperial common stock to be paid by any third party under an agreement with Imperial;

     - the highest closing price for shares of Imperial common stock within the six-month period immediately preceding the date of the repurchase request; or

     - in the event of a sale of all or a substantial portion of Imperial's assets, the sum of the price paid in the sale for these assets and the [net] current market value of the remaining assets of Imperial as determined by a nationally recognized investment banking firm divided by the number of shares of Imperial common stock outstanding at the time of the sale.

     Substitute Option. In some situations, the option will convert into an option to purchase the shares of a successor to Imperial. If, prior to an exercise termination event, Imperial enters into any agreement:

     - to consolidate with or merge into any person, other than Comerica or one of its subsidiaries, unless Imperial is the continuing or surviving corporation;

     - to permit any third party to merge into Imperial where Imperial is the continuing or surviving corporation and the then outstanding shares of Imperial common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Imperial's common stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

     - to sell or otherwise transfer all or substantially all of its assets to any third party,

then the agreement governing any of these transactions must provide that, upon completion of the transaction, the Imperial stock option will be converted into, or exchanged for, an option to purchase securities, at the election of the holder, of either the acquiring person or any person that controls the acquiring person on substantially the same terms.

     Cash Surrender Value. Comerica may, at any time during which Imperial would be required to repurchase the option or any option shares, surrender the option (together with any option shares issued to and then owned by the holder of the option) to Imperial in exchange for a cash payment equal to the surrender price, except that Comerica may not exercise this right if Imperial has previously repurchased the option (or any portion of the option) or any option shares as described above. The surrender price is equal to $43 million plus, if applicable, the aggregate purchase price previously paid by Comerica with respect to any option shares, minus, if applicable, the excess of (1) the net cash, if any, received by Comerica in an arm's-length sale of option shares (or any other securities into which these option shares were converted or exchanged) to any party not affiliated with Comerica over (2) the purchase price paid by Comerica with respect to these option shares.

     Maximum Profit Limitation. The stock option agreement limits Comerica's total profit to $61 million. Total profit means the aggregate pretax amount of the following:

     - the excess of (1) the net cash amounts or fair market value of any property received by Comerica pursuant to the sale of the option or the option shares to any unaffiliated party, other than any amount received by Comerica upon the repurchase of the option or the option shares, respectively, by Imperial, after payment of applicable brokerage or sales commissions and discounts, over (2) Comerica's aggregate purchase price for those option shares, plus

     - all amounts received by Comerica upon the repurchase of the option or the option shares by Imperial, plus

     - all equivalent amounts with respect to the substitute option and substitute option shares.

     In addition, Comerica may not exercise the stock option for a number of shares as would, as of the date of exercise, result in a notional total profit of more than $61 million and, if exercise of the option would otherwise result in the notional total profit exceeding that amount, Comerica, in its discretion, may take any of several permitted steps so that the notional total profit will not restrict any subsequent exercise of the option which at that time complies with this limitation. As used in the option agreement, "NOTIONAL TOTAL PROFIT" means, with respect to any number of option shares, the total profit, determined as of the date of the proposed exercise assuming that the option was exercised on that date for that number of shares, and assuming that those shares, together with all other option shares held by Comerica and its affiliates as of that date, were sold for cash at the closing market price for the Comerica common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     Adjustment. The option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Imperial or certain other events or transactions.

RESTRICTIONS ON RESALES BY AFFILIATES

     Shares of Comerica common stock to be issued to Imperial shareholders in the merger have been registered under the Securities Act of 1933. Shares of Comerica common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act of 1933) of Imperial. Any subsequent transfer of shares, however, by any person who is an affiliate of Imperial at the time the merger is submitted for vote of the Imperial shareholders will, under existing law, require either:

     -- the further registration under the Securities Act of 1933 of the shares of Comerica common stock to be transferred,

     -- compliance with Rule 145 promulgated under the Securities Act of 1933, which permits limited sales under certain circumstances, or

     -- the availability of another exemption from registration.

     An "AFFILIATE" of Imperial is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Imperial. These restrictions are expected to apply to the directors and executive officers of Imperial and the holders of 10% or more of the Imperial common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those person have a 10% or greater beneficial or equity interest. Comerica will give stop transfer instructions to the transfer agent with respect to the shares of Comerica common stock to be received by persons subject to these restrictions, and the certificates for their shares will bear appropriate legends.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of Imperial and Comerica has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of that party for purposes of qualifying the merger for pooling of interests accounting treatment, and Imperial has agreed to use its reasonable best efforts to cause each person who is an affiliate of it for purposes of Rule 145 under the Securities Act of 1933, to deliver to the other party a written agreement intended to ensure compliance with the Securities Act of 1933 and preserve the ability to treat the merger as a pooling of interests.

     Comerica has agreed in the merger agreement to use its reasonable best efforts to publish as promptly as reasonably practicable, but in no event later than 90 days after the end of the first month after the effective time in which there are at least 30 days of post-merger combined operations, combined revenue and net income figures as contemplated by Accounting Series Release No. 135, the SEC's release addressing pooling of interests transactions.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

MANAGEMENT

     Pursuant to the merger agreement, effective as of the completion of the merger, Mr. Graziadio will become the nonexecutive Chairman of the board of directors of Comerica Bank -- California and Mr. Creighton will be elected a director of that board. In addition, Mr. Creighton will become Vice Chairman of Comerica Bank -- California. See "The Merger -- Interests of Certain Persons in the Merger."

OPERATIONS

     While there can be no assurance as to the achievement of business and financial goals, Comerica and Imperial currently expect to achieve approximately $60 million in annual pretax cost savings as a result of the merger, with 50% to be realized by the first quarter of 2002 and 100% to be realized by the first quarter of 2003. Comerica and Imperial also expect that the combined company will incur a $105 million after-tax charge to earnings upon completion of the merger or shortly thereafter. These charges include employee severance costs, the cost of integrating facilities and operations and the cost of conforming policies and balance sheet restructuring. These statements constitute "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995, and actual results, which are dependent on a number of factors, many of which are beyond the control of Comerica and Imperial, may differ materially. See "Forward-Looking Statements."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

COMERICA

     Comerica common stock is listed on the New York Stock Exchange and traded under the symbol "CMA." The following table sets forth, for the periods indicated, the high and low sales prices per share of Comerica common stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of Comerica common stock. The cash dividend and stock price information has been adjusted to reflect Comerica's stock split effected in the form of a 50% stock dividend paid on April 1, 1998.

                                                          PRICE RANGE OF
                                                           COMMON STOCK
                                                         ----------------    DIVIDENDS
                                                          HIGH      LOW      DECLARED
                                                         ------    ------    ---------
1998
First Quarter........................................    $72.13    $54.33      $0.32
Second Quarter.......................................     73.00     61.94       0.32
Third Quarter........................................     71.94     51.00       0.32
Fourth Quarter.......................................     69.00     46.50       0.32
1999
First Quarter........................................     70.00     58.94       0.36
Second Quarter.......................................     66.63     57.31       0.36
Third Quarter........................................     61.63     47.63       0.36
Fourth Quarter.......................................     61.38     44.00       0.36
2000
First Quarter........................................     46.25     32.94       0.40
Second Quarter.......................................     54.38     39.88       0.40
Third Quarter........................................     59.44     45.00       0.40
Fourth Quarter (through [       ], 2000).............

     The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Comerica and its subsidiaries, applicable government regulations and other factors deemed relevant by the Comerica board of directors. As described under "Regulation and Supervision -- Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliated banks to pay dividends to Comerica. See "The
Merger -- Conduct of Business Pending the Merger and Other Agreements."

IMPERIAL

     Imperial common stock is listed on the New York Stock Exchange and traded under the symbol "IMP." The following table sets forth, for the periods indicated, the high and low sales prices per share of Imperial common stock on the NYSE Composite Transaction reporting system. All amounts have been adjusted for stock dividends and stock
splits as of [       ]. Imperial did not pay cash dividends during the periods
indicated.

                                                                 PRICE RANGE OF
                                                                  COMMON STOCK
                                                                ----------------
                                                                 HIGH      LOW
                                                                ------    ------
1998
First Quarter...............................................    $28.45    $22.55
Second Quarter..............................................     27.97     22.08
Third Quarter...............................................     27.33     10.08
Fourth Quarter..............................................     14.36      8.69
1999
First Quarter...............................................     19.97     13.28
Second Quarter..............................................     19.91     14.47
Third Quarter...............................................     20.61     14.88
Fourth Quarter..............................................     25.00     17.36
2000
First Quarter...............................................     31.50     19.91
Second Quarter..............................................     30.94     13.50
Third Quarter...............................................     23.13     15.25
Fourth Quarter (through [       ])..........................

     The timing and amount of any dividends paid prior to the completion of the merger will depend upon earnings, cash requirements, the financial condition of Imperial and its subsidiaries, applicable government regulations and other factors deemed relevant by the Imperial board of directors. In addition, the merger agreement contains limitations on the ability of Imperial to pay dividends.

                           INFORMATION ABOUT COMERICA

     Comerica Incorporated is a registered bank holding company headquartered in Detroit, with banking subsidiaries in Michigan, California and Texas, banking operations in Florida, and businesses in several other states. Comerica also operates banking subsidiaries in Canada and Mexico. Comerica filed an election to become a financial holding company on November 29, 2000. Comerica is focused on three major lines of business:

     - The Business Bank -- includes middle market lending, asset-based lending, large corporate banking, treasury management and international financial services. This line of business meets the needs of medium-size businesses, multinational corporations and government entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management products, international trade finance, foreign exchange management, and loan syndication services;

     - The Individual Bank -- includes consumer lending, consumer deposit gathering, mortgage loan origination, small business banking and private banking. This line of business offers a variety of consumer products, including deposit accounts, direct and indirect installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, a full range of financial services is provided to small businesses and municipalities. Private lending and personal trust services are also provided to meet the personal financial needs of affluent individuals; and

     - The Investment Bank -- includes sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products. This line of business also offers institutional trust products, retirement services and provides investment management and advisory services, investment banking and discount securities brokerage services.

These three core businesses are tailored to each of Comerica's four primary geographic markets: Michigan, Texas, California and Florida. In addition to the three major lines of business, the Finance Division is significant. This division manages Comerica's funding, liquidity and capital needs.

     At September 30, 2000, Comerica's total assets on a consolidated basis were $40.9 billion, its consolidated total deposits were $25.5 billion and its consolidated total stockholders' equity was $3.8 billion. Based on total assets at September 30, 2000, Comerica was the 23rd largest bank holding company in the United States.

     The principal office of Comerica is located at Comerica Tower at Detroit Center, 500 Woodward Avenue, MC 3391, Detroit, Michigan 48226, telephone (800) 521-1190.

                           INFORMATION ABOUT IMPERIAL

GENERAL

     Imperial Bancorp is a diversified financial services company specializing in the delivery of a wide variety of financial products and services tailored to meet the financing and cash management needs of middle market companies, emerging growth companies, entrepreneurs and professionals. Through its bank and nonbank subsidiaries, the Company is uniquely positioned to provide customized products and superior customer service to its customers across a broad spectrum of industries. The Company's largest subsidiary, Imperial Bank, operates 15 regional banking offices: 12 in California and out-of-state offices in Arizona, Colorado and Washington. Additionally, the Bank operates emerging growth loan production offices in major technology centers across the country, as well as SBA loan production offices throughout the United States.

     The Company's business activities are conducted through three principal operating segments:

     - Commercial Banking -- includes Imperial's middle market, residential tract construction, entertainment and small business lending operations, which originate loans principally through direct relationships with customers;

     - Emerging Growth -- includes business originated principally through relationships with venture capitalists. This segment includes the Emerging Growth Division, which provides venture banking for early-stage and emerging companies, and Imperial Creditcorp and Imperial Ventures, which provide bridge loans and direct equity investments in early-stage and emerging companies; and

     - Syndicated Finance -- this segment includes the Syndicated Finance Division and the Merchant Banking Group both of which originate loans on an indirect basis through other financial institutions, principally banks.

     Imperial Bank's business strategy has always been the delivery of customized financial products and services to a broad array of industries. Imperial stresses relationship banking and entrepreneurship among its bankers. Imperial's client base is diversified across a number of key areas including companies engaged in manufacturing, distribution, wholesale, service, import/export, apparel and textile, as well as some of the fastest growing industries of the new century, such as emerging technology, entertainment, residential construction, and title and escrow. Imperial also offers cash management services, leasing, merchant card transaction processing, small business lending, factoring, international trade and foreign exchange services, securities transactions, and investment planning.

     At September 30, 2000, Imperial's total assets on a consolidated basis were $7.4 billion, its consolidated total deposits were $6.5 billion and its consolidated total shareholders' equity was $0.5 billion. Based on total assets at September 30, 2000, Imperial was the fifth largest bank holding company headquartered in California and one of the 100 largest bank holding companies in the United States.

     The principal office of Imperial is located at 9920 South La Cienega Boulevard, Inglewood, California 90301, telephone number (310) 417-5600.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Imperial is incorporated by reference or set forth in Imperial's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this proxy statement-prospectus by reference. Stockholders desiring copies of this document and other documents may contact Imperial at its address or telephone number indicated under "Where You Can Find More Information."

                           REGULATION AND SUPERVISION

INTRODUCTION

     The following discussion sets forth the material elements of the regulatory framework applicable to financial and bank holding companies and their subsidiaries, and provides certain specific information relevant to Comerica. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders.

     As discussed in more detail below, this regulatory framework, among other things, may restrict Comerica's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Comerica to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit

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insurance premiums as a result of a deterioration in the financial condition of depository institutions in general.

     To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Comerica or its subsidiaries may have a material effect on the business of Comerica.

     Additional information about the regulation and supervision of Comerica can be found in Comerica's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

REGULATORY AGENCIES

     Financial Holding Company. Comerica is a bank holding company and filed an election to become a financial holding company on November 29, 2000. As a bank holding company Comerica is, and as a financial holding company Comerica would be, subject to regulation under the BHCA and to inspection, examination and supervision by the Federal Reserve Board.

     Subsidiary Banks. Comerica's national banking subsidiaries -- Comerica Bank, National Association and Comerica Bank & Trust, National
Association -- are chartered under federal law and subject to regulation and examination primarily by the OCC and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (which we refer to in this document as the "FDIC"). Comerica Bank (formerly Comerica Bank-Detroit), Comerica Bank-Texas and Comerica Bank-California are chartered by the states of Michigan, Texas and California, respectively and subject to regulation by the banking departments of those states and to regulation by the FDIC and the Federal Reserve Board. The deposits of all the foregoing banks are insured by the Bank Insurance Fund ("BIF") of the FDIC to the extent provided by law. Comerica Bank-Mexico, S.A. is chartered under the laws of Mexico and is supervised and regulated by the Ministry of Finance and Public Credit, the Bank of Mexico, and the Mexican National Banking Commission. Comerica Bank-Canada is chartered under the laws of Ontario, Canada and is supervised and regulated by the Office of the Superintendent of Financial Institutions Canada and the Canada Deposit Insurance Corporation.

     Upon completion of the merger with Imperial Bancorp, Comerica will acquire Imperial's banking subsidiary, Imperial Bank, a California chartered bank. This bank is, and will be, subject to regulation by the FDIC, as well as the California Department of Financial Institutions.

     Nonbank Subsidiaries. Many of Comerica's and Imperial's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Comerica's brokerage subsidiaries and the brokerage subsidiaries of Imperial that Comerica will acquire as a result of the merger are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Comerica's insurance agency subsidiary, Comerica Insurance Services, Inc., is subject to regulation by the Department of Insurance or the State of Michigan. Comerica's investment advisory subsidiary, Munder Capital Management, is subject to regulation by the SEC. Other nonbank subsidiaries of Comerica and Imperial are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

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     Other Requirements and Regulations. Comerica and its subsidiaries are also affected by the fiscal and monetary policies of the U.S. federal government and the Federal Reserve Board, and by various other governmental requirements and regulations in the states and countries where Comerica and its subsidiaries operate.

FINANCIAL AND BANK HOLDING COMPANY ACTIVITIES

     "Financial in Nature" Requirement. If Comerica becomes a financial holding company, Comerica may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are "financial in nature" include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities previously determined by the Federal Reserve Board to be closely related to banking.

     No Federal Reserve Board approval is required for Comerica to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Comerica may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association. If any subsidiary bank of Comerica ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Comerica to divest the subsidiary bank. Alternatively, Comerica may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Comerica receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Comerica will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

     Affiliate Transactions. Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by Comerica and its nonbank subsidiaries from its affiliate insured depository institutions, and also limit various other transactions between Comerica and its nonbank subsidiaries, on the one hand, and its affiliate insured depository institutions, on the other. For example, Section 23A of the Federal Reserve Act limits to no more than 10% of its total capital the aggregate outstanding amount of any insured depository institution's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any insured depository institution's covered transactions with all of its nonbank affiliates. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution's loans to its nonbank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured depository institution's transactions with its nonbank affiliates be on arms-length terms.

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

     Interstate Banking and Branching. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act (which we refer to in this document as "RIEGLE-NEAL"), subject to certain concentration limits and other requirements:

     - bank holding companies such as Comerica are permitted to acquire banks and bank holding companies located in any state;

     - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

     - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

     Comerica may from time to time use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries.

     Control Acquisitions. The Change in Bank Control Act (which we refer to in this document as the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Comerica, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital has become impaired. If a stockholder, such as Comerica, failed, within three months, to pay that assessment, the OCC could order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

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     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

     - the "default" of a commonly controlled FDIC-insured depository institution or

     - any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution "in danger of default."

     "DEFAULT" generally is defined as the appointment of a conservator or receiver and "IN DANGER OF DEFAULT" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     All of Comerica's subsidiary banks, as well as those bank subsidiaries of Imperial that will be acquired as a result of the merger, are FDIC-insured depositary institutions. If a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     Comerica is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC, the OTS and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

     - core (commonly referred to as "Tier 1") capital, which includes common equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and a limited amount of cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

     - supplementary (commonly referred to as "Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and reserves for credit losses, subject to certain limitations, less certain required deductions; and

     - market risk (commonly referred to as "Tier 3") capital, which includes qualifying unsecured subordinated debt.

     Comerica, like other financial and bank holding companies, currently is required to maintain Tier 1 and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At September 30, 2000, Comerica met both requirements, with Tier 1 and total capital equal to 7.03% and 11.08% of its total risk-weighted assets, respectively.

     The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital

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

standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital must be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the bank holding company does not meet these requirements. At September 30, 2000, Comerica's leverage ratio was 8.71 and Imperial's leverage ratio was 9.02.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of Comerica's bank subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable U.S. federal banking agency. Comerica's bank subsidiaries and Imperial's bank subsidiaries were all in compliance with the applicable minimum capital requirements as of September 30, 2000.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described under "-- FDICIA."

     FDICIA. FDICIA, among other things, identifies five capital categories for insured depository institutions -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized -- and requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent bank holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of September 30, 2000, each of Comerica's and Imperial's bank subsidiaries was well-capitalized based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's, or the FDIC's, prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

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DIVIDEND RESTRICTIONS

     Various U.S. federal and state statutory provisions limit the amount of dividends Comerica's bank subsidiaries can pay to Comerica without regulatory approval. Dividend payments by national banks are limited to the lesser of:

     - the level of undivided profits, and

     - absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

     Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (which we refer to in this document as a "STATE MEMBER BANK") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

     At September 30, 2000, $1.1 billion of the total stockholders' equity of the Comerica bank subsidiaries was available for payment of dividends to Comerica without approval by the applicable regulatory authority. Also, at September 30, 2000, $85 million of the total shareholders' equity of the Imperial bank subsidiary was available for payment of dividends to Imperial without approval by the applicable regulatory authority.

     In addition, U.S. federal bank regulatory authorities have authority to prohibit Comerica's bank subsidiaries from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of Comerica's bank subsidiaries to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of Comerica's bank subsidiaries, as well as those of Imperial, are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (which we refer to in this document as the "BIF") and/or the Savings Association Insurance Fund (which we refer to in this document as the "SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the FDIC by the institution's primary U.S. federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to

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BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation
(which we refer to in this document as "FICO") funding. The FDIC has established the FICO assessment rates at $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. Comerica's bank subsidiaries held approximately $23.1 billion and $925 million, respectively, of BIF- and SAIF-assessable deposits as of June 30, 2000, while Imperial's bank subsidiary held approximately $6.2 billion of BIF-assessable deposits as of June 30, 2000.

DEPOSITOR PREFERENCE STATUTE

     In the "liquidation or other resolution" of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (1) is well capitalized, or (2) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well-capitalized from (1) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (2) offering "pass through" deposit insurance on certain employee benefit plan accounts, unless it provides certain notice to affected depositors.

PRIVACY PROVISIONS OF GRAMM-LEACH-BLILEY ACT

     Under the Gramm-Leach-Bliley Act, federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final rules May 10, 2000. The rules became effective November 13, 2000, but compliance is optional until July 1, 2001. The privacy provisions of this Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on Comerica's financial condition or results of operations.

FUTURE LEGISLATION

     Changes to the laws and regulations in the states and countries where Comerica, Imperial and their respective subsidiaries do business can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. Neither Comerica nor Imperial can accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of Comerica or any of its subsidiaries after the merger.

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                     DESCRIPTION OF COMERICA CAPITAL STOCK

GENERAL

     The authorized capital stock of Comerica consists of 325 million shares of Comerica common stock, par value $5.00, and 10 million shares of Comerica preferred stock, without par value, issuable in one or more series at such time or times and for such consideration as the Comerica board of directors may determine.

     As of October 27, 2000, 156,718,434 shares of Comerica common stock were issued, of which 514,673 shares were held in treasury. In addition, as of October 27, 2000, 5 million shares of Fixed/ Adjustable Rate Noncumulative Preferred Stock, Series E, having a liquidation value of $50 per share, were designated, issued and outstanding.

     In addition, the Comerica board of directors has designated a series of 250,000 shares of Series D Participating Preferred Stock, issuable upon exercise of the Comerica rights described under "Preferred Stock Purchase Rights," of which no shares are issued and outstanding.

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporations Law (which we refer to in this document as "DGCL"), the Comerica articles of incorporation and the Comerica by-laws.

COMERICA COMMON STOCK

     Holders of Comerica common stock are entitled to receive dividends when, as and if declared by the Comerica board of directors out of any funds legally available for dividends. Holders of Comerica common stock are also entitled, upon the liquidation of Comerica, and after claims of creditors and preferences of Comerica preferred stock, and any other class or series of Comerica preferred stock outstanding at the time of liquidation, to receive pro rata the net assets of Comerica. Comerica pays dividends on Comerica common stock only if it has paid or provided for all dividends on the outstanding series of Comerica preferred stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of any cumulative Comerica preferred stock, all prior periods.

     Comerica preferred stock has, or upon issuance will have, preference over Comerica common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Comerica. Comerica preferred stock also has such other preferences as may be fixed by the Comerica board of directors.

     Holders of Comerica common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as the Comerica board of directors has provided, or may provide in the future, with respect to Comerica preferred stock or any other class or series of Comerica preferred stock that it may authorize in the future. See " -- Preferred Stock." Shares of Comerica common stock are not redeemable, and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 75% of Comerica's outstanding shares of capital stock entitled to vote may be required for certain business combinations between Comerica or its subsidiaries and persons owning 10% or more of the outstanding shares of any class

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or series of Comerica's capital stock. See "Selected Provisions in the Articles of Comerica -- Business Combinations With Related Persons."

     Comerica common stock is listed on the New York Stock Exchange. The outstanding shares of Comerica common stock are, and the shares to be issued to holders of Imperial common stock upon completion of the merger, will be validly issued, fully paid and non-assessable. The holders of Comerica common stock are not, and will not be, generally subject to any liability as stockholders; however if the Comerica board of directors approves, and Comerica makes, a distribution when Comerica is insolvent, or that renders Comerica insolvent, and any of Comerica's directors is found liable for the distribution, then Comerica stockholders may be required to pay back the amount of the distribution made to them, or the portion of the distribution that caused Comerica to become insolvent.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Comerica common stock is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

RESTRICTIONS ON OWNERSHIP

     The BHCA requires any "bank holding company," as defined in the BHCA, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Comerica common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Comerica common stock under the CBCA. Any holder of 25% or more of Comerica common stock, or a holder of 5% or more if the holder otherwise exercises a "controlling influence" over Comerica, is subject to regulation as a bank holding company under the BHCA. See "Regulation and Supervision."

PREFERRED STOCK PURCHASE RIGHTS

     On May 17, 1996, the Comerica board of directors declared a dividend of one Comerica right for each outstanding share of Comerica common stock to stockholders of record at the close of business on July 1, 1996. Each Comerica right, when exercisable and prior to adjustment, will entitle the registered holder to purchase from Comerica one thousandth of a share of Series D Participating Preferred Stock, at an exercise price of $125 per one thousandth of a share of participating preferred stock, subject to certain adjustments. Until the earlier of the "distribution date" or the "expiration date" (each as defined in the Comerica rights agreement), Comerica will issue one Comerica right with each share of Comerica common stock.

     Initially, the rights will be attached to the Comerica common stock and will not be exercisable. In general, the rights would become exercisable and trade separately from the Comerica common stock upon the earlier of (1) ten business days after any person or group acquires 10% or more of Comerica's outstanding common stock, or (2) ten business days (subject to extension by the Comerica's board of directors) after any person or group commences a tender offer or exchange offer for 10% or more of Comerica's common stock.

     Subject to certain exceptions, if a person or group acquires 10% or more of Comerica's common stock, or commences a tender or exchange offer, stockholders other than that person or group could exercise their Comerica rights to purchase Comerica

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common stock having a market value of twice the exercise price of the rights. In addition, after a person or group has acquired 10% or more of Comerica's common stock, if (1) Comerica is acquired in a merger or other business combination transaction in which Comerica is not the surviving corporation, (2) its common stock is changed or exchanged, or (3) 50% of its assets or earning power is transferred, the rights held by stockholders other than the acquiring person or group may be exercised to purchase the acquiring company's common stock having a market value of twice the exercise price of the rights.

     The Comerica rights will expire on July 1, 2010. At any time before the rights become exercisable, Comerica may redeem the Comerica rights in whole, but not in part, at a price of $0.01 per right. As soon as the Comerica board orders redemption of the rights, the rights will terminate and the only right of the holder will be to receive the $0.01 redemption price.

     The Comerica rights have certain anti-takeover effects. The Comerica rights may cause substantial dilution to a person or group that attempts to acquire Comerica on terms not approved by the Comerica board of directors, except pursuant to an offer conditioned on a substantial number of Comerica rights being acquired. The Comerica rights, however, should not affect any prospective offeror willing to make an offer at a fair price and in the best interests of the Comerica and its stockholders as determined by a majority of the independent directors on the Comerica board, or willing to negotiate with the Comerica board. The Comerica rights should not interfere with any merger or other business combination approved by the Comerica board of directors prior to the time that there is an "acquiring person," as defined in the Comerica rights agreement.

PREFERRED STOCK

     General. Comerica may issue preferred stock in one or more series, with such voting powers, designations, preferences and relative, participating, optional or other special rights and limitations, qualifications or restrictions as may be fixed by the Comerica board of directors.

     The following summary of the outstanding series of Comerica preferred stock does not purport to be complete, and is subject in all respects to the applicable provisions of the DGCL, the Comerica certificate of incorporation and the Comerica bylaws.

     Fixed/ Adjustable Rate Noncumulative Preferred Stock, Series E. Until July 1, 2001, the holders of Series E preferred stock are entitled to receive dividends at a rate of 6.84% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year. After July 1, 2001, the dividend rate will be equal to .625% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined in the certificate of designation). However, the dividend rate per annum for any dividend period beginning on or after July 1, 2001 will not be less than 7.34% nor greater than 13.34%.

     The Series E preferred stock is redeemable at any time on and after July 1, 2001, at the option of Comerica but subject to receipt of regulatory approval, in whole or in part, at $50 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the date fixed for redemption (but without any cumulation for unpaid dividends for prior dividend periods). The Series E preferred stock may also be redeemed prior to July 1, 2001, in whole, at the option of

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Comerica but subject to regulatory approval, in the event of certain amendments to the Code in respect of the dividends received deduction.

     As to dividends and distribution of assets upon liquidation, dissolution or winding up, the rights of holders of Series E rank on a parity with other preferred stock and senior to common stock.

     The holders of Series E preferred have no voting rights, except:

     - whenever dividends are unpaid for a number of dividend periods, whether or not consecutive, amounting in aggregate to no less than 540 days, the holders of the outstanding Series E stock, will have the right to vote, separately as a class together with the holders of shares of any other series of preferred stock ranking on a parity with Series E whose voting rights are likewise exercisable, for two directors at each subsequent annual meeting of shareholders. Upon vesting of these voting rights, the authorized number of the board of directors will be increased by two. These voting rights will continue until dividends on the Series E stock have been paid in full for at least a year. On termination of the voting rights of the holders, the term of office of all directors then in office elected by those holders will terminate immediately and the number of directors will be automatically decreased to the number authorized by Comerica's bylaws;

     - so long as any shares of Series E preferred stock remain outstanding, the consent of two-thirds of the shares, voting separately as a class together with all other series of preferred shares ranking on a parity with Series E, will be necessary to permit: (1) the authorization or issuance, or any increase in the authorized or issued amount, of any series of preferred shares ranking prior to Series E with respect to payment of dividends or distribution of assets upon liquidation or dissolution, or (2) the amendment or repeal, whether by merger, consolidation or otherwise, of any provision in Comerica's articles of incorporation or in the certificate of designation for the Series E preferred stock that would adversely affect any right, preference or voting power of the Series E stock or of its holders.

     Series D Participating Preferred Stock. As of the date of this proxy statement-prospectus, there were 250,000 shares of Series D Participating Preferred Stock authorized and reserved for issuance upon the exercise of the Comerica rights. See "--Preferred Share Purchase Rights." Shares of the Series D preferred stock purchasable upon exercise of the Comerica rights will rank junior to all other series of Comerica preferred stock and will not be redeemable. Each share of Series D preferred stock will, subject to the rights of the senior securities of Comerica, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $10 per share or, subject to certain adjustments, 1,000 times the dividend declared per share of Comerica common stock.

     Upon the liquidation, dissolution or winding up of Comerica, holders of Series D preferred stock will, subject to the rights of those senior securities, be entitled to a preferential liquidation payment of $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions. If sufficient assets remain after the payment of this liquidation preference, and after payment of $1 per share to the holders of common stock, the Series D preferred stock will participate with the common stock in respect of the remaining assets, which will be distributed, on a per share basis, in the ratio of 1,000 to 1 to the Series D preferred and common stock, respectively. Finally, in the event of any merger, consolidation or other transaction in which shares of Comerica common stock are

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exchanged, each share of Series D preferred stock will, subject to the rights of senior securities, be entitled to receive 1,000 times the amount received per share of Comerica common stock.

     The holders of shares Series D preferred stock and the holders of shares of common stock will vote together as one class on all matter submitted to a vote of Comerica stockholders. Holders of Series D preferred stock will have no special voting rights, except that they will be entitled to vote as a class, subject to certain quorum restrictions, to elect two directors at any time that dividends on Series D stock will be in arrears in an amount equal to six quarterly dividends.

     No shares of Series D preferred stock are outstanding. All shares of two former series of preferred stock, designated Adjustable Rate Cumulative Preferred Stock, Series A and Series B Preferred Stock, have been redeemed and restored to the status of authorized but unissued preferred stock. All shares designated as Comerica Series C Preferred Stock were reserved for issuance in connection with an earlier Comerica rights plan, which has since expired.

      SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION OF COMERICA

     The following discussion sets forth material provisions of the Comerica certificate of incorporation.

BUSINESS COMBINATIONS WITH RELATED PERSONS

     The Comerica certificate provides that certain transactions known as "business combinations" involving persons known as "related persons" must be approved by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote and by the holders of a majority of the outstanding capital stock, not beneficially owned by related persons, unless:

     - the transaction is approved by a 75% vote of Comerica's "continuing directors" either before or after the time the related person became a related person; or

     - each of the following conditions is met:

        -- the consideration to be paid for each share of any class or series of Comerica capital stock is not less that the "highest per share price" or the "highest equivalent price" paid or to be paid by the related person in acquiring any shares of the same class or series, and

        -- a proxy statement, complying with the requirements of the Exchange
           Act, has been mailed to all Comerica stockholders to solicit their approval. The proxy statement must contain prominently the recommendation of the continuing directors as to the advisability of the business combination and, if a majority of the continuing directors deem it advisable, it must also contain the opinion of an investment banking firm regarding the fairness of the terms of the combination from the perspective of the stockholders who are not related persons.

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     A "BUSINESS COMBINATION" includes:

     - any merger or consolidation of Comerica or any of its subsidiaries with a related person or any of its affiliates or associates,

     - any sale, lease, exchange, transfer or other disposition to or with a related person of all, substantially all or any substantial part (defined as assets having a value of more than 10% of the total consolidated assets of Comerica, as determined by the continuing directors) of the assets of Comerica or any of its subsidiaries,

     - any purchase, exchange, lease or other acquisition by Comerica or any of its subsidiaries of all or any substantial part of the assets or business of a related person or any of its affiliates or associates,

     - any acquisition by Comerica or any of its subsidiaries of any securities of a related person,

     - any issuance or transfer of securities of Comerica or any of its subsidiaries to any related person, other than an issuance or transfers that is made on a pro rata basis to all stockholders of the corporation, and

     - any agreement, contract or other arrangement providing for any of the transactions described in the five bullets points above.

     A "RELATED PERSON" means any person or group who, together with any "affiliates" or "associates" (as each is defined in the Exchange Act), is the beneficial owner of 10% or more of the outstanding shares of any class or series of Comerica capital stock, as of the record date for the determination of those stockholders entitled to vote on any business combination or immediately prior to the completion of a business combination.

     "CONTINUING DIRECTORS" are those individuals who were members of the Comerica board of directors prior to the time a related person became the beneficial owner of 10% or more of a class or series of Comerica stock or those individuals designated as continuing directors (prior to their initial election as directors) by a majority of the then-continuing directors.

     "HIGHEST PER SHARE PRICE" is the highest price that the related person paid at any time for a share of Comerica capital stock, when there is only one class or series of Comerica capital stock outstanding. "HIGHEST EQUIVALENT PRICE" means the price of any class or series of Comerica stock that 75% of the continuing directors determine to be the equivalent to the highest price paid by the related person for any share of another class or series of outstanding stock. The continuing directors may make this determination on any basis they believe is appropriate.

     Any amendment to these provisions requires the affirmative vote of (1) the holders of 75% of the outstanding shares of capital stock entitled to vote and
(2) a majority of the outstanding shares of capital stock entitled to vote which is not beneficially owned by a related person. However, if the amendment is recommended to the stockholders by 75% of the continuing directors, only the vote provided under the DGCL is required.

DIRECTORS

     The Comerica certificate contains a number of additional provisions that are intended to delay an outside party's ability to take control of the Comerica board of directors, even

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after the outside party has obtained majority ownership of Comerica common stock. The Comerica certificate provides for a classified board of directors, consisting of three classes of directors serving staggered three-year terms. Directors of Comerica may only be removed for cause by a vote of the holders of a majority of the outstanding stock entitled to vote. Vacancies on the Comerica board of directors may only be filled by the Comerica board of directors. A vacancy that results from an increase in the number of directors may be filled by a majority of the board of directors then in office. Any other vacancy, including those resulting from removal, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     The Comerica certificate provides that the number of directors is to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors. On July 25, 2000, Comerica's board announced that it had passed a resolution expanding the board to comprise 22 members: 8 Class I directors, 7 Class II directors and 7 Class III directors. The vacancies created by this expansion were filled by the outside directors of Comerica Bank, Comerica's principal state bank subsidiary. These classes come up for re-election in 2003, 2001 and 2002, respectively.

     If Comerica repeatedly fails to pay quarterly dividends on its nonvoting preferred stock, the holders of that preferred stock, voting separately as a class, will be entitled to elect two additional directors. See "Description Of Comerica Capital Stock -- Preferred Stock."

     Any amendment to the provisions summarized above requires a favorable vote, at a meeting of stockholders, of the holders of 75% of the then outstanding shares of capital stock entitled to vote. However, if the amendment is recommended to the shareholders by an affirmative vote of 75% of the board of directors, the amendment may be approved by an affirmative vote of a majority of the shares of entitled to vote.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

     Comerica and Imperial are incorporated in Delaware and California, respectively. The rights of Imperial shareholders receiving Comerica common stock in connection with the merger are currently governed by the CGCL, the Imperial articles of incorporation and the Imperial bylaws. Upon completion of the merger, unless they exercise their dissenters' rights, Imperial shareholders will automatically become Comerica stockholders, and their rights will be governed by the DGCL, the Comerica certificate of incorporation and the Comerica bylaws. The following is a summary of the material differences between the rights of holders of Comerica common stock and the rights of holders of Imperial common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the DGCL, the CGCL, the Comerica certificate of incorporation, the Imperial articles of incorporation, the Comerica bylaws and the Imperial bylaws.

AMENDMENT OF CHARTER

     Comerica. The DGCL requires that a majority of stockholders entitled to vote approve any amendment to the Comerica certificate of incorporation. In addition, the

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Comerica certificate requires the vote of 75% of the stockholders entitled to vote in order to amend or repeal the provisions with respect to:

     - the Comerica board of directors (Article 6);

     - restrictions on certain business combinations with related persons (Article 8); and

     - the supermajority required for stockholder action by written consent (Article 9).

     In each of these cases, however, the supermajority requirement is relaxed if the proposed repeal or amendment is recommended to the stockholders by a vote of 75% of the board of directors.

     Imperial. To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. The Imperial articles do not contain any supermajority voting provisions for amendments. However, an amendment cannot reduce the number of directors on the board of directors to fewer than five directors if the votes cast against its adoption (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote.

AMENDMENT OF BYLAWS AND REGULATIONS

     Comerica. Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The Comerica certificate grants the Comerica board such power. In addition, the Comerica certificate requires the vote of the holders of 75% of the shares of Comerica stock entitled to vote in order to amend or repeal the provisions of the Comerica bylaws with respect to:

     - the requirement of a written request signed by holders of 75% of the shares of Comerica stock in order to call a special meeting of stockholders; and

     - procedures for stockholder nomination of candidates for election as directors

     Imperial. The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Neither the Imperial articles nor its bylaws restricts the power of the Imperial board to adopt, amend or repeal its bylaws, except that the Imperial bylaws do not permit the board to adopt a bylaw changing the authorized number of directors. Furthermore, Imperial shareholders may not adopt or amend a bylaw reducing the number of directors on the board to fewer than five, if the votes cast against the adoption of that bylaw (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote.

CLASSIFIED BOARD OF DIRECTORS

     Comerica. Comerica's certificate of incorporation provides for three classes of directors, each class to consist as nearly as practicable of one-third of the number of directors then constituting the authorized number of directors. Each director is elected for

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a term of three years. For more information see "Selected Provisions in the
Certificate of Incorporation of Comerica - Directors."

     Imperial. The Imperial bylaws provide that directors will be elected for a one-year term at each annual meeting of shareholders.

REMOVAL OF DIRECTORS

     Comerica. Comerica's directors may only be removed with cause, by vote of the holders of a majority of the outstanding stock entitled to vote. The DGCL provides that if a corporation has a classified board, the directors may be removed from office only with cause, unless the certificate otherwise provides. Comerica does have a classified board and its certificate contains no provisions governing the removal of directors.

     Imperial. The CGCL provides that directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. Imperial does not currently have a classified board and its bylaws substantially restate the statutory provisions set out above.

VACANCIES ON THE BOARD

     Comerica. The DGCL provides that, unless a corporation's certificate or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office. The Comerica certificate provides that newly created directorships resulting from any increase in the number of directors may be filled by vote of a majority of the directors then in office. Any other vacancies on the board of directors, including those resulting from removal, are to be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum or by a sole remaining director. The Comerica certificate provides that any director elected to fill a vacancy not resulting from an increase in the number of authorized directors will have the same remaining term of office as his or her predecessor.

     Imperial. The CGCL provides that, unless the corporation's articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by (1) unanimous written consent of the directors then in office, (2) by affirmative vote of a majority of directors then in office at a duly called meeting or (3) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provides that vacancies on the board of directors that are created by removal can be filled by the board of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum) or by such greater vote required by the corporation's articles. The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a

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vacancy created by removal) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors in office who were elected by the shareholders constitute less than a majority of the directors then in office, then (1) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders or (2) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors.

     The Imperial bylaws provide that a vacancy, however it arises, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. Imperial shareholders may elect a director at any time to fill a vacancy not filled by the directors. Any such election by written consent of shareholders requires the consent of a majority of the outstanding shares entitled to vote.

CUMULATIVE VOTING

     Cumulative voting allows a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the stockholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the stockholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

     Comerica. Stockholders of Comerica common stock may not cumulate their votes for the elections of directors. The DGCL provides that stockholders of Delaware corporations do not have cumulative voting rights, unless the certificate of incorporation expressly provides for cumulative voting. Comerica's certificate includes no such provision.

     Imperial. Shareholders of Imperial are entitled to cumulate their votes for the elections of directors. The CGCL provides for cumulative voting for directors, unless the corporation's articles or bylaws provide otherwise. Imperial's articles do not provide otherwise and its bylaws expressly adopt the CGCL's default procedures for cumulative voting.

SPECIAL MEETINGS OF STOCKHOLDERS

     Comerica. The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The DGCL does not require that stockholders be given the right to call special meetings. The Comerica bylaws provide that a special meeting of stockholders may be called:

     - by the Chairman of the Board, or during the absence or disability of the Chairman, or while that office is vacant, by the President;

     - at the request in writing of a majority of the board; or

     - at the request in writing of shareholders owning, in the aggregate, at least 75% of the shares of the stock entitled to vote at the meeting. The request must state the purpose or purposes of the proposed meeting.

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     Imperial. Under the CGCL, a corporation's board of directors, its chairman of the board, its president, the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. The Imperial bylaws specify that the vice chairman of the board also has the power to call such a meeting; otherwise they substantially restate the provisions of the CGCL.

STOCKHOLDER ACTION WITHOUT A MEETING

     Comerica. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may also be taken without a meeting, without prior notice and without a vote, by written consent of stockholders controlling not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders. The Comerica certificate provides that any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, by written consent signed by holders of not less than 75% of the outstanding shares of Comerica stock entitled to vote on the action.

     Imperial. The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Imperial's articles do not provide otherwise. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     Comerica. The Comerica bylaws provide that no business may be transacted at any meeting of stockholders that is not properly brought before the meeting. In order to nominate a candidate for election as director, a stockholder must give timely notice of the nomination, in proper written form to Comerica's secretary. To be timely, the stockholder's notice must comply with the following requirements:

     - for elections at the annual meeting of stockholders, the notice must be received not later than 90 days and not earlier than 120 days prior to the first anniversary of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder must be received not earlier than 120 days prior to the annual meeting and not later than 90 days prior to the meeting or 10 days after the public announcement of the date of the meeting; or

     - for elections at a special meeting of stockholders called for the purpose of electing directors, notice must be received not earlier than 120 days prior to the special meeting and not later than 90 days prior to the meeting or 10 days after the public announcement of the meeting. However, the announcement of an adjournment of the special meeting will not commence a new time period for the giving of a stockholder's notice.

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To be proper in form, the stockholder's notice to the secretary must set forth specified information about both the person being nominated and the nominating stockholder, including all information necessary to comply with the SEC's rules regulating proxy statements. No person is eligible for election as a director, unless nominated in accordance with these procedures. Similar procedures govern stockholder proposals other than nominations for the election of directors.

     Imperial. Imperial's bylaws provide that any shareholder entitled to vote for the election of directors may nominate candidates for election. Shareholder nominations must be delivered or mailed to the secretary of Imperial not later than 60 days prior to the first anniversary of the last meeting of shareholders called for the elections of directors. The Imperial bylaws provide that any proper matter may be presented at the annual meeting of shareholders, even though it was not stated in the notice. However, under the CGCL and Imperial's bylaws, proposals that concern (1) a transaction between the corporation and a director or an entity in which a director has a material financial interest, (2) amendments to the articles of incorporation, (3) the approval of a merger or reorganization, (4) the winding up and dissolution of the corporation, and (5) alterations to certain liquidation rights of preferred stock, may only be approved unanimously by all shareholders entitled to vote, unless the notice of the meeting stated the general nature of the proposal.

INSPECTION OF STOCKHOLDER LISTS

     Comerica. The DGCL permits any stockholder of record to inspect Comerica's list of stockholders for any purpose reasonably related to the person's interest as a stockholder. The DGCL also requires that at least ten days before every meeting of stockholders, a corporation draw up a list of stockholders entitled to vote at the meeting. Any stockholder may examine the list for any purpose germane to the meeting.

     Imperial. The CGCL provides an absolute right of inspection of a corporation's list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding 1% of the voting stock who have filed a Schedule 14B with the SEC or, in the case the corporation is a bank with deposits insured under the FDIA, have filed a Form F-6 with the appropriate federal bank regulatory agency. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors. Form F-6 relates to the election of directors. In addition, the CGCL provides a right of inspection of shareholders lists to any shareholder for a purpose reasonably related to the holder's interest as a shareholder.

CLASS VOTING

     Comerica. The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class, or alter or change the powers, preferences, or special rights of the shares of that class so as to affect them adversely.

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     Imperial. The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that:

     - increase or decrease the aggregate number of authorized shares of the class;

     - effect an exchange, reclassification or cancellation of all or part of the shares of such class;

     - effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of such class;

     - change the rights, preferences, privileges or restrictions of the shares of such class

     - create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class;

     - divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

     - cancel or otherwise affect dividends on the shares of such class that have accrued but have not been paid.

     In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

SHAREHOLDER VOTE FOR MERGERS AND ACQUISITIONS

     Comerica. The DGCL generally provides that unless a greater vote of stockholders is required by the certificate of incorporation or unless the anti-takeover provisions of Section 203 (discussed below) apply, the sale, lease or exchange of all, or substantially all, of the corporation's assets, or a merger or consolidation of the corporation with another corporation must be approved by the holders of a majority of the outstanding shares entitled to vote. However, the DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation except for "business combinations" subject to
Section 203 of the DGCL.

     The Comerica certificate provides that certain "business combinations" involving "related persons" may require approval by the affirmative vote of the holders of 75% of the stock entitled to vote. For a full explanation see "Selected Provisions in the Certificate of Incorporation of Comerica -- Business Combinations with Related Persons."

     Imperial. Under CGCL business reorganizations generally require approval by an affirmative vote of a majority of the outstanding shares entitled to vote, with each class of shares voting separately by class. For purposes of this voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "-- Class Voting." Neither the Imperial articles nor its bylaws provides for any

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

supermajority voting requirements. As to the type of transactions requiring approval, CGCL requires shareholder approval by:

     - shareholders of both California corporations where two California corporations are to merge;

     - shareholders of a corporation selling all or substantially all of its assets;

     - shareholders of an acquiring corporation in either a share-for-share exchange or a sale of assets reorganization; and

     - shareholders of a parent corporation whose securities are being issued in connection with a triangular merger

     The CGCL requires that in certain transactions involving tender offers or acquisition proposals by an "affiliated party," a written opinion of an independent expert be provided as to the fairness of the consideration offered to the shareholders of the target corporation. The CGCL further provides that if a competing proposal is made at least ten days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders, who must be given a reasonable opportunity to revoke their vote or withdraw their shares.

     "AFFILIATED PARTY" means a person who:

     - controls the target corporation,

     - is an officer or director of the target corporation or is controlled by an officer or director of the target corporation, or

     - is an entity in which an officer or director has a material interest.

STATE ANTI-TAKEOVER STATUTES

     Comerica. Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "Interested Stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless:

     - the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and shares owned by certain employee stock plans); or

     - the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following:

     - if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or

     - if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section.

Neither the Comerica certificate nor the Comerica bylaws contain a provision electing not to be governed by the provisions of Section 203 of DGCL.

     Imperial. The CGCL does not include a provision similar to Section 203 of DGCL. However, the CGCL does provide that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

STOCKHOLDER RIGHTS PLANS

     Comerica. Comerica has implemented a stockholder rights plan. See "Description of Comerica Capital Stock -- Preferred Stock Purchase Rights."

     Imperial. Imperial has not implemented a stockholder rights plan, but it could do so without further action of its shareholders.

RIGHTS OF DISSENTING STOCKHOLDERS

     Comerica. Under the DGCL, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights, if:

     - the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc.,

     - the shares of the corporation are held of record by more than 2,000 stockholders, or

     - the corporation is the surviving corporation and no vote of its stockholders is required for the transaction.

However, notwithstanding the conditions set out in the three bullet points above, stockholders have dissenters' rights if (1) stockholder approval of the transaction is required and (2) the stockholders would be required to accept any consideration for their shares other than any combination of:

     - shares of stock of the surviving corporation,

     - shares of stock of another corporation, the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders

     - cash in lieu of fractional shares.

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

Among other procedural requirements of the DGCL, to exercise dissenters' rights a stockholder must make a written demand for appraisal, which must be received before the vote is taken on the transaction giving rise to appraisal rights and the stockholder may not vote in favor of the transaction.

     Imperial. Under the CGCL, if shareholder approval is required for a merger, exchange or a sale of all or substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, subject to certain exceptions, the CGCL does not provide for appraisal rights with respect to shares of certain corporations, including those that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. (as long as such exchange or interdealer quotation system has been certified by rule or order of the Commissioner of Corporations of the State of California).

     An exception to this rule exists if demands for appraisal are filed with respect to 5% or more of the outstanding shares of that class, in which case, the holders of such shares are entitled to appraisal rights. Imperial common stock is listed on the NYSE and Imperial shareholders therefore have appraisal rights only if 5% or more of the outstanding shares of common stock seek appraisal rights. See "Rights of Dissenting Shareholders."

DIVIDENDS

     Both the DGCL and the CGCL permit dividends to be paid in cash, property or shares of a corporation's capital stock.

     Comerica. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year. No dividend may be paid, however, if its payment will reduce capital below the amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Imperial. The CGCL provides that a corporation may pay dividends if the amount of the retained earnings of the corporation immediately prior to the proposed distribution equals or exceeds the amount of the proposed distribution. The CGCL also provides that a corporation may pay dividends if immediately after giving effect thereto, (1) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (2) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times it current liabilities.

PREEMPTIVE RIGHTS

     Comerica. The DGCL provides that no stockholder will have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The Comerica certificate does not provide for preemptive rights.

     Imperial. The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The Imperial articles do not grant preemptive rights to its shareholders.

DIRECTOR LIABILITY AND INDEMNIFICATION

     Comerica. The DGCL allows a Delaware corporation to include in its certificate of incorporation a provision eliminating the liability of a director for monetary damages for a breach fiduciary duties as a director, except liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) for unlawful payments of dividends, stock repurchases and redemptions; and (4) for any transaction from which the director derived an improper personal benefit. The Comerica certificate includes such a provision.

     The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful.

     The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person is adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

     The DGCL provides that a corporation must indemnify a present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the action.

     The Comerica bylaws provide that its officers, directors, employees and agents will be indemnified to the fullest extent authorized by the above provisions of the DGCL. Except when ordered by a court, the bylaws provide that indemnification will be authorized on a case-by-case basis after determination that it is proper. In the case of directors and

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

officers, and their spouses, the determination that indemnification is proper may only be made (1) by a majority of the directors who were not party to the action or proceeding for which indemnity is sought, even if they constitute less than a quorum; (2) by a committee of such disinterested directors designated by a majority vote of such directors, even if they constitute less than a quorum;
(3) if there are no disinterested directors, or if the disinterested directors so direct, by written opinion by independent legal counsel chosen by the entire board of directors; and (4) by the shareholders.

     The DGCL permits a corporation to advance expenses (including attorneys' fees) incurred by an officer or director in defending any proceeding upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to indemnity. The Comerica bylaws provide that such expenses may be paid in advance on receipt such an undertaking. The Comerica bylaws and the DGCL also provide that the indemnification provisions of the bylaws and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire.

     In addition, the Comerica bylaws and the DGCL provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of any subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Comerica would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Imperial. Imperial's articles include a provision eliminating the liability of directors to the corporation to the fullest extent permissible under the CGCL. The CGCL allows a California corporation to eliminate the liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except liability that results from the following actions:

     - acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

     - any transaction from which a director derived improper personal benefits;

     - acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its shareholders;

     - any transaction between the corporation and (1) a director, or (2) an entity in which the directors has a material financial interest; and

     - any unlawful distribution or unlawful loan or guarantee to or on behalf of directors and officers.

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

     The Imperial bylaws provide that the Imperial board of directors may authorize the indemnity of any director, officer, employee or agent of Imperial and any person who serves at the request of Imperial as a director, officer, employee or agent of another entity (each of whom we will refer to as an "AGENT"), to the fullest extent permitted under law. The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person served as an agent against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person (1) acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and (2) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

     The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action, if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. The CGCL further provides, however, that in an action by or in the right of the corporation, indemnity is not available for any of the following: (1) in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine that the person is fairly and reasonably entitled to indemnity for expenses; (2) amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Under the CGCL, an agent is entitled to expenses actually and reasonably incurred to the extent that the agent was successful on the merits. In other cases, indemnification may be made only after a determination that it is proper in the circumstances because the agent met the applicable standard of conduct set forth in the CGCL. This determination may be made by (1) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (2) independent legal counsel in a written opinion, if such a quorum is not obtainable, (3) approval of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), with the shares owned by the person to be indemnified not voting, or (4) the court in which the proceeding is or was pending upon application. However, except when the agent has been successful on the merits in defending the proceeding or when ordered by a court, no indemnification or advance will be made where it appears that it would be inconsistent with: (1) any provision of the articles, bylaws or resolution of the shareholders limiting indemnification or advances; or (2) the express conditions of a court-imposed settlement.

     The CGCL provides that a corporation may advance the expenses incurred in defending a proceeding, upon receipt of an undertaking by the agent to repay such amount if it is ultimately determined that the agent is not entitled to indemnification. The CGCL also provides that its indemnification provisions are not exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer to the extent the additional rights to indemnification are authorized in a properly authorized provision of the corporation's articles.

     The CGCL provides that the corporation may maintain insurance, at its expense, to protect any director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Imperial shareholders who vote against the merger and who follow certain procedures, as described below, may have the right to dissent from the merger and to demand and obtain payment of the "fair market value" of their shares in cash. The proceedings resulting from such a demand may result in a determination of "fair market value" equal to, less than or greater than the consideration to be received under the merger agreement.

     The following is a summary of Chapter 13 of the CGCL, which specifies the conditions under which Imperial shareholders will have the right to dissent from the merger and the procedures that an Imperial shareholder must follow to dissent from the merger and demand cash payment for his or her shares. The following summary is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to Chapter 13 of the CGCL, which is attached as Appendix D to this proxy statement-prospectus. Any Imperial shareholder contemplating the exercise of dissenters' rights should carefully review the provisions of Chapter 13 of the CGCL, particularly those setting out the specific procedural steps required to perfect the dissenters' rights. FAILURE TO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF CHAPTER 13 WILL RESULT IN A WAIVER OF THE IMPERIAL SHAREHOLDER'S DISSENTERS' RIGHTS.

     In order to be entitled to exercise dissenters' rights, you must vote "AGAINST" the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted "AGAINST" the merger. If you return a proxy without voting instructions or with instructions to vote "FOR" the merger, your shares will automatically be voted in favor of the merger and you will lose any dissenters' rights. If you do not return a proxy and you attend the special meeting, you must vote "AGAINST" the merger at the meeting to preserve your dissenters' rights. Further, if you abstain from voting your shares, you will lose your dissenters' rights.

     In order to preserve your dissenters' rights, you must also make a written demand upon Imperial for the purchase of your shares of Imperial common stock and for the payment to you in cash of the fair market value of the shares (which we refer to in this discussion as a "DEMAND"). The demand must:

     - state the number of shares of Imperial common stock you hold of record;

     - contain a statement of what you claim to be the fair market value of the shares as of October 31, 2000, the day before the announcement of the merger, without giving effect to any appreciation or depreciation due to the merger (which we refer to throughout this discussion as "FAIR MARKET VALUE"); and

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

     - be received by Imperial or its transfer agent no later than the date of the special meeting to vote on the merger. The address of Imperial's transfer agent is: American Stock Transfer and Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005.

A proxy or vote against the approval of the merger does not in itself constitute a demand.

     The statement of the fair market value contained in the demand constitutes an offer by you to sell your shares to Imperial at that price. Once you have made the demand you may not withdraw it, unless Imperial consents to the withdrawal.

     Under Chapter 13 of the CGCL, you will not be entitled to exercise dissenters' rights unless holders of 5% or more of the outstanding shares of Imperial common stock (including you) make a demand. If this condition is met, and the merger is approved at the special meeting, within 10 days Imperial must mail a notice of approval of the merger to each dissenting shareholder. This notice of approval must be accompanied by:

     - a copy of sections 1300, 1301, 1302, 103 and 1304 of Chapter 13 of the CGCL (which set out the procedures that must be followed to perfect your dissenters' rights);

     - a statement of the price determined by Imperial to represent the fair market value of the shares; and

     - a brief description of the procedure that the shareholder must follow, if the shareholder desires to exercise dissenters' rights.

     The statement of price constitutes an offer by Imperial to purchase the dissenting shares.

     Within 30 days after the date on which Imperial mailed this notice of approval, you must submit your share certificates to Imperial or its transfer agent to be endorsed as dissenting shares. The certificates will be stamped or endorsed with a statement that they are dissenting shares. Upon subsequent transfers, new certificates must bear a like statement together with your name as the original dissenting holder of the shares. IF YOU TRANSFER YOUR DISSENTING SHARES PRIOR TO SUBMITTING THEM FOR THIS REQUIRED ENDORSEMENT, THE SHARES WILL LOSE THEIR STATUS AS DISSENTING SHARES.

     If you and Imperial (or Comerica, if the merger has closed) agree that shares are dissenting shares and agree on the price of the shares, upon surrender of your endorsed certificates, Imperial will make payment of that amount (plus interest at the legal rate on judgments from the date of the agreement) within 30 days after you reached agreement on the price. Any agreement between dissenting Imperial shareholders and Imperial (or after the merger Comerica) fixing the fair market value of any dissenting shares must be filed with the secretary of Imperial or the combined company.

     If Comerica denies that the shares you submit qualify as dissenting shares, or if you and Comerica fail to agree on the fair market value of those shares, either you or Comerica may file a complaint in the superior court of the proper county in California requesting that the court determine the issue. The complaint must be filed within six months after the date on which notice of approval of the merger is mailed to dissenting shareholders. You may join as plaintiff in such a suit filed by another dissenting shareholder and you may be joined as a defendant in any such action brought by

Comerica. If the suit is not brought within 6 months, your shares will lose their status as dissenting shares.

     On the trial of a dissenters' rights action, the court must first determine if the shares qualify as dissenting shares. If the court determines that they are, it will either determine the fair market value or appoint one or more impartial appraisers to do so. The court will assess and apportion the costs of the action as it considers equitable. However, if the appraised value of the shares exceeds the price offered by the corporation by more than 25%, the corporation must pay the costs of the suit, which may include (at the court's discretion) attorneys' fees, expert witness fees, and prejudgment interest.

     A shareholder who receives cash payment for dissenting shares will be treated as if such shares were redeemed for federal income tax purposes. See "The Merger -- Material Federal Income Tax Consequences."

                                 LEGAL MATTERS

     The validity of the Comerica common stock to be issued in connection with the merger will be passed upon for Comerica by Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019.

                                    EXPERTS

     The consolidated financial statements of Comerica Incorporated as of December 31, 1999, and for each of the three years ended December 31, 1999, incorporated by reference in this proxy statement-prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and incorporated by reference in this document in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Imperial Bancorp, as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, incorporated in this proxy statement-prospectus by reference to the Imperial Bancorp Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of KPMG LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Imperial will hold a 2001 Annual Meeting of Shareholders only if the merger is not completed before the time of the meeting. In the event that this meeting is held, Imperial shareholders may submit proposals to be considered for shareholder action at the 2001 Annual Meeting of Stockholders if they do so in accordance with the applicable regulations of the SEC, the applicable provisions of California law and the applicable provisions of the bylaws of Imperial. Any proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must have been received by the Secretary of Imperial no later than December 8, 2000, in order to be considered for inclusion in the Imperial proxy materials relating to that meeting.

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

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, the Imperial board of directors knows of no matters that will be presented for consideration at the Imperial special meeting other than as described in this proxy statement-prospectus. If any other matters do properly come before the Imperial special meeting or any adjournments or postponements of that special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by that proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of Imperial.

                      WHERE YOU CAN FIND MORE INFORMATION

     Comerica has filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution to Imperial shareholders of the shares of Comerica common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Comerica and Comerica common stock. The rules and regulations of the SEC allow Comerica to omit certain information included in the registration statement from this proxy statement-prospectus.

     In addition, Comerica and Imperial file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

                           Northeast Regional
Public Reference Room            Office             Midwest Regional Office
450 Fifth Street, N.W.    7 World Trade Center      500 West Madison Street
      Room 1024                Suite 1300                  Suite 1400
Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Comerica and Imperial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Comerica and Imperial at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows Comerica and Imperial to "incorporate by reference" information into this proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document.

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

     This proxy statement-prospectus incorporates by reference the documents listed below that Comerica and Imperial have previously filed with the SEC. They contain important information about our companies and their financial condition.

         COMERICA SEC FILINGS                             PERIOD
Annual Report on Form 10-K for:           Year ended December 31, 1999, as filed
                                          on March 30, 2000
Quarterly Report on Form 10-Q for:        - Quarter ended March 31, 2000, as
                                          filed on May 15, 2000
                                          - Quarter ended June 30, 2000, as
                                          filed on August 8, 2000
                                          - Quarter ended September 30, 2000, as
                                            filed on November 14, 2000
The description of Comerica's common
stock set forth in Comerica's
registration statement on Form S-4
filed November 19, 1994 (Commission
File Number 333-56627) and the
description of Comerica's Series D
participating preferred stock purchase
rights described in Comerica's
registration statement on Form 8-A
filed June 19, 1996, and any amendment
or report filed with the SEC for the
purpose of updating those
descriptions.
Current Reports on Form 8-K filed:        - July 31, 2000
                                          - November 2, 2000
                                          - November 29, 2000

         IMPERIAL SEC FILINGS                             PERIOD
Annual Report on Form 10-K for:           Year ended December 31, 1999, as filed
                                          on March 30, 2000
Quarterly Report on Form 10-Q for:        - Quarter ended March 31, 2000, as
                                          filed on May 15, 2000
                                          - Quarter ended June 30, 2000, as
                                          filed on August 14, 2000
                                          - Quarter ended September 30, 2000, as
                                            filed on November 14, 2000, and
                                            amended on November 22, 2000
The description of Imperial's common
stock set forth in Imperial's
registration statement on Form 8-A
filed on November 22, 1996, and any
amendment or report filed with the SEC
for the purpose of updating that
description.
Current Reports on Form 8-K filed:        - November 2, 2000

     Comerica and Imperial incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement-prospectus and the date of the Imperial special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Comerica has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Comerica, as well as all pro forma financial information, and Imperial has supplied all relevant information relating to Imperial.

     You can obtain any of the documents incorporated by reference in this document through Comerica or Imperial, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               COMERICA                                  IMPERIAL
     Secretary of the Corporation             Investor Relations Department
        Comerica Incorporated                        Imperial Bancorp
     500 Woodward Avenue, MC 3391                     P.O. Box 92991
       Detroit, Michigan 48226                Los Angeles, California 90009
            (800) 521-1190                            (310) 417-5600

     If you would like to request documents, please do so by [             ],
2000, to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Comerica and Imperial, as well as certain information relating to the merger, including, without limitation,

     - statements relating to the cost savings and accretion to reported earnings that will be realized from the merger,

     - the impact on revenues of the merger, and

     - the restructuring charges expected to be incurred in connection with the merger.

     These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

     - expected cost savings from the merger cannot be fully realized or realized within this expected time-frame,

     - revenues following the merger are lower than expected,

     - competitive pressure among financial services companies increases significantly,

     - costs or difficulties related to the integration of the businesses of Comerica and Imperial are greater than expected,

     - changes in the interest rate environment reduce interest margins,

     - general political and economic conditions, either internationally or nationally or in the states in which the combined company will be doing business, are be less favorable than expected,

     - legislation or regulatory requirements or changes adversely affect the businesses in which the combined company will be engaged.

     See "Where You Can Find More Information."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies' historical financial positions and results of operations under the "pooling of interests" method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and are reflected at their historical amounts. The unaudited pro forma condensed combined financial information combines the historical financial information of Comerica and Imperial as of September 30, 2000, for the nine month period ended September 30, 2000 and for the twelve month periods ended December 31, 1999, 1998 and 1997. The unaudited pro forma condensed combined statements of income give effect to the merger as of the merger had been consummated at the beginning of the earliest period presented.

     The merger, which is expected to be completed in the first quarter of 2001, provides for the exchange of 0.46 of a share of Comerica common stock for each outstanding share of Imperial common stock. The unaudited pro forma condensed combined financial information is based on and derived from, and should be read in conjunction with, our historical consolidated financial statements and the related notes, which are incorporated in this document by reference. See "Where You can Find More Information."

     The unaudited pro forma condensed combined balance sheet as of September 30, 2000 reflects the effect of an estimated non-recurring merger charge of $145 million. See Note 3 to the unaudited pro forma financial information on page 100 for further information. The combined company expects to achieve substantial merger benefits, including operating cost savings. The pro forma earnings do not reflect any financial benefits which may result from the consolidation of operations and are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of financial benefits that may be realized from the merger. See "Management and Operations After the Merger."

     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated during the periods or as of the dates for which the pro forma data are presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AT SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                           COMERICA       IMPERIAL      PRO FORMA
                                                         INCORPORATED     BANCORP      ADJUSTMENTS     PRO FORMA
                                                         ------------    ----------    -----------    -----------
ASSETS:
Cash and due from banks..............................    $ 1,519,051     $  439,980     $             $ 1,959,031
Short-term investments...............................        170,792      1,576,216                     1,747,008
INVESTMENT SECURITIES:
  Available for sale.................................      2,692,595      1,070,329                     3,762,924
  Held to maturity...................................             --          3,620                         3,620
                                                         -----------     ----------     ---------     -----------
       Total securities..............................      2,692,595      1,073,949             0       3,766,544
LOANS:
  Commercial loans...................................     22,170,614      3,339,612                    25,510,226
  International loans................................      2,483,910             --                     2,483,910
  Real estate construction loans.....................      2,197,799        573,594                     2,771,393
  Commercial mortgage loans..........................      5,095,248        100,677                     5,195,925
  Residential mortgage loans.........................        816,960            523                       817,483
  Consumer loans.....................................      1,415,889         42,200                     1,458,089
  Lease financing....................................        854,999         85,242                       940,241
                                                         -----------     ----------     ---------     -----------
       Total loans...................................     35,035,419      4,141,848             0      39,177,267
Allowance for credit losses..........................       (523,575)       (90,088)                     (613,663)
                                                         -----------     ----------     ---------     -----------
       Net loans.....................................     34,511,844      4,051,760             0      38,563,604
Premises and equipment...............................        312,992         53,232       (15,000)        351,224
Customers' liability on acceptances outstanding......         22,578             --                        22,578
Accrued income and other assets......................      1,655,538        246,817                     1,902,355
                                                         -----------     ----------     ---------     -----------
       Total assets..................................    $40,885,390     $7,441,954     $ (15,000)    $48,312,344
                                                         ===========     ==========     =========     ===========
LIABILITIES:
DEPOSITS:
  Noninterest-bearing deposits.......................    $ 6,384,881     $3,514,497     $             $ 9,899,378
  Interest-bearing deposits..........................     19,135,057      3,011,708                    22,146,765
                                                         -----------     ----------     ---------     -----------
       Total deposits................................     25,519,938      6,526,205             0      32,046,143
Short-term borrowings................................      3,285,429         61,245                     3,346,674
Medium- and long-term debt...........................      7,650,541         99,459                     7,750,000
Company obligated mandatory redeemable capital
  securities of subsidiary trust holding solely
  junior subordinated deferrable interest
  debentures.........................................             --         63,677                        63,677
Acceptances outstanding..............................         22,578             --                        22,578
Accrued expenses and other liabilities...............        561,214        186,381        90,000         837,595
                                                         -----------     ----------     ---------     -----------
       Total liabilities.............................     37,039,700      6,936,967        90,000      44,066,667
                                                         -----------     ----------     ---------     -----------
SHAREHOLDERS' EQUITY:
Preferred stock......................................        250,000             --                       250,000
Common stock.........................................        786,166        372,789      (272,120)        886,835
Capital surplus......................................         39,765             --       272,120         311,885
Accumulated other comprehensive income...............        (14,879)          (108)                      (14,987)
Unearned employee stock ownership plan shares........             --         (7,453)                       (7,453)
Retained earnings....................................      2,821,076        170,110      (105,000)      2,886,186
Deferred compensation................................         (4,047)       (30,351)                      (34,398)
Treasury stock, at cost..............................        (32,391)            --                       (32,391)
                                                         -----------     ----------     ---------     -----------
       Total shareholders' equity....................      3,845,690        504,987      (105,000)      4,245,677
                                                         -----------     ----------     ---------     -----------
       Total liabilities and shareholders' equity....    $40,885,390     $7,441,954     $ (15,000)    $48,312,344
                                                         ===========     ==========     =========     ===========

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           COMERICA      IMPERIAL     PRO FORMA
                                                         INCORPORATED    BANCORP     ADJUSTMENTS    PRO FORMA
                                                         ------------    --------    -----------    ----------
INTEREST INCOME:
Interest and fees on loans...........................     $2,231,971     $290,923     $             $2,522,894
Interest and fees on investment securities...........        140,065       49,580                      189,645
Interest and fees on short-term investment...........         28,082       32,955                       61,037
                                                          ----------     --------     --------      ----------
       Total interest income.........................      2,400,118      373,458            0       2,773,576
INTEREST EXPENSE:
Interest on deposits.................................        572,154      104,374                      676,528
Interest on short-term borrowings....................        163,564        3,351                      166,915
Interest on medium- and long-term debt...............        398,381       12,252                      410,633
Net interest rate swap (income)/expense..............         29,776         (421)                      29,355
                                                          ----------     --------     --------      ----------
       Total interest expense........................      1,163,875      119,556            0       1,283,431
                                                          ----------     --------     --------      ----------
  Net interest income................................      1,236,243      253,902            0       1,490,145
Provision for credit losses..........................        113,000       53,794                      166,794
                                                          ----------     --------     --------      ----------
  Net interest income after provision for credit
     losses..........................................      1,123,243      200,108            0       1,323,351
NONINTEREST INCOME:
Fiduciary and investment management income...........        234,643           --                      234,643
Service charges on deposit accounts..................        134,563        6,417                      140,980
Commercial lending fees..............................         38,044        5,005                       43,049
Letter of credit fees................................         31,892        7,577                       39,469
Securities gains.....................................            621       13,639                       14,260
Net gain on sales of businesses......................         34,484        2,631                       37,115
Other noninterest income.............................        148,604       78,703                      227,307
                                                          ----------     --------     --------      ----------
       Total noninterest income......................        622,851      113,972            0         736,823
NONINTEREST EXPENSES:
Salaries and employee benefits.......................        502,818      133,310                      636,128
Net occupancy expense................................         72,909        9,037                       81,946
Equipment expense....................................         44,242       12,695                       56,937
Outside processing fee expense.......................         37,724       10,391                       48,115
Customer services....................................         12,596       13,644                       26,240
Other noninterest expenses...........................        223,136       37,266                      260,402
                                                          ----------     --------     --------      ----------
       Total noninterest expenses....................        893,425      216,343            0       1,109,768
                                                          ----------     --------     --------      ----------
Income before income taxes...........................        852,669       97,737            0         950,406
Provision for income taxes...........................        297,561       34,706                      332,267
                                                          ----------     --------     --------      ----------
NET INCOME...........................................     $  555,108     $ 63,031     $      0      $  618,139
                                                          ==========     ========     ========      ==========
Net income applicable to common stock................     $  542,283     $ 63,031     $      0      $  605,314
                                                          ==========     ========     ========      ==========
PER SHARE:
Basic net income per common share....................     $     3.47     $   1.41     $             $     3.42
Diluted net income per common share..................     $     3.43     $   1.36     $             $     3.37
Average common shares -- basic (thousands)...........        156,312       44,611                      176,833
Average common shares -- diluted (thousands).........        158,108       46,187                      179,354

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              COMERICA      IMPERIAL     PRO FORMA
                                                            INCORPORATED    BANCORP     ADJUSTMENTS    PRO FORMA
                                                            ------------    --------    -----------    ----------
INTEREST INCOME:
Interest and fees on loans..............................     $2,500,978     $321,959       $           $2,822,937
Interest and fees on investment securities..............        161,580       37,321                      198,901
Interest and fees on short-term investment..............         10,152       29,165                       39,317
                                                             ----------     --------       -----       ----------
       Total interest income............................      2,672,710      388,445           0        3,061,155
INTEREST EXPENSE:
Interest on deposits....................................        590,335      103,976                      694,311
Interest on short-term borrowings.......................        179,133        3,991                      183,124
Interest on medium- and long-term debt..................        410,367       14,331                      424,698
Net interest rate swap (income)/expense.................        (54,266)      (3,588)                     (57,854)
                                                             ----------     --------       -----       ----------
       Total interest expense...........................      1,125,569      118,710           0        1,244,279
                                                             ----------     --------       -----       ----------
       Net interest income..............................      1,547,141      269,735           0        1,816,876
Provision for credit losses.............................        114,000       32,220                      146,220
                                                             ----------     --------       -----       ----------
       Net interest income after provision for credit
          losses........................................      1,433,141      237,515           0        1,670,656
NONINTEREST INCOME:
Fiduciary and investment management income..............        240,574        3,382                      243,956
Service charges on deposit accounts.....................        169,173        7,466                      176,639
Commercial lending fees.................................         48,887        5,772                       54,659
Letter of credit fees...................................         38,468        7,648                       46,116
Securities gains........................................          5,453        3,222                        8,675
Net gain on sales of businesses.........................         21,339       55,048                       76,387
Other noninterest income................................        192,994       67,588                      260,582
                                                             ----------     --------       -----       ----------
       Total noninterest income.........................        716,888      150,126           0          867,014
NONINTEREST EXPENSES:
Salaries and employee benefits..........................        640,357      137,182                      777,539
Net occupancy expense...................................         93,728       10,580                      104,308
Equipment expense.......................................         61,092       12,125                       73,217
Outside processing fee expense..........................         47,754       12,453                       60,207
Customer services.......................................         18,130       22,133                       40,263
Other noninterest expenses..............................        255,896       47,478                      303,374
                                                             ----------     --------       -----       ----------
       Total noninterest expenses.......................      1,116,957      241,951           0        1,358,908
                                                             ----------     --------       -----       ----------
Income before income taxes..............................      1,033,072      145,690           0        1,178,762
Provision for income taxes..............................        360,483       58,864                      419,347
                                                             ----------     --------       -----       ----------
NET INCOME..............................................     $  672,589     $ 86,826       $   0       $  759,415
                                                             ==========     ========       =====       ==========
Net income applicable to common stock...................     $  655,489     $ 86,826       $   0       $  742,315
                                                             ==========     ========       =====       ==========
PER SHARE:
Basic net income per common share.......................     $     4.20     $   1.93       $           $     4.20
Diluted net income per common share.....................     $     4.14     $   1.87       $           $     4.13
Average common shares -- basic (thousands)..............        156,094       44,949                      176,771
Average common shares -- diluted (thousands)............        158,397       46,529                      179,800

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    COMERICA      IMPERIAL     PRO FORMA
                                                  INCORPORATED    BANCORP     ADJUSTMENTS    PRO FORMA
                                                  ------------    --------    -----------    ----------
INTEREST INCOME:
Interest and fees on loans....................     $2,382,329     $296,346        $          $2,678,675
Interest and fees on investment securities....        225,630       37,712                      263,342
Interest and fees on short-term investment....          8,815       27,124                       35,939
                                                   ----------     --------        ---        ----------
     Total interest income....................      2,616,774      361,182          0         2,977,956
INTEREST EXPENSE:
Interest on deposits..........................        647,825       90,831                      738,656
Interest on short-term borrowings.............        185,711        5,299                      191,010
Interest on medium- and long-term debt........        367,777        7,775                      375,552
Net interest rate swap (income)/expense.......        (45,810)      (1,420)                     (47,230)
                                                   ----------     --------        ---        ----------
     Total interest expense...................      1,155,503      102,485          0         1,257,988
                                                   ----------     --------        ---        ----------
     Net interest income......................      1,461,271      258,697          0         1,719,968
Provision for credit losses...................        113,000       33,375                      146,375
                                                   ----------     --------        ---        ----------
     Net interest income after provision for
       credit losses..........................      1,348,271      225,322          0         1,573,593
NONINTEREST INCOME:
Fiduciary and investment management income....        184,354        8,608                      192,962
Service charges on deposit accounts...........        157,416        6,705                      164,121
Commercial lending fees.......................         43,326        5,124                       48,450
Letter of credit fees.........................         31,127        8,151                       39,278
Securities gains..............................          6,116          173                        6,289
Net gain on sales of businesses...............         10,705           --                       10,705
Other noninterest income......................        170,104       35,040                      205,144
                                                   ----------     --------        ---        ----------
     Total noninterest income.................        603,148       63,801          0           666,949
NONINTEREST EXPENSES:
Salaries and employee benefits................        565,303      114,599                      679,902
Net occupancy expense.........................         89,911       10,426                      100,337
Equipment expense.............................         60,147        9,792                       69,939
Outside processing fee expense................         42,785       11,789                       54,574
Customer services.............................         22,890       27,212                       50,102
Merger and restructuring expenses.............         (6,840)       4,880                       (1,960)
Other noninterest expenses....................        245,848       38,228                      284,076
       Total noninterest expenses.............      1,020,044      216,926          0         1,236,970
                                                   ----------     --------        ---        ----------
Income before income taxes....................        931,375       72,197          0         1,003,572
Provision for income taxes....................        324,299       28,449                      352,748
                                                   ----------     --------        ---        ----------
NET INCOME....................................     $  607,076     $ 43,748        $ 0        $  650,824
                                                   ==========     ========        ===        ==========
Net income applicable to common stock.........     $  589,976     $ 43,748        $ 0        $  633,724
                                                   ==========     ========        ===        ==========
PER SHARE:
Basic net income per common share.............     $     3.79     $   0.95        $          $     3.58
Diluted net income per common share...........     $     3.72     $   0.92        $          $     3.51
Average common shares -- basic (thousands)....        155,859       45,994                      177,016
Average common shares -- diluted
  (thousands).................................        158,757       47,710                      180,704

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    COMERICA      IMPERIAL     PRO FORMA
                                                  INCORPORATED    BANCORP     ADJUSTMENTS    PRO FORMA
                                                  ------------    --------    -----------    ----------
INTEREST INCOME:
Interest and fees on loans....................     $2,317,844     $234,068      $            $2,551,912
Interest and fees on investment securities....        321,196       33,531                      354,727
Interest and fees on short-term investment....          8,363       16,317                       24,680
                                                   ----------     --------      ------       ----------
     Total interest income....................      2,647,403      283,916           0        2,931,319
INTEREST EXPENSE:
Interest on deposits..........................        673,265       72,975                      746,240
Interest on short-term borrowings.............        209,010        4,072                      213,082
Interest on medium- and long-term debt........        374,022        5,445                      379,467
Net interest rate swap (income)/expense.......        (51,670)        (336)                     (52,006)
                                                   ----------     --------      ------       ----------
     Total interest expense...................      1,204,627       82,156           0        1,286,783
                                                   ----------     --------      ------       ----------
     Net interest income......................      1,442,776      201,760           0        1,644,536
Provision for credit losses...................        146,000       22,892                      168,892
                                                   ----------     --------      ------       ----------
     Net interest income after provision for
       credit losses..........................      1,296,776      178,868           0        1,475,644
NONINTEREST INCOME:
Fiduciary and investment management income....        147,336        7,840                      155,176
Service charges on deposit accounts...........        141,078        5,473                      146,551
Commercial lending fees.......................         31,342        3,964                       35,306
Letter of credit fees.........................         26,047        7,857                       33,904
Securities gains..............................          5,195          987                        6,182
Net gain on sales of businesses...............         19,556        4,977                       24,533
Other noninterest income......................        157,398       50,115                      207,513
                                                   ----------     --------      ------       ----------
     Total noninterest income.................        527,952       81,213           0          609,165
NONINTEREST EXPENSES:
Salaries and employee benefits................        538,926       85,065                      623,991
Net occupancy expense.........................         89,380        9,077                       98,457
Equipment expense.............................         61,759        6,702                       68,461
Outside processing fee expense................         41,683        8,680                       50,363
Customer services.............................         19,140       18,663                       37,803
Other noninterest expenses....................        257,098       40,215                      297,313
                                                   ----------     --------      ------       ----------
     Total noninterest expenses...............      1,007,986      168,402           0        1,176,388
                                                   ----------     --------      ------       ----------
Income before income taxes....................        816,742       91,679           0          908,421
Provision for income taxes....................        286,266       36,502                      322,768
                                                   ----------     --------      ------       ----------
NET INCOME....................................     $  530,476     $ 55,177      $    0       $  585,653
                                                   ==========     ========      ======       ==========
Net income applicable to common stock.........     $  513,376     $ 55,177      $    0       $  568,553
                                                   ==========     ========      ======       ==========
PER SHARE:
Basic net income per common share.............     $     3.24     $   1.22      $            $     3.17
Diluted net income per common share...........     $     3.19     $   1.16      $            $     3.11
Average common shares -- basic (thousands)....        158,333       45,253                      179,149
Average common shares -- diluted
  (thousands).................................        161,040       47,490                      182,885

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                   COMERICA INCORPORATED AND IMPERIAL BANCORP
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION

     On November 1, 2000, Comerica announced that it had signed a definitive agreement to acquire Imperial in a stock-for-stock merger.

     The unaudited pro forma condensed combined financial information has been prepared assuming that the merger will be accounted for under the pooling-of-interests method and is based on the historical consolidated financial statements of the two companies. A review of each company's respective accounting policies has not been completed. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to those accounting policies that will be followed by the combined company. Any restatements of this nature are not expected to be material.

NOTE 2 -- SHAREHOLDERS' EQUITY

     Under the terms of the merger agreement, Imperial stockholders will receive
0.46 of a share of Comerica common stock for each common share of Imperial owned immediately prior to the completion of the merger. Shares of Comerica common stock outstanding as of the merger will remain outstanding and will not be exchanged in the merger. Imperial had 43,769,436 shares of common stock outstanding at September 30, 2000, which will be exchanged for approximately 20,133,941 shares of the combined company's common stock. The combined company will have approximately 176,795,847 shares outstanding after the merger. The common stock in the unaudited pro forma condensed combined balance sheet has been adjusted to reflect the par value amount of shares of the combined company. Pro forma retained earnings reflects an adjustment for estimated merger related charges as described in Note 3 below.

NOTE 3 -- MERGER RELATED CHARGES

     Comerica and Imperial expect the combined company to incur pre-tax merger related charges of approximately $145 million as a result of the merger. The merger related charges and related tax effect have been reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2000, but have not been reflected in the unaudited pro forma condensed combined income statements as they are not expected to have a continuing impact on the operations of the combined company.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               IMPERIAL BANCORP,

                             COMERICA INCORPORATED

                                      and

                         COMERICA HOLDINGS INCORPORATED

                          DATED AS OF OCTOBER 31, 2000

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                    PAGE
                                                                    ----
                               ARTICLE I
                               THE MERGER
1.1   The Merger..................................................   A-8
1.2   Effective Time..............................................   A-9
1.3   Effects of the Merger.......................................   A-9
1.4   Conversion of Stock.........................................   A-9
1.5   Company Options.............................................  A-10
1.6   Articles of Incorporation...................................  A-10
1.7   Bylaws......................................................  A-10
1.8   Tax and Accounting Consequences.............................  A-10
1.9   Board of Directors of Surviving Corporation.................  A-10
1.10  Dissenters' Rights..........................................  A-10
                               ARTICLE II
                           EXCHANGE OF SHARES
2.1   Exchange of Company Share Certificates for Parent Stock       A-11
        Certificates..............................................
2.2   Exchange Procedures.........................................  A-11
                              ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1   Corporate Organization......................................  A-13
3.2   Capitalization..............................................  A-13
3.3   Authority; No Violation.....................................  A-14
3.4   Consents and Approvals......................................  A-15
3.5   Regulatory Compliance.......................................  A-16
3.6   Financial Statements........................................  A-16
3.7   Broker's Fees...............................................  A-17
3.8   Absence of Certain Changes or Events........................  A-17
3.9   Legal Proceedings...........................................  A-18
3.10  Taxes and Tax Returns.......................................  A-18
3.11  Employee Benefit Plans......................................  A-19
3.12  SEC Reports.................................................  A-21
3.13  Compliance with Applicable Law..............................  A-21
3.14  Certain Contracts...........................................  A-21
3.15  Undisclosed Liabilities.....................................  A-22
3.16  Insurance...................................................  A-22
3.17  Loans.......................................................  A-22
3.18  Title to Property...........................................  A-22
3.19  Environmental Matters.......................................  A-23
3.20  Interest Rate Risk Management Instruments...................  A-23
3.21  Intellectual Property.......................................  A-24
3.22  Reorganization; Pooling of Interests........................  A-24
3.23  Regulatory Approvals........................................  A-24

                                                                    PAGE
                                                                    ----
3.24  Opinion.....................................................  A-25
3.25  Company Information.........................................  A-25
                               ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1   Corporate Organization......................................  A-25
4.2   Capitalization..............................................  A-26
4.3   Authority; No Violation.....................................  A-26
4.4   Consents and Approvals......................................  A-27
4.5   Regulatory Compliance.......................................  A-27
4.6   Financial Statements........................................  A-28
4.7   Broker's Fees...............................................  A-29
4.8   Absence of Certain Changes or Events........................  A-29
4.9   Legal Proceedings...........................................  A-29
4.10  SEC Reports.................................................  A-29
4.11  Compliance with Applicable Law..............................  A-30
4.12  Undisclosed Liabilities.....................................  A-30
4.13  Environmental Liability.....................................  A-30
4.14  Interest Rate Risk Management Instruments...................  A-30
4.15  Reorganization; Pooling of Interests........................  A-31
4.16  Regulatory Approvals........................................  A-31
4.17  Parent Information..........................................  A-31
                               ARTICLE V
               COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time...........  A-31
5.2   Company Forbearances........................................  A-31
5.3   Parent Forbearances.........................................  A-33
5.4   Acquisition Proposals.......................................  A-34
5.5   Board of Directors of Comerica Bank -- California...........  A-35
                               ARTICLE VI
                         ADDITIONAL AGREEMENTS
6.1   Regulatory Matters..........................................  A-35
6.2   Access to Information.......................................  A-36
6.3   Shareholders' Approvals.....................................  A-36
6.4   Legal Conditions to Merger..................................  A-37
6.5   Affiliates; Publication of Combined Financial Results.......  A-37
6.6   Stock Exchange Listing......................................  A-37
6.7   Employee Benefit Plans......................................  A-37
6.8   Indemnification; Directors' and Officers' Insurance.........  A-38
6.9   Additional Agreements.......................................  A-39

                                                                    PAGE
                                                                    ----
6.10  Advice of Changes...........................................  A-39
6.11  Exemption from Liability under Section 16(b)................  A-39
                              ARTICLE VII
                          CONDITIONS PRECEDENT
7.1   Conditions to Each Party's Obligation to Effect the           A-40
        Merger....................................................
7.2   Conditions to Obligations of the Company....................  A-41
7.3   Conditions to Obligations of Parent and Merger Sub..........  A-41
                              ARTICLE VIII
                       TERMINATION AND AMENDMENT
8.1   Termination.................................................  A-42
8.2   Effect of Termination.......................................  A-42
8.3   Amendment...................................................  A-43
8.4   Extension; Waiver...........................................  A-43
                               ARTICLE IX
                           GENERAL PROVISIONS
9.1   Closing.....................................................  A-43
9.2   Nonsurvival of Representations, Warranties and Agreements...  A-43
9.3   Expenses....................................................  A-44
9.4   Notices.....................................................  A-44
9.5   Interpretation..............................................  A-44
9.6   Counterparts................................................  A-45
9.7   Entire Agreement............................................  A-45
9.8   Governing Law...............................................  A-45
9.9   Publicity...................................................  A-45
9.10  Assignment; Third Party Beneficiaries.......................  A-45

Exhibit A -- Option Agreement

Exhibit 6.5(a)(1) -- Form of Affiliate Letter Addressed to Parent

Exhibit 6.5(a)(2) -- Form of Affiliate Letter Addressed to the Company

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                   PAGE
------------                                                   ----
Acquisition Proposal........................................   A-34
Agreement...................................................    A-8
BHC Act.....................................................   A-13
California Agreement........................................    A-9
California Secretary........................................    A-9
CGCL........................................................    A-8
Closing.....................................................   A-43
Closing Date................................................   A-43
Code........................................................   A-10
Company.....................................................    A-8
Company 10-K................................................   A-16
Company Articles............................................   A-13
Company Benefit Plans.......................................   A-19
Company Bylaws..............................................   A-13
Company Capital Shares......................................   A-13
Company Common Share........................................    A-9
Company Contract............................................   A-21
Company Disclosure Schedule.................................   A-13
Company ERISA Affiliate.....................................   A-19
Company Insiders............................................   A-39
Company Option..............................................   A-10
Company Preferred Shares....................................   A-13
Company Regulatory Agreement................................   A-16
Company Reports.............................................   A-20
Company Rights..............................................   A-14
Company Share Certificates..................................   A-11
Company Stock Plan..........................................   A-13
Confidentiality Agreements..................................   A-36
Covered Employees...........................................   A-37
Delaware Certificate........................................    A-9
Delaware Secretary..........................................    A-9
DGCL........................................................    A-8
Dissenting Shareholder......................................   A-10
Dissenting Shares...........................................   A-10
DPC Shares..................................................    A-9
Effective Time..............................................    A-9
Employees...................................................   A-37
Employer Securities.........................................   A-21
Environmental Laws..........................................   A-23
ERISA.......................................................   A-19
ESOP........................................................   A-20

DEFINED TERM                                                   PAGE
------------                                                   ----
Exchange Act................................................   A-16
Exchange Agent..............................................   A-11
Exchange Ratio..............................................    A-9
Federal Reserve Board.......................................   A-15
Financial Advisor...........................................   A-17
GAAP........................................................   A-10
Governmental Entity.........................................   A-15
HSR Act.....................................................   A-15
Indemnified Parties.........................................   A-38
Intellectual Property.......................................   A-24
IRS.........................................................   A-18
Liens.......................................................   A-15
Loan........................................................   A-20
Material Adverse Effect.....................................   A-13
Maximum Amount..............................................   A-39
Merger......................................................    A-8
Merger Consideration........................................    A-9
Merger Sub..................................................    A-8
Merger Sub Bylaws...........................................   A-25
Merger Sub Certificate......................................   A-25
Merger Sub Common Stock.....................................    A-9
Non-Subsidiary Affiliate....................................   A-14
OCC.........................................................   A-16
Option Agreement............................................    A-8
Parent......................................................    A-8
Parent 10-K.................................................   A-28
Parent Bylaws...............................................   A-25
Parent Capital Stock........................................   A-26
Parent Certificate..........................................   A-25
Parent Common Stock.........................................    A-9
Parent Disclosure Schedule..................................   A-25
Parent Preferred Stock......................................   A-25
Parent Regulatory Agreement.................................   A-28
Parent Reports..............................................   A-29
Parent Rights...............................................   A-26
Parent Stock Certificates...................................   A-11
Parent Stock Plans..........................................   A-26
Person......................................................   A-34
Proxy Statement.............................................   A-15
Regulatory Agencies.........................................   A-16
Requisite Regulatory Approvals..............................   A-40
S-4.........................................................   A-15
SEC.........................................................   A-15
Section 16 Information......................................   A-39
Securities Act..............................................   A-21
SRO.........................................................   A-15
State Approvals.............................................   A-15
State Regulator.............................................   A-16
Subsidiary..................................................   A-13

DEFINED TERM                                                   PAGE
------------                                                   ----
Surviving Corporation.......................................    A-8
Tax.........................................................   A-18
Taxes.......................................................   A-18
Trust Account Shares........................................    A-9

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2000 (this "Agreement"), by and among IMPERIAL BANCORP, a California corporation (the "Company"), COMERICA INCORPORATED, a Delaware corporation ("Parent"), and COMERICA HOLDINGS INCORPORATED, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

     WHEREAS, as a condition to, and immediately after, the execution of this Agreement, Parent and the Company are entering into a stock option agreement with the Company as issuer, and Parent as grantee, of the stock option contemplated thereby (the "Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, the persons set forth on Exhibit B-1 are entering into support agreements in the form set forth on Exhibit B-2; and

     WHEREAS, it is the intention of the parties that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles and constitute a reorganization under Section 368(a) of the Code; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of California (the "CGCL"), at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     (b) Parent may at any time change the method of effecting the combination of the Company and Parent (including without limitation the provisions of this Article I) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (A) alter or change the amount of consideration to be provided to holders of Company Common Shares provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or
(C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Delaware Certificate") that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), and in the agreement of merger (the "California Agreement") that shall be filed with the Secretary of State of the State of California (the "California Secretary"), in each case as of the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Delaware Certificate and the California Agreement.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and CGCL.

     1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

          (a) Subject to Section 2.2, each Common Share of the Company ("Company Common Share") issued and outstanding immediately prior to the Effective Time, except for (i) Company Common Shares owned, directly or indirectly, by the Company, Parent or Merger Sub or any of their respective wholly owned Subsidiaries (other than (A) Company Common Shares held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such Company Common Shares, whether held directly or indirectly by the Company, Parent or Merger Sub or any of their respective Subsidiaries, being referred to as "Trust Account Shares") and (B) Company Common Shares held by the Company, Parent or Merger Sub or any of their respective Subsidiaries in respect of a debt previously contracted (any such Company Common Shares that are similarly held, whether held directly or indirectly by the Company, Parent or Merger Sub or any of their respective Subsidiaries, being herein referred to as "DPC Shares")) and (ii) Dissenting Shares, shall be converted into 0.46 of a share (the "Exchange Ratio") of Common Stock, par value $5.00 per share, of Parent ("Parent Common Stock").

          (b) All Company Common Shares that are owned, directly or indirectly, by the Company, Parent or Merger Sub or any of their respective wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Each share of Common Stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger.

If, prior to the Effective Time, the outstanding Company Common Shares or outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     1.5 Company Options. (a) At the Effective Time, without any action on the part of any holder of any such option, each option to purchase Company Common Shares (each, a "Company Option") that is outstanding and unexercised immediately prior thereto shall vest and shall cease to represent a right to acquire Company Common Shares and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Plans and the agreements evidencing grants thereunder):

          (i) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of Company Common Shares purchasable upon exercise of the original Company Option and the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

          (ii) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per Company Common Shares under the original Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

     (b) The adjustment provided in Section 1.5(a) with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option.

     1.6 Articles of Incorporation. At the Effective Time, the Merger Sub Certificate shall be the articles of incorporation of the Surviving Corporation.

     1.7 Bylaws. At the Effective Time, the Merger Sub Bylaws shall be the bylaws of the Surviving Corporation.

     1.8 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

     1.9 Board of Directors of Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Merger Sub.

     1.10 Dissenters' Rights. If any record holder of Company Common Shares which are "dissenting shares" (as defined in Section 1300(b) of the CGCL) (any such Company Common Shares, "Dissenting Shares," and any such record holder, a "Dissenting Shareholder") shall be entitled to require the Company or the Surviving Corporation to purchase such Dissenting Shares pursuant to Chapter 13 of the CGCL, the Company shall give Parent notice thereof and Parent shall have the right to control all negotiations and proceedings with respect thereto. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any demand pursuant to Section 1301 of the CGCL. If any Dissenting Shareholders shall fail to perfect or shall have effectively withdrawn or lost the right to require the Company or the Surviving Corporation to purchase his or her Dissenting Shares, the Dissenting Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenting Shares had been converted into shares of Parent Common Stock pursuant to Section 1.4(a).

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1  Exchange of Company Share Certificates for Parent Stock
Certificates. From the Effective Time until the end of the six-month period following the Effective Time, Parent shall make available to an exchange agent (which may be a subsidiary bank of Parent) appointed prior to the Effective Time by Parent (and not reasonably objected to by the Company) on behalf of the Surviving Corporation (the "Exchange Agent") certificates representing shares of Parent Common Stock ("Parent Stock Certificates") and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of Parent Stock Certificates and payments that may be required in exchange for certificates representing Company Common Shares ("Company Share Certificates") pursuant to this Article
II. At the end of such six-month period, any such Parent Stock Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to Parent. Any former holders of Company Share Certificates who have not theretofore exchanged their Company Share Certificates for Parent Stock Certificates and cash pursuant to this Article II shall thereafter be entitled to look exclusively to Parent, and only as general creditors thereof, for the shares of Parent Common Stock and any cash to which they become entitled upon exchange of their Company Share Certificates pursuant to this Article II.

     2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Shares, a form (mutually agreed upon by the Company and Parent) of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Company Share Certificates in exchange for Parent Stock Certificates and any payments pursuant to this Article II. Upon surrender to the Exchange Agent of a Company Share Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor a Parent Stock Certificate representing the shares of Parent Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this Article II, and the Company Share Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any amount payable upon surrender of Company Share Certificates.

     (a) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Share Certificate until the holder thereof shall surrender such Company Share Certificate in accordance with this Article II. After the surrender of a Company Share Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Parent Common Stock represented by such Company Share Certificate.

     (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Common Shares that were issued and outstanding immediately prior to the Effective Time.

     (c) If any Parent Stock Certificate or cash payment is to be issued or made in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Share Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of such Parent Stock Certificate or the making of such cash payment in a name other than that of the registered holder of the Company Share Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

     (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

     (e) In the event any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Share Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

     (f) Upon giving effect to the conversion and exchange described in Section 1.4, the resulting number of shares of Parent Common Stock of each registered holder of Company Common Shares shall be rounded down to the nearest whole number and each such registered holder shall be entitled to receive from Parent in lieu of any fractional share of Parent Common Stock prior to such rounding down an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled and (b) the average of the closing price per share of Parent Common Stock for the ten trading days most recently preceding the Closing Date as reported on the NYSE Composite Transactions reporting system. Notwithstanding the foregoing, fractional shares of Parent Common Stock that would be issued into the ESOP prior to the Effective Time shall be issued within such plan as a fractional share of Parent Common Stock at the Effective Time.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the corresponding sections or subsections of the Company disclosure schedule delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent as follows:

     3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company, Parent or Merger Sub, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, except to the extent such effect is attributable to the execution of this Agreement and the announcement thereof, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" means, with respect to the Company or Parent or any entity, an entity that is consolidated with such party for financial reporting purposes. The Company is duly registered as a bank holding company and has become a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and meets the requirements of Section 4(l) of the BHC Act. True and complete copies of the Restated Articles of Incorporation of the Company, as heretofore amended (the "Company Articles"), and the Bylaws of the Company as in effect as of the date of this Agreement (the "Company Bylaws"), have previously been made available to Parent.

     (b) Each Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Company Common Shares, of which, as of October 16, 2000, 43,462,036 shares were issued and outstanding, and (ii) 5,000,000 Preferred Shares (the "Company Preferred Shares" and, together with the Company Common Shares, the "Company Capital Shares"), no shares of which are issued and outstanding. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) pursuant to the terms of the Option Agreement and (ii) options and stock issued pursuant to the Company's 1986 Stock Option Plan (the "Company Stock Plan") or purchased pursuant to the Company's Employee Stock Ownership Plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any

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

shares of Company Capital Shares or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Shares (collectively, including the items contemplated by clauses (i) and (ii) of this sentence, the "Company Rights"). As of October 16, 2000, no shares of Company Capital Shares were reserved for issuance except for 4,390,356 shares of Company Common Shares reserved for issuance pursuant to the Company Stock Plan. Since October 16, 2000, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as expressly permitted by
Section 5.2 hereof or pursuant to the exercise of employee stock options granted prior to such date or pursuant to the Company Stock Plan and the Option Agreement. Set forth in the Company Disclosure Schedule is a list containing the name of each holder of an option to purchase Company Common Shares, the date of each option to purchase Company Common Shares held by such person, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under the applicable stock plan.

     (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other ownership interests of each of its Subsidiaries, free and clear of any Liens (as defined below), and all of such shares or other ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The Company Disclosure Schedule sets forth a list of the material investments of the Company in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each of such entities, a "Non-Subsidiary Affiliate").

     3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote, no corporate proceedings on the part of the Company are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement or the Option Agreement by the Company nor the consummation by the Company of the transactions contemplated

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

hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Company Articles or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or its Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance (collectively, "Liens") upon any of the respective properties or assets of the Company, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of any required applications or notices with any state banking agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus and any filings under the Securities Act required in connection with the issuance of Company Common Shares pursuant to the Option Agreement, (v) the filing of the Delaware Certificate with the Delaware Secretary pursuant to the DGCL, (vi) the filing of the California Agreement and required officers' certificates with the California Secretary pursuant to the CGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, insurance companies and agents, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and
(viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement or the resale of shares of Company Common Shares as contemplated by the Option Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with
(A) the execution and delivery by the Company of this Agreement and the Option Agreement and (B) the consummation by the Company of the transactions contemplated hereby and thereby, except to the extent that the absence of any such consent, authorization, approval, filing or exemption would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.5 Regulatory Compliance. (a) Except for normal examinations conducted by a Regulatory Agency (as defined below) in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 1998, except where such proceedings or investigation is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries that, in the reasonable judgment of the Company, is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The term "Regulatory Agencies" means (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC and (vi) any SRO.

     (b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or since January 1, 1998, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised since January 1, 1998, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

     (c) The Company and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with all Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration, statement or amendment or to pay such fees and assessments is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

     3.6 Financial Statements. Copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statement of income, consolidated statement of changes in shareholders' equity and comprehensive income and consolidated statement of cash flows for the fiscal years 1998 through 1999, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent accountants with respect to the Company, have previously been made available to Parent. The December 31, 1999 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7 Broker's Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation or its successors in interest (the "Financial Advisor"), the fees and expenses of which will be as set forth in the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreement.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Company Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any event or events attributable to (i) the execution of this Agreement and the announcement thereof, (ii) any change in law, rule or regulation or GAAP or any interpretation thereof, or (iii) any change in economic or business conditions generally (including, without limitation, changes in interest rates) or in the banking industry specifically and not disproportionately affecting the Company or its Subsidiaries.

     (b) Except as publicly disclosed in Company Reports filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c) Since December 31, 1999, neither the Company nor any of its Subsidiaries has (i) except for normal increases for employees (other than directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay (except payments made in the ordinary course of business consistent with past practice under a previously disclosed severance plan or policy), entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2000 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company

Stock Plans and except as permitted by Section 5.2(b)(iii), or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply generally to financial holding companies, bank holding companies or banks) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on the Company or the Surviving Corporation.

     3.10 Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on the Company. The federal and material state income tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or the relevant state taxing authorities, as the case may be, for all complete tax years, and any liability with respect thereto has been satisfied or any liability with respect to any deficiencies asserted as a result of any such examinations is covered by reserves made in accordance with GAAP, or the period for assessment of the Taxes in respect of which such returns were required to be filed has expired. There are no material disputes pending, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries for which the Company has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (B) federal, state, and local returns that are accurate and complete in all material respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by the Company in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on the Company and (D) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case that has had or will have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the financial statements described in Section 3.6 (including the related notes, where applicable), neither the Company nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any Subsidiary of the Company under any contract, plan, program, arrangement or understanding, except for such disallowed deductions that will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.11 Employee Benefit Plans. (a) The Company Disclosure Schedule sets forth a true and complete list of each employee, consultant or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement (the "Company Benefit Plans") that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) True and complete copies of each of the Company Benefit Plans and certain related documents (including but not limited to (i) the actuarial reports for such Company Benefit Plan (if applicable) for each of the two most recent fiscal years and (ii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan) have previously been made available to Parent. The copies of the Company Benefit Plans filed as exhibits to the Company 10-K are true and complete copies thereof.

     (c) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Company Benefit Plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate of incurring a material liability thereunder, (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of the Company, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any trust or other funding vehicle or (v) limit or prohibit the ability to amend, merge, terminate, or receive a reversion of assets from, any Company Benefit Plan or related trust.

     (e) The Company's Salary Investment, Profit-Sharing and Employee Stock Ownership Plan (the "ESOP") is an "employee stock ownership plan" within the meaning of Section 4987(e)(7) of the Code. The Disclosure Schedule identifies
(i) each loan under which the ESOP is a borrower (each, a "Loan"), (ii) the lender and guarantor (if any) of

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

each Loan, and (iii) the securities of the Company that were acquired with such Loan (the "Employer Securities"). Each loan meets the requirements of Section 4987(d)(3) of the Code. The Employer Securities are in each case pledged as collateral for the Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4985-7 and 54.4975-11.

     3.12 SEC Reports. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports") and prior to the date hereof and (b) communication mailed by the Company to its shareholders since January 1, 1997 and prior to the date hereof, has previously been made available to Parent, and no such Company Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.14 Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iii) that restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will restrict the ability of Parent or the Surviving Corporation to engage in any line of business in which a financial holding company or bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a) and in Section 3.11(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) (i) Each Company Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed

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by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on the Company, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

     3.15 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company December 31, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect on the Company.

     3.16 Insurance. The Company and its Subsidiaries have in effect insurance coverage with reputable insurers that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to the Company and its Subsidiaries. The Company and its Subsidiaries have given timely notice to their insurers with respect to any covered claim exceeding any applicable deductible or retention with respect to such claim by in excess of $250,000, and the excess over applicable deductibles and retentions for all covered claims for which the Company and its Subsidiaries have not given timely notice to their insurers does not, in the aggregate, exceed $500,000.

     3.17 Loans. Except as previously disclosed to Parent, as of September 30, 2000, neither the Company nor any its Subsidiaries is a party to any (i) loan agreement, note or borrowing arrangement, other than loans the unpaid balance of which does not exceed $250,000 per loan, under the terms of which the obligor is more than 90 days delinquent in payment of principal or interest or, to the knowledge of the Chief Financial Officer and Chief Credit Officer of the Company, in default of any other material provisions as of the dates shown thereon; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," or any comparable classification by the Company or any of its Subsidiaries; (iii) loan agreement, note or borrowing arrangement, including any loan guarantee, with any director, executive officer or ten percent shareholder of the Company, or to the knowledge of the Company, any person controlling, controlled by or under common control with any of the foregoing; or (iv) to the knowledge of the Company, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any Governmental Entity where such violation could have a Material Adverse Effect on the Company.

     3.18  Title to Property.

     (a) Real Property. Except as disclosed in the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such

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

encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all real property and fixtures of the Company and its Subsidiaries are in good condition and repair, ordinary wear and tear excepted.

     (b) Personal Property. The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as publicly disclosed in the Company Reports filed prior to the date hereof or as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would have a Material Adverse Effect on the Company.

     (c) Leased Property. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all leases of real property and all other leases that are material to the Company and its Subsidiaries and under which the Company or any of its Subsidiaries, as lessee, leases real or personal property, are valid and binding on the Company or its applicable Subsidiary, as the case may be, in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or any event which with notice or lapse of time would constitute such a default.

     3.19 Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, remediation activities or, to the knowledge of the Company, any private environmental investigations or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law relating to any exposure to any hazardous material or under any local, state or federal environmental statute, regulation or ordinance enacted for the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or threatened against the Company or any of its Subsidiaries, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any liability or obligation under any Environmental Law that will, either individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not subject to any order, judgment, decree, letter or memorandum by or with any Governmental Authority imposing any liability or obligation with respect to any Environmental Law that will have, either individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 3.19 constitute the sole representations and warranties of the Company with respect to any Environmental law or any hazardous material.

     3.20 Interest Rate Risk Management Instruments. All derivative instruments, as such term is used in Statement of Financial Accounting Standards No. 133 (including without limitation interest rate swaps, caps, floors and option agreements and other interest

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

rate risk management arrangements), whether entered into for the account of the Company or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.21 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company:
(a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (d) neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by the Company and its Subsidiaries and no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

     3.22 Reorganization; Pooling of Interests. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

     3.23 Regulatory Approvals. The Company has no reason to believe that any required regulatory approvals in connection with the transactions contemplated hereby will not be obtained on a timely basis.

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     3.24  Opinion.  Prior to the execution of this Agreement, the Company has received an opinion from the Financial Advisor to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     3.25 Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Except as disclosed in the corresponding sections or subsections of the Parent disclosure schedule delivered to the Company concurrently herewith (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     4.1 Corporate Organization. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on either Parent or Merger Sub. Each of Parent and Merger Sub is duly registered as a bank holding company under the BHC Act. True and complete copies of the Restated Certificate of Incorporation of Parent (the "Parent Certificate") and the Amended and Restated Bylaws of Parent (the "Parent Bylaws"), as in effect as of the date of this Agreement, have been previously made available by Parent to the Company. True and complete copies of the Certificate of Incorporation of Merger Sub (the "Merger Sub Certificate") and the Bylaws of Merger Sub (the "Merger Sub Bylaws"), as in effect as of the date of this Agreement, have been previously made available by Merger Sub to the Company.

     (b) Each Parent Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

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

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, of which, as of October 27, 2000, 156,718,434 shares were issued and outstanding and 514,673 shares were held in treasury, and 10,000,000 shares of preferred stock, no par value per share (the "Parent Preferred Stock" and, together with the Parent Common Stock, the "Parent Capital Stock"), of which, as of October 27, 2000, 5,000,000 shares of Fixed/Adjustable Rate Noncumulative Series E Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except options and stock issued pursuant to Parent's Amended and Restated 1997 Long-Term Incentive Plan, Amended and Restated Management Incentive Plan and Amended and Restated Stock Option Plan for Non-Employee Directors (the "Parent Stock Plans"), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Capital Stock (collectively, the "Parent Rights"). As of October 27, 2000, no shares of Parent Capital Stock were reserved for issuance.

     (b) The authorized capital stock of Merger Sub consists of 3,000 shares of Merger Sub Common Stock, of which, as of the date of this Agreement, 3,000 shares were issued and outstanding and beneficially owned by Parent. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Merger Sub Common Stock or any other equity securities of Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Merger Sub Common Stock. As of October 31, 2000, no shares of Merger Sub Common Stock were reserved for issuance.

     4.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent has full corporate power and authority to execute and deliver the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent. No other corporate proceedings on the part of Parent are necessary to approve the Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub and by Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except

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

as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Certificate, Parent Bylaws, Merger Sub Certificate or Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub, any of the Subsidiaries or Non-Subsidiary Affiliates of Parent or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of the Subsidiaries or Non-Subsidiary Affiliates of Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of the Subsidiaries or Non-Subsidiary Affiliates of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the pre-merger notification requirements of the HSR Act, (iii) the State Approvals, (iv) the filing with the SEC of the Proxy Statement and the S-4 and any filings under the Securities Act required in connection with the issuance of Company Common Shares pursuant to the Option Agreement, (v) the filing of the Delaware Certificate with the Delaware Secretary pursuant to the DGCL, (vi) the filing of the California Agreement with the California Secretary pursuant to the CGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, insurance companies and agents, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and
(viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement or the resale of shares of Company Common Shares as contemplated by the Option Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the transactions contemplated hereby, except to the extent that the absence of any such consent, authorization, approval, filing or exemption would not, either individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

     4.5 Regulatory Compliance. (a) Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, no

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

Regulatory Agency has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1998, except where such proceedings or investigation is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Parent or any of its Subsidiaries that, in the reasonable judgment of the Parent, is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Parent.

     (b) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or since January 1, 1998, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised since January 1, 1998, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

     (c) Parent and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with all Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration, statement or amendment or to pay such fees and assessments is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

     4.6 Financial Statements. Copies of the consolidated balance sheets of Parent and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1998 through 1999, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC under the Exchange Act (the "Parent 10-K"), in each case accompanied by the audit report of Ernst & Young LLP, independent accountants with respect to Parent, have previously been made available to the Company. The December 31, 1999 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in

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

all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.7 Broker's Fees. None of Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreement.

     4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Parent Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, other than any event or events attributable to (i) the execution of this Agreement and the announcement thereof, (ii) any change in law, rule or regulation or GAAP or any interpretation thereof, or (iii) any change in economic or business conditions generally (including, without limitation, changes in interest rates) or in the banking industry specifically and not disproportionately affecting Parent or its Subsidiaries.

     (b) Except as publicly disclosed in Parent Reports filed prior to the date hereof, since December 31, 1999, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply generally to financial holding companies, bank holding companies or banks) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Parent or the Surviving Corporation.

     4.10 SEC Reports. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and prior to the date hereof and (b) communication mailed by Parent to its shareholders since January 1, 1997 and prior to the date hereof, has previously been made available to the Company, and no such Parent Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

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     4.11  Compliance with Applicable Law.  Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.12 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in the Parent December 31, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

     4.13 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Parent or any of its Subsidiaries, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Parent.

     4.14 Interest Rate Risk Management Instruments. All derivative instruments, as such term is used in Statement of Financial Accounting Standards No. 133 (including without limitation interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements), whether entered into for the account of Parent or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Parent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

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     4.15  Reorganization; Pooling of Interests  As of the date of this
Agreement, Parent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

     4.16 Regulatory Approvals. Parent has no reason to believe that any required regulatory approvals in connection with the transactions contemplated hereby will not be obtained on a timely basis.

     4.17 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) or the Option Agreement, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the Option Agreement or as otherwise indicated in this Section 5.2, the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

     (a) other than in the ordinary course of business, incur any indebtedness for borrowed money in amounts aggregating more than $500,000 (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 5.2(a) "short-term" shall mean maturities of six months or less) and indebtedness of the Company or any of its Subsidiaries to the Company or any of its wholly-owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the

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

ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

     (b) (i) adjust, split, combine or reclassify any capital stock;

          (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries);

          (iii) grant any stock appreciation rights or similar rights the value or payment of which is based upon the price of any shares of its capital stock, or grant any individual, corporation or other entity any option to acquire any shares of its capital stock, any warrants to acquire any shares of its capital stock, any security convertible into shares of its capital stock or other right to acquire any Company Capital Shares; or

          (iv) issue any additional shares of capital stock except pursuant to
     (A) the exercise of stock options or warrants outstanding as of the date hereof or (B) the Option Agreement;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets, in any case that is material to the Company or to the line of business in which such part of its business, properties or assets relates, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement (which existing contracts and agreements are set forth in the Company Disclosure Schedule);

     (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement (which existing contracts and agreements are set forth in the Company Disclosure Schedule), make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other individual, corporation or other entity other than a wholly-owned Subsidiary thereof that is material to the Company or the line of business to which such investment relates;

     (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     (f) (i) except for normal increases for employees (other than those officers and directors subject to the reporting requirements of Section 16 under the Exchange Act) made in the ordinary course of business consistent with past practice or as required by agreements and plans as in effect as of the date hereof and set forth in the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any of its employees or directors or (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors or (iii) become a party to, amend or commit itself to any pension, retirement, profit-sharing, consulting, change of control, severance or welfare benefit plan or agreement (or any individual agreements evidencing grants or awards thereunder) or employment agreement with or for the benefit of any employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any benefits, rights to payment, stock options or other stock-based compensation;

     (g) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business, or involving any restriction on the conduct of its business;

     (h) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code;

     (i) amend the Company Articles or Company Bylaws;

     (j) other than in consultation with Parent, materially restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (k) take any action that is intended or that would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

     (m) file or amend any tax return except in the ordinary course of business and consistent with past practice, settle or compromise any material tax liability, make, change or revoke any material tax election, or change any method of tax accounting except as required by applicable law; or

     (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited to it by this Section 5.2.

     5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Parent Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the Option Agreement or as otherwise indicated in this Section 5.3, Parent shall not, and Parent shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

     (a) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement;

     (b) amend its certificate of incorporation or its bylaws in a manner that would adversely affect the economic benefits of the Merger to the shareholders of the Company;

     (c) take any action that is intended or that would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (d) take any action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

     (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited to it by this Section 5.3.

     5.4 Acquisition Proposals. The Company agrees that neither it nor any Subsidiary of the Company nor any of their respective officers or directors shall, and that it shall direct and use its reasonable best efforts to cause its and such Subsidiaries' employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets, or more than 9.9% of the outstanding equity securities, of the Company or any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any Subsidiary of the Company nor any of the officers and directors of the Company or any Subsidiary of the Company shall, and that it shall direct and use its reasonable best efforts to cause its and the Company's Subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, corporation, general or limited partnership or limited liability company (a "Person") relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause
(B), (C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action would, in the absence of the foregoing proscriptions, be required in order for its directors to comply with their respective fiduciary duties under applicable law. The Company represents and warrants that it has ceased and caused to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

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

     5.5 Board of Directors of Comerica Bank -- California. At or prior to the Effective Time Parent shall take all action necessary such that (i) Mr. George
L. Graziadio, Jr. shall be elected non-executive Chairman of the Board of Directors of Comerica Bank -- California, and (ii) Mr. Norman P. Creighton shall be elected a director of the Board of Directors of Comerica Bank -- California.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4. Each of the Company and Parent shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) The Company and Parent shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of the Company or Parent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Option Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Company and Parent, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Parent or Merger Sub, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor Merger Sub nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Parent's or Merger Sub's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of the Company and Parent shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreements, dated October 20, 2000, between the Company and Parent (the "Confidentiality Agreements").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Shareholders' Approval. The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approval required in connection with this Agreement and the transactions contemplated hereby, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of the Company shall use its reasonable best efforts to cause this Agreement to be approved by the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote; provided, however, that the use of such reasonable best efforts shall not be deemed to require the Board of Directors of the Company to maintain in place a recommendation that the shareholders of the Company approve this Agreement or approve the transactions contemplated hereby to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) such action would violate the fiduciary duties of the Board of Directors of the Company under applicable law.

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

     6.4 Legal Conditions to Merger. Each of the Company, Parent and Merger Sub shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company, Parent or Merger Sub or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall promptly take (or has taken prior to the date hereof) any and all action with respect to any Company Benefit Plan (including the Company Stock Plan) and any award agreements thereunder to the extent such action is reasonably necessary in order for the Merger to qualify for "pooling of interests" accounting treatment.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of the Company and Parent shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (as applicable, for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meeting called by the Company to approve this Agreement, a written agreement in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto.

     (b) Parent shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) Parent agrees that, commencing at the Effective Time, the benefit plans and programs applicable to the employees of the Company and its Subsidiaries as of the Effective Time (the "Covered Employees") will be the benefit plans and programs provided to similarly situated employees of Parent. Covered Employees who are terminated during the period commencing at the Effective Time and ending on the 18-month anniversary thereof shall be entitled to receive severance benefits in the amount of the better of either (i) the severance benefits such Covered Employee would have been eligible to receive under the Company's applicable benefit severance plan as in effect immediately prior to the date hereof or (ii) the severance benefits such Covered Employee would be eligible to receive under any applicable Parent severance plan applicable to such employee in effect as of the date of termination of employment, in all cases taking into account such Covered Employee's service with the Company and Parent. From and after the Effective Time, the Surviving Corporation will recognize the prior service with the Company or its Subsidiaries of each employee of the Company or any of its subsidiaries as of the Effective Time (the "Employees") in connection with all employee benefit plans in which such Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Parent and the Surviving Corporation will (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Surviving Corporation to be waived with respect to the Employees and their eligible dependents (to the extent such conditions, limitations or waiting periods have been otherwise satisfied under the applicable Company Benefit Plan) and (ii) give each Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for eligible expenses incurred under the applicable Company Benefit Plan prior to the Effective Time.

     (b) The foregoing notwithstanding, Parent agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Company Benefit Plans, including change-of-control benefits related to the Merger as required by plans and agreements as in effect on the date hereof.

     (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Company Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries, (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company or any of its subsidiaries or any of its predecessors or (ii) this Agreement, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation, as and to the fullest extent permitted by law) to each Indemnified Party, judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

     (b) Parent shall cause the individuals serving as officers and directors of the Company and each of its subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by Parent or the Surviving Corporation (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.8(b), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of the Company, on the one hand, and a Subsidiary of Parent, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 Advice of Changes. The Company, Parent and Merger Sub shall each promptly advise the other parties of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained herein.

     6.11 Exemption from Liability under Section 16(b). Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Common Shares, and of options to purchase shares of Parent Common Stock upon conversion of options to purchase Company Common Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of Company Common Shares held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of the options to purchase Company Common Shares held by each such Company Insider and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote.

     (b) NYSE Listing. The shares of Parent Common Stock that shall be issued upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, materially restricts or makes illegal consummation of the Merger.

     (f) Federal Tax Opinion. The Company shall have received an opinion from Sullivan & Cromwell, and Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company and Parent, respectively, in each case dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Effective Time:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and the Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger other than mark-to-market gains and losses recognized upon the close of the Company's taxable year; and

          (iii) No gain or loss will be recognized by shareholders who exchange all of their Company Common Shares solely for shares of Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock).

In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of the Company, Parent, Merger Sub and others.

     7.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 4.2(a), which shall be true in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     7.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 3.2(a), which shall be true in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or will have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c) Receipt of Third Party Consents. All consents, approvals, waivers and authorizations (including without limitation waivers of termination rights) of third parties (other than Governmental Entities) shall have been obtained other than those the failure of which to obtain would not, and would not reasonably be expected to, result in a Material Adverse Effect on the Company or the Surviving Corporation.

     (d) Pooling of Interests. The Company and Parent shall each have received a letter from their respective independent accountants addressed to the Company or Parent, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment; provided, however, that if Parent or any of its Subsidiaries shall have taken any action that prevents such qualification, this paragraph (d) shall not be a condition to the obligations of Parent and Merger Sub to effect the Merger.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

     (a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of the Company or the Board of Directors of Parent if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Directors of the Company or the Board of Directors of Parent if the Merger shall not have been consummated on or before the date that is nine months after the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

     (d) by either the Board of Directors of the Company or the Board of Directors of Parent (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and that is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company or Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Company Common Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of the outstanding shares of Company Common Shares entitled to vote, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Shares hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreement and the Confidentiality Agreements, which shall terminate in accordance with the terms thereof) shall survive the Effective Time, except for
Section 6.8 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by the Company and Parent.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Company, to:

             IMPERIAL BANCORP
             9920 South La Cienega Boulevard
             Inglewood, CA 90301

             Attention: Richard M. Baker, Senior Vice President, General Counsel
                        and Secretary

             Telecopier: (310) 417-5781

        with a copy to:

             Stanley F. Farrar
             Sullivan & Cromwell
             1888 Century Park East
             Los Angeles, California 90067
             Telecopier: (310) 712-8800

        and

        (b) if to Parent or Merger Sub, to:

             COMERICA INCORPORATED
             Comerica Tower at Detroit Center
             500 Woodward Avenue, MC 3391
             Detroit, Michigan 48226

             Attention: George W. Madison, Executive Vice President and General
                        Counsel

             Telecopier: (313) 961-8624

        with a copy to:

             Edward D. Herlihy
             Wachtell, Lipton, Rosen & Katz
             51 W. 52nd Street
             New York, NY 10019-6150
             Telecopier: (212) 403-2000

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law or regulation.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreement and the Confidentiality Agreements.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law principles.

     9.9 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent, which consent shall not be unreasonably withheld.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       IMPERIAL BANCORP

                                       By:   /s/ GEORGE L. GRAZIADIO, JR.
                                          --------------------------------------
                                                 George L. Graziadio, Jr.
                                              Chairman, President and Chief
                                                    Executive Officer

                                       COMERICA INCORPORATED

                                       By:       /s/ EUGENE A. MILLER
                                          --------------------------------------
                                                     Eugene A. Miller
                                              Chairman, President and Chief
                                                    Executive Officer

                                       COMERICA HOLDINGS INCORPORATED

                                       By:        /s/ MARK W. YONKMAN
                                          --------------------------------------
                                                     Mark W. Yonkman
                                                  Senior Vice President

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated October 31, 2000, between Imperial Bancorp, a California corporation ("Issuer"), and Comerica Incorporated, a Delaware corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 8,600,000 fully paid and nonassessable shares of Issuer's Common Shares ("Common Shares"), at a price of $24.81 per share (the "Option Price"); provided, however, that in no event shall the number of Common Shares for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding Common Shares without giving effect to any shares subject to or issued pursuant to the Option. The number of Common Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional Common Shares are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of Common Shares subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of Common Shares then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering

Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Subsidiary of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have failed to recommend that the shareholders of Issuer approve the Merger Agreement and the transactions contemplated thereby or shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the Merger Agreement and the transactions contemplated thereby in anticipation of engaging in an Acquisition Transaction;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding Common Shares (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then-outstanding Common Shares; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the Common Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of Common Shares purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Shares delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued Common Shares (or, to the extent necessary as provided below, sufficient authorized but unissued Preferred Shares) so that the Option may be exercised without additional authorization of Common Shares (or Preferred Shares, as the case may be) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Shares(it being understood and agreed that in the event that there are not sufficient Common Shares authorized but not issued to permit the exercise in full of the Option in accordance with the terms hereof, Issuer shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Option; and in the event that the Company shall, after good faith effort, be unable to take all such action as may be so necessary, Issuer shall substitute, for each Common Share that would otherwise be issuable upon exercise of the Option, a number of Preferred Shares of the Company (or fractions thereof) having the same rights, privileges and preferences (including without limitation with respect to dividends, voting and rights upon liquidation or dissolution of Issuer) as each Common Share and which Preferred Shares (or applicable fractions thereof) have a market price that is as equal as practicable to the market price of each Common Share as of the date of issuance of such Preferred Shares (or applicable fractions thereof)); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue Common Shares pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Common Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of Common Shares that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Common Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Shares by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Shares, or the like, the type and number of Common Shares purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Common Shares issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any Common Shares issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of Common Shares, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the Common Shares offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination

Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Market/ Offer Price (as hereinafter defined) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per Common Share at which a tender offer or exchange offer therefor has been made, (ii) the price per Common Share to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for Common Shares within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of Common Shares of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of Common Shares obtained by multiplying the number of Common Shares for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding Common Shares, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding Common Shares shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

          (ii) "Substitute Common Shares" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Shares for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Shares on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Shares as is equal to the Assigned Value multiplied by the number of Common Shares for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Shares shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of Common Shares for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Shares for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Shares outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Shares outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Shares for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Shares (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the

Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Shares within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Shares obtained by multiplying the number of shares of the Substitute Common Shares for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

     11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of Common Shares (and, as contemplated by Section 3 hereof, Preferred Shares) equal to the maximum number of Common Shares at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any Common Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the Common Shares subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the Common Shares issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the Common Shares issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $43 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

     (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

     (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

     (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

     16. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section 16) exceed $61 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitution Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation Common Shares or Substitute Common Shares, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be, (iv) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or
(v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section
16) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in subsection (a) of this
Section 16 so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

     (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of Option Shares by Issuer pursuant to Section 7 hereof, after payment of application brokerage or sales commissions and discounts, over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 7 hereof, plus
(iii) all equivalent amounts with respect to the Substitute Option and any amounts paid pursuant to Section 9 hereof.

     (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Shares as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 16, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

     17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of Common Shares provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

     19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     20. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

     21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                       IMPERIAL BANCORP

                                       By:   /s/ GEORGE L. GRAZIADIO, JR.
                                          --------------------------------------
                                           George L. Graziadio, Jr.
                                           Chairman, President and Chief
                                             Executive Officer

                                       COMERICA INCORPORATED

                                       By:       /s/ EUGENE A. MILLER
                                          --------------------------------------
                                           Eugene A. Miller
                                           Chairman, President and Chief
                                             Executive Officer

                                                                      APPENDIX D

                                   CALIFORNIA
                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13 DISSENTERS' RIGHTS

sec. 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

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

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec. 1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec. 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305. Report of appraisers; confirmation; determination by court; judgment;
           payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec. 1306. Prevention of immediate payment; status as creditors; interest

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec. 1307. Dividends on dissenting shares

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec. 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309. Termination of dissenting share and shareholder status

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec. 1310. Suspension of right to compensation or valuation proceedings;
           litigation of shareholders' approval

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311. Exempt shares

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec. 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b)of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102(b)(7) of DGCL, Comerica's certificate of incorporation provides that a director of Comerica shall not be personally liable to Comerica or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

     In general, Comerica's bylaws provide that Comerica shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by
Section 145(a) of DGCL, Comerica's bylaws provide that Comerica shall indemnify each of its directors and officers against expenses (including attorney's fees) incurred in connection with any proceeding (other than an action by or in the right of Comerica) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. As permitted by Section 145(b) of DGCL, Comerica's bylaws provide that Comerica shall indemnify each of its officers and directors against expenses (including attorney's fees) incurred in connection with any action brought by or in the right of Comerica, except that if the director or officer is adjudged to be liable to Comerica, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

     The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of disinterested members of the board of directors (even if they constitute less than a forum), by a committee of disinterested directors, by independent legal counsel or by the stockholders of Comerica. However, as required by Section 145(c) of DGCL, Comerica must indemnify a director or officer who was successful on the merits in defense of any suit. As permitted by Section 145(e) of DGCL, Comerica's bylaws provided that Comerica may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

     As permitted by Section 145(g) of DGCL, Comerica's bylaws provide that Comerica may purchase insurance on behalf of its directors and officers against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Comerica would have the power to indemnify such person against such liability under its bylaws. Comerica maintains such insurance.

     With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933, as amended, pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a list of Exhibits to this Registration Statement

           2             -- Agreement and Plan of Merger, dated as of October 31,
                            2000, by and among Imperial Bancorp, Comerica
                            Incorporated and Comerica Holdings Incorporated (included
                            in Part I as Appendix A to the proxy statement-prospectus
                            included in this Registration Statement)
           3.1           -- Restated Certificate of Incorporation of the Registrant,
                            as amended (incorporated by reference to Exhibit 3.1 to
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996)
           3.2           -- Certificate of Amendment to Restated Certificate of
                            Incorporation of the Registrant
           3.3           -- Amended and Restated Bylaws of the Registrant
                            (incorporated herein by reference to Exhibit to 3.2 to
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1999)
           4.1           -- Rights Agreement, dated as of June 18, 1996, between
                            Comerica Incorporation and Comerica Bank, as Rights Agent
                            (incorporated by reference to Exhibit 4 of Comerica's
                            Form 8-K dated June 19, 1996)
           4.2           -- Instruments defining the rights of security holders,
                            including indentures (Comerica has no instruments
                            defining the rights of holders of equity or debt
                            securities where the amount of securities authorized
                            thereunder exceeds 10% of the total assets of Comerica
                            and its subsidiaries on a consolidated basis. Comerica
                            hereby agrees to furnish a copy of any such instrument to
                            the Commission upon request)
           5             -- Opinion of Wachtell, Lipton, Rosen & Katz as to legality*
           8.1           -- Form of Opinion of Wachtell, Lipton, Rosen & Katz as to
                            U.S. federal income tax matters*
           8.2           -- Form of Opinion of Sullivan & Cromwell as to U.S. federal income tax matters*
          10.1           -- Employment Agreement, dated as of October 31, 2000, by
                            and between George Graziadio, Jr. and the Registrant
          10.2           -- Employment Agreement, dated as of October 31, 2000, by
                            and between Norman P. Creighton and the Registrant
          23.1           -- Consent of KPMG LLP
          23.2           -- Consent of Ernst & Young LLP
          23.3           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                            Exhibit 5)
          23.4           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                            Exhibit 8.1)
          23.5           -- Consent of Sullivan & Cromwell (included in Exhibit 8.2)

              99.1           -- Form of Proxy for Imperial Special Meeting of Stockholders
              99.2           -- Stock Option Agreement dated October 31, 2000, between Imperial Bancorp and
                                Comerica Incorporated (included in Part I as Appendix B to the proxy statement-prospectus)
              99.3           -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation*

---------------

 *  To be filed by amendment.

     (b) Financial Statement Schedules.

     Not Applicable.

     (c) Fairness Opinions.

     Included in Part I as Appendix C to the proxy statement-prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Detroit, state of Michigan, on November 30, 2000.

                                       COMERICA INCORPORATED

                                       By:       /s/ EUGENE A. MILLER
                                          --------------------------------------
                                                     Eugene A. Miller
                                                 Chairman, President and
                                                 Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints the Chairman, President and Chief Executive Officer, any Vice Chairman, the Chief Financial Officer, the Chief Accounting Officer, the Executive Vice President, General Counsel and Corporate Secretary or the First Vice President and Assistant Secretary, or any of them, acting alone, as his or her true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

                      NAME                               TITLE                 DATE
                      ----                               -----                 ----

              /s/ EUGENE A. MILLER                Chairman, President    November 30, 2000
------------------------------------------------    and Chief
                Eugene A. Miller                    Executive Officer

             /s/ RALPH W. BABB, JR.               Vice Chairman and      November 30, 2000
------------------------------------------------    Chief Financial
               Ralph W. Babb, Jr.                   Officer

             /s/ MARVIN J. ELENBAAS               Senior Vice            November 30, 2000
------------------------------------------------    President and
               Marvin J. Elenbaas                   Controller (Chief
                                                    Accounting
                                                    Officer)

           /s/ LILLIAN BAUDER, PH.D.              Director               November 30, 2000
------------------------------------------------
             Lillian Bauder, Ph.D.

                      NAME                               TITLE                 DATE
                      ----                               -----                 ----
              /s/ JAMES F. CORDES                 Director               November 30, 2000
------------------------------------------------
                James F. Cordes

             /s/ PETER D. CUMMINGS                Director               November 30, 2000
------------------------------------------------
               Peter D. Cummings

             /s/ J. PHILIP DINAPOLI               Director               November 30, 2000
------------------------------------------------
               J. Philip DiNapoli

           /s/ ANTHONY F. EARLEY, JR.             Director               November 30, 2000
------------------------------------------------
             Anthony F. Earley, Jr.

               /s/ MAX M. FISHER                  Director               November 30, 2000
------------------------------------------------
                 Max M. Fisher

               /s/ ROGER FRIDHOLM                 Director               November 30, 2000
------------------------------------------------
                 Roger Fridholm

                                                  Director               November 30, 2000
------------------------------------------------
                Todd W. Herrick

             /s/ DAVID BAKER LEWIS                Director               November 30, 2000
------------------------------------------------
               David Baker Lewis

               /s/ JOHN D. LEWIS                  Director               November 30, 2000
------------------------------------------------
                 John D. Lewis

               /s/ WAYNE B. LYON                  Director               November 30, 2000
------------------------------------------------
                 Wayne B. Lyon

           /s/ ALFRED A. PIERGALLINI              Director               November 30, 2000
------------------------------------------------
             Alfred A. Piergallini

           /s/ JOHN W. PORTER, PH.D.              Director               November 30, 2000
------------------------------------------------
             John W. Porter, Ph.D.

             /s/ HEINZ C. PRECHTER                Director               November 30, 2000
------------------------------------------------
               Heinz C. Prechter

                      NAME                               TITLE                 DATE
                      ----                               -----                 ----

               /s/ HOWARD F. SIMS                 Director               November 30, 2000
------------------------------------------------
                 Howard F. Sims

                                                  Director               November 30, 2000
------------------------------------------------
               Robert S. Taubman

             /s/ WILLIAM P. VITITOE               Director               November 30, 2000
------------------------------------------------
               William P. Vititoe

              /s/ MARTIN D. WALKER                Director               November 30, 2000
------------------------------------------------
                Martin D. Walker

           /s/ PATRICIA M. WALLINGTON             Director               November 30, 2000
------------------------------------------------
             Patricia M. Wallington

               /s/ GAIL L. WARDEN                 Director               November 30, 2000
------------------------------------------------
                 Gail L. Warden

               /s/ KENNETH L. WAY                 Director               November 30, 2000
------------------------------------------------
                 Kenneth L. Way

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2             -- Agreement and Plan of Merger, dated as of October 31,
                            2000, by and among Imperial Bancorp, Comerica
                            Incorporated and Comerica Holdings Incorporated (included
                            in Part I as Appendix A to the proxy statement-prospectus
                            included in this Registration Statement)
           3.1           -- Restated Certificate of Incorporation of the Registrant,
                            as amended (incorporated by reference to Exhibit 3.1 to
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996)
           3.2           -- Certificate of Amendment to Restated Certificate of
                            Incorporation of the Registrant
           3.3           -- Amended and Restated Bylaws of the Registrant
                            (incorporated herein by reference to Exhibit to 3.2 to
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1999)
           4.1           -- Rights Agreement, dated as of June 18, 1996, between
                            Comerica Incorporation and Comerica Bank, as Rights Agent
                            (incorporated by reference to Exhibit 4 of Comerica's
                            Form 8-K dated June 19, 1996)
           4.2           -- Instruments defining the rights of security holders,
                            including indentures (Comerica has no instruments
                            defining the rights of holders of equity or debt
                            securities where the amount of securities authorized
                            thereunder exceeds 10% of the total assets of Comerica
                            and its subsidiaries on a consolidated basis. Comerica
                            hereby agrees to furnish a copy of any such instrument to
                            the Commission upon request)
           5             -- Opinion of Wachtell, Lipton, Rosen & Katz as to legality*
           8.1           -- Form of Opinion of Wachtell, Lipton, Rosen & Katz as to
                            U.S. federal income tax matters*
           8.2           -- Form of Opinion of Sullivan & Cromwell as to U.S. federal income tax matters*
          10.1           -- Employment Agreement, dated as of October 31, 2000, by
                            and between George Graziadio, Jr. and the Registrant
          10.2           -- Employment Agreement, dated as of October 31, 2000, by
                            and between Norman P. Creighton and the Registrant
          23.1           -- Consent of KPMG LLP
          23.2           -- Consent of Ernst & Young LLP
          23.3           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                            Exhibit 5)
          23.4           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                            Exhibit 8.1)
          23.5           -- Consent of Sullivan & Cromwell (included in Exhibit 8.2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          99.1           -- Form of Proxy for Imperial Special Meeting of
                            Stockholders
          99.2           -- Stock Option Agreement dated October 31, 2000, between
                            Imperial Bancorp and Comerica Incorporated (included in
                            Part I as Appendix B to the proxy statement-prospectus)
          99.3           -- Consent of Donaldson, Lufkin & Jenrette Securities
                            Corporation*

---------------

 *  To be filed by amendment.